Filed Pursuant to Rule 424(b)(5)
Registration No. 333-143804

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 5, 2007)

7,200,000 Shares

StealthGas Inc.

Common Stock

$18.00 per share

We are offering 7,200,000 shares of our common stock with this prospectus supplement and the accompanying prospectus. We have granted the underwriters an option to purchase up to 1,080,000 additional shares of common stock to cover over-allotments, if any.

Our common stock is traded on the Nasdaq Global Market under the symbol ‘‘GASS.’’ The last reported sale price of our common stock on the Nasdaq Global Market on July 17, 2007 was $18.45 per share.

Investing in our common stock involves risks. See ‘‘Risk Factors’’ beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$18.00	$129,600,000
Underwriting Discounts	$0.99	$7,128,000
Proceeds to StealthGas Inc. (before expenses)	$17.01	$122,472,000

The underwriters expect to deliver the shares on or about July 23, 2007.

Citi	Cantor Fitzgerald & Co.

Johnson Rice & Company L.L.C.	Morgan Keegan & Company, Inc.

DVB Capital Markets	Scotia Capital

July 17, 2007.

S-i

 Service of Process and Enforcement of Liabilities

We are a Marshall Islands company, and our executive offices are located outside of the United States in Athens, Greece. All of our directors and officers reside outside of the United States, and most of our assets and their assets are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or any of our directors and officers or to realize against them judgments obtained in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States, federal or state securities laws.

 About this Prospectus Supplement and the Accompanying Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus together with the documents incorporated herein by reference and the additional information about us described in the sections entitled ‘‘Where You Can Find More Information’’ and ‘‘Incorporation of Certain Information by Reference.’’

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, these shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of shares of our common stock.

S-ii

 Summary

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, which are described under ‘‘Incorporation of Certain Information by Reference’’ in this prospectus supplement. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to ‘‘the Company,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our Company,’’ ‘‘ours,’’ or ‘‘our’’ refer to StealthGas Inc. and its consolidated subsidiaries, except where it is clear that such terms refer to StealthGas Inc. only. Unless we have indicated otherwise, the term ‘‘LPG’’ refers to liquefied petroleum gas. Generally, when we refer only to the ‘‘prospectus,’’ we are referring to both parts combined, and when we refer to the ‘‘accompanying prospectus,’’ we are referring to the base prospectus only. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

Our Company

We are a provider of international seaborne transportation services to LPG producers and users. We carry various petroleum and petrochemical gas products in liquefied form, including propane, butane, butadiene, isopropane, propylene and vinyl chloride monomer, which are all byproducts of the production of crude oil and natural gas. These products are transported in liquefied form in order to reduce their volume and to facilitate their handling. Transportation by sea represents a major element of gas transportation logistics. LPG products have a variety of both industrial and other uses, including transportation, fertilizer production, the manufacture of plastics, space heating, cooking, water heating and process heating. We serve national and independent oil companies, energy traders and industrial companies such as Petredec Ltd., Shell Oil Co., Vitol S.A., Statoil ASA and Finaval SpA. These customers collectively accounted for 72% of our 2006 revenues.

LPG Products and Carriers

Liquefied petroleum gases are primarily used as fuel for transportation, residential and commercial heating/cooking, and as a feedstock for the production of petrochemicals. Petrochemical gases are used in the production of a vast array of chemicals and new production technologies that allow plastic to displace metal, cotton, wood and other materials in an increasing number of end-user products. We believe transportation of petrochemical gases is a fast growing market, driven primarily by industrial and consumer demand for products derived from petrochemical gases such as plastics/polymers, synthetic-based products, textiles, chemicals and rubber. We believe that with expected increases in crude oil and natural gas production as well as the expanding use of liquefied petroleum gases worldwide, seaborne trade volumes will increase significantly.

LPG products are divided into three categories:

•	Liquefied petroleum gases consisting mainly of butane, propane and ethane, which accounted for 65% of the total volume of petroleum gas products transported by sea in 2006, are carried in all types of LPG carriers. These gases are used for cooking, as fuel for cars, as fuel in refineries, as chemical feedstock for industrial and power plant fuels and at gas utilities.

•	Petrochemical gases that are traded as butadiene, propylene, ethylene and vinyl chloride monomer, or VCM, are carried in both fully-pressurized ships and semi-refrigerated ships. These petrochemical gases are primarily used in the plastics manufacturing industry and represented approximately 14% of the volume of petroleum gas products transported by sea in 2006.

•	Ammonia, which is carried in both fully-refrigerated ships and semi-refrigerated ships, is mainly used in the fertilizer industry and as a feedstock in the petrochemical industry. Ammonia represented approximately 21% of the volume of petroleum gas products transported by sea in 2006.

Ships which can transport liquefied petroleum and petrochemical gases as well as ammonia are commonly referred to as LPG carriers. However, only a limited number of LPG carriers can transport ammonia and certain petrochemical gases such as VCM, which have characteristics that require additional design features and/or equipment on the vessels.

There are three main types of LPG carriers classified based on method of liquefaction:

•	Fully-pressurized carriers, which liquefy their cargoes at ambient temperatures under high pressure of up to 17 bar (kg/cm2), are generally small vessels of under 8,000 cbm. The majority of these ships are less than 5,000 cbm.

•	Semi-refrigerated carriers, which liquefy their cargoes under a combination of pressure and refrigeration to temperatures down to minus 48° Celsius and pressure up to 9 bar (kg/cm2). Certain semi-refrigerated carriers with gas plants are able to cool cargoes further to minus 104° Celsius and are referred to as ethylene carriers. The majority of these ships are less than 20,000 cbm.

•	Fully-refrigerated carriers can liquefy their cargoes at or under their boiling temperatures down to approximately minus 48° Celsius at atmospheric pressure with onboard compressors. These ships are typically 22,000 cbm and larger.

Our Fleet

We own a fleet of LPG carriers that carry various petroleum gas products in liquefied form, including propane, butane, butadiene, isopropane, propylene and VCM. We believe that we have established a reputation as a safe, cost efficient operator of well-maintained LPG carriers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals. Our fleet is managed by Stealth Maritime, S.A., or Stealth Maritime, a privately owned company controlled by the Vafias Group. We have a management agreement with Stealth Maritime which expires in December 2009, but extends for an additional one year term on an annual basis unless notice is given, under which Stealth Maritime is responsible for the administration of our affairs and the commercial and technical management of our fleet.

As of June 30, 2007, our fleet consisted of 33 vessels with an average age of 11.1 years. We deploy our fleet on period charters, including time and bareboat charters which can last up to several years, and spot market charters (through voyage charters and short-term time charters), which generally last from one to six months, subject to market conditions. As of June 30, 2007, 11 of our vessels operated on bareboat charters, one of our vessels operated on a spot charter and the remaining 21 of our vessels operated on time charters. For a further discussion of our fleet and its deployment, see ‘‘Business—Overview.’’

In addition, as of June 30, 2007, we had five vessels scheduled for delivery in 2007. On February 28, 2007, we entered into an agreement to acquire the Gas Sophie, which is scheduled to be delivered to us in October 2007, as is the Gas Haralambos, a vessel that we agreed to purchase in 2006. On March 30, 2007, we entered into an agreement to acquire the Gas Sikousis and the Gas Kalogeros, which are scheduled to be delivered to us in late July 2007. On May 8, 2007, we entered into an agreement to acquire the Gas Evoluzione, which is also scheduled to be delivered to us in late July 2007. These five vessels are referred to herein as our ‘‘Identified Vessels.’’ Upon delivery to us, four of our Identified Vessels will operate under time charters and the remaining Identified Vessel is currently expected to operate on spot charter.

Following the acquisition of the five Identified Vessels, which will be funded with a portion of the net proceeds of this offering, we expect to have committed borrowing capacity of $40.1 million and eight unencumbered vessels against which we could borrow additional funds. We expect to use this available borrowing capacity to acquire six additional vessels by the end of the first quarter of 2008, as well as additional vessels during the remainder of 2008.

Our Competitive Strengths

We believe that we possess a number of distinguishing factors that position us well in the LPG carrier market:

•	Leading Position in the 3,000-7,999 cbm LPG Carrier Market. We believe our current fleet of 33 LPG carriers, of which 32 are handysize vessels, gives us a leading position among the operators of 3,000-7,999 cbm LPG carriers, which we will further enhance with the addition of the five Identified Vessels. Based on data compiled by Fearnleys A/S, our combined fleet of current vessels (excluding the Gas Tiny) and Identified Vessels, represented approximately 10% of the industry’s 3,000-7,999 cbm LPG carriers, which generally operate under shorter trade routes than larger LPG carriers, as of June 30, 2007. Moreover, the 37 handysize vessels (which excludes the Gas Tiny) in our combined fleet represented approximately 14% of 3,000-7,999 LPG carriers of less than 20 years of age, which in our experience is the age profile preferred by major oil companies chartering LPG carriers, as of June 30, 2007.

•	Strong Record of Rapid Growth. In the 21 months since our initial public offering, we have grown our fleet from nine LPG carriers to 33 LPG carriers, establishing a strong record of vessel acquisition and rapid expansion in a relatively short period of time. In addition, we currently have contracted to acquire the five Identified Vessels, which will bring our fleet to a total of 38 LPG carriers, representing a further growth of approximately 15% in the size of our fleet.

•	Efficient and Dependable Vessel Operations. We believe that we have developed a reputation as an efficient and dependable vessel manager that maintains high standards of operation, vessel technical condition, safety and environmental protection. For example, our fleet utilization, which is the percentage of time that our vessels are available for revenue generating voyage days, was 98.9% for the year ended December 31, 2006. We believe that by relying on the experience of our fleet manager, Stealth Maritime, we have been able to and will continue to contain our operating costs by making available to us the operating efficiencies and economies of scale enjoyed by Stealth Maritime and by using Stealth Maritime’s shipping experience in supervising the operations of the technical managers it employs for our fleet.

•	Stable Cash Flows. We are focused on securing medium-term period charters for our fleet, including time and bareboat charters which can last up to several years. As a result, as of June 30, 2007, 95% of our voyage days were under fixed-rate contracts for the remainder of 2007 and 55% of our voyage days were under fixed-rate contracts for 2008. We intend to charter those vessels that come up for renewal in 2008 under new medium term charters. We believe that placing the majority of our fleet on fixed-rate charters to companies such as Royal Dutch/Shell Group, Dow Chemical Company, Statoil ASA, Vitol S.A., Glencore International AG, Finaval SpA and Petredec Ltd. will provide stable cash flows, as well as a source of funding for future fleet expansion. As the charter rate environment changes, we may adapt our chartering strategy to include more spot market charters and contracts of affreightment.

•	Strong Customer Relationships. We believe our ability to attract high-quality charterers after only three years of operation is a result of our focus on fulfilling our customers’ expectations for efficiency and reliability. Key to maintaining our relationships with these companies are high standards of safety and consistency of service. Our vessels, office and operations routinely pass the industry’s strictest vetting standards, which enables us to charter our fleet with major oil companies, oil traders and petrochemical traders, a significant competitive advantage.

Our Business Strategy

We will seek to continue to expand our fleet and provide reliable seaborne transportation at a competitive cost, in order to achieve our business objectives and to increase stockholder value by:

•	Consolidating Industry Leadership. The LPG sector is smaller than other shipping sectors and is highly fragmented. As of June 30 2007, the worldwide fleet of handysize LPG carriers (3,000 cbm to 7,999 cbm), the segment of the LPG sector on which we focus, consisted of approximately 342 ships. We believe that the relatively small size of the handysize LPG carrier segment presents us with the opportunity to further consolidate our leadership position in that segment and strengthen our customer relationships and chartering opportunities. As of June 30, 2007, our fleet consisted of 33 LPG carriers, of which 32 were handysize vessels, and with the addition of the five Identified Vessels we intend to have grown our fleet to 38 vessels by the end of October 2007. We also intend to acquire six vessels, in addition to the Identified Vessels, by the end of the first quarter of 2008. Approximately 21.6% of the handysize LPG carriers in the worldwide fleet are 20 years or older, which we believe are less favored by high quality charterers, while our current fleet had an average age of 11.1 years as of June 30, 2007 and, accordingly, we believe we are well positioned to charter our vessels to quality charterers. As a result, we believe we own one of the largest fleets of handysize LPG carriers, and will continue to have a significant presence in the LPG charter market as currently composed.

•	Capitalizing on Increasing Seaborne LPG Trade. We intend to continue to position ourselves to capitalize on the increased demand for LPG products in developing regions, such as in China, Southeast Asia, and South America, as well as in developed areas such as Japan, North America, Northern Europe and the Mediterranean. In addition, we believe the growth of the chemical industries in China and India are leading to increased demand for LPG products. As a byproduct of natural gas, the supply of LPG has increased with the continuing growth in the production of natural gas and the increasing demand for its use as a clean and efficient energy source. The growing production of natural gas will drive an increasing supply of LPG. Unlike liquefied natural gas, LPG products are easily deliverable and their distribution does not depend upon a developed infrastructure for delivery. We believe the availability of LPG will increase demand for the seaborne trade of LPG and should continue to provide us with opportunities for the future growth of our business. We intend to capitalize on the increase in seaborne trade as a result of the increased demand for and supply of LPG.

•	Operating a High Quality Fleet. We intend to continue to maintain a high quality fleet with an average fleet age of between 10 to 15 years. We believe that owning a high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable charters. We limit our acquisition of vessels to those that meet rigorous industry standards and that are capable of meeting the stringent certification requirements of major oil companies. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

•	Executing our Chartering Strategy. In the current favorable charter market, we are mainly focusing on short to medium term charters, including time and bareboat charters, which can last up to several years. As the charter market changes, we may adapt our chartering strategy to include spot market charters and contracts of affreightment. We seek to charter our vessels to high quality charterers such as national and independent oil companies, energy traders and industrial companies, including Dow Chemical Company, Petredec Ltd., Shell Oil Co., Vitol S.A., Statoil ASA and Finaval SpA, and have frequently rechartered our vessels to the same customer upon expiration of an existing charter.

•	Maintaining Scalable Operations. We and Stealth Maritime, our fleet manager, have an experienced management team that is capable of administering our growing fleet. Currently, Stealth Maritime provides technical management services for eight vessels in our fleet, while 11 vessels are on bareboat charter and are therefore managed technically by the charterer under Stealth Maritime’s supervision, and the remaining 14 vessels are managed by either Swan Shipping (seven vessels), Tesma (six vessels) or V.Ships (one vessel). We intend to increase the number of vessels that Stealth Maritime manages as we believe this is both more cost efficient and effective for us. We will continue, however, to employ independent vessel managers, which will give us the flexibility to acquire more vessels rapidly as opportunities arise.

Our Fleet Manager

Under our management agreement with Stealth Maritime, which was amended effective January 1, 2007, we pay Stealth Maritime a fixed management fee of $440 per vessel operating under a voyage or time charter per day on a monthly basis in advance, pro rated for the calendar days we own the vessels. We pay a fixed fee of $125 per vessel per day for each of our vessels operating under a bareboat charter.

Stealth Maritime currently provides technical management services for eight vessels in our fleet, the Gas Amazon, the Gas Oracle, the Gas Courcheval, the Gas Fortune, the Gas Crystal, the Gas Cathar, the Gas Flawless and the Gas Renovatio. Of the remaining 25 vessels in our current fleet, 11 are under bareboat charters and are therefore managed technically by their respective charterer under Stealth Maritime’s supervision, while the remaining 14 are managed by either Swan Shipping (seven vessels), a ship management company based in the Philippines; Tesma (six vessels), a ship management company based in Singapore; or V.Ships (one vessel), a ship management company based in Cyprus. These three technical managers, which Stealth Maritime supervises, are responsible for the day-to-day activities of those vessels, including the operation, crewing, maintenance and repair of those vessels; these technical managers also must ensure that our vessels’ operations comply with environmental and other regulatory requirements.

Our Corporate History

We were incorporated in December 2004 in the Republic of the Marshall Islands. In October 2005, we completed an initial public offering of our shares of common stock in the United States and our shares of common stock began trading on the Nasdaq National Market and now trade on the Nasdaq Global Market. Prior to the initial public offering, we owned nine LPG carriers. As of June 30, 2007, we had grown our fleet to 33 LPG carriers. We also have signed agreements to acquire five additional vessels. The Gas Evoluzione, Gas Kalogeros and the Gas Sikousis are scheduled for delivery in late July 2007 and the Gas Sophie and Gas Haralambos are scheduled for delivery in October 2007. Upon delivery of the five Identified Vessels, our fleet will grow to 38 LPG carriers by the end of October 2007, absent any additional acquisitions or any dispositions.

Our company operates through a number of subsidiaries which either directly or indirectly own the vessels in our fleet. A list of our subsidiaries as of May 15, 2007, all of which are wholly owned by us, is set forth in Exhibit 8 to our Annual Report on Form 20-F for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission, or the SEC, on June 5, 2007, and incorporated herein by reference.

Currently, our largest stockholder, Flawless Management Inc., a company owned by our Chief Executive Officer, Harry Vafias, who is a member of the Vafias family, owns approximately 41.7% of our outstanding common stock. After this offering, Flawless Management Inc. will own approximately 27.8% of our outstanding common stock. The Vafias Group has been active in shipping for over 30 years. During 2006, the Vafias Group owned or partially owned a fleet of 40 vessels, ranking it among the ten largest ship owning groups in Greece. The Vafias Group formed Stealth Maritime in 1999 which, as our fleet manager, is responsible for all aspects of our administration and operations.

Our principal executive offices are located at 331 Kifissias Avenue, Erithrea 14561 Athens, Greece. Our telephone number from the United States is 011 30 210 625 0001.

The Offering

Common stock offered by us(1)	7,200,000 shares.

Underwriters’ over-allotment option	1,080,000 shares.

Common stock to be outstanding after the offering(1) (2)	21,600,000 shares.

Use of proceeds	We estimate that we will receive net proceeds of $121.8 million from this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us related to this offering, and assuming the underwriters’ over-allotment option is not exercised. We intend to use a portion of the net proceeds of this offering to make remaining payments in the amount of $71.0 million for the acquisition of our Identified Vessels. We intend to use the remaining net proceeds to repay $18.0 million of indebtedness incurred in connection with our acquisition of certain vessels, and for general corporate purposes. See ‘‘Use of Proceeds.’’

NASDAQ Global Market listing	Our common stock is listed on the Nasdaq Global Market under the symbol ‘‘GASS.’’

Dividend policy	We have declared and paid a dividend per share of $0.1875 for each of our last six fiscal quarters. While we cannot assure you that we will do so, and subject to the limitations discussed in ‘‘Dividend Policy’’, we currently intend to declare and pay regular cash dividends on a quarterly basis from our net profits, in amounts the Board of Directors may from time to time determine are appropriate. There can be no assurance that we will pay regular quarterly dividends in the future.

Risk factors	Your investment in our common stock will involve risks. You should carefully consider the information referred to in the section entitled ‘‘Risk Factors’’ and the other information contained or incorporated by reference in this prospectus, including information under the heading ‘‘Special Note Regarding Forward-Looking Statements,’’ before deciding whether to purchase our common stock.

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus assumes that the underwriters do not exercise their over-allotment option.

(1)	Assuming the underwriters’ over-allotment option is not exercised.
(2)	Does not include 1,440,000 shares of common stock currently available for issuance under our equity compensation plan, which will increase to 2,160,000 shares available for issuance upon consummation of this offering.

Summary Financial Information and Data

The following summary financial information was derived from our audited financial statements for the period ended December 31, 2004 and the years ended December 31, 2005 and December 31, 2006, and our unaudited financial statements for the three months ended March 31, 2006 and 2007 previously filed with the SEC and incorporated herein by reference. The information is only a summary and should be read in conjunction with our historical financial statements and related notes previously filed with the SEC and incorporated herein by reference and the section of this prospectus supplement entitled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’ All share and per share information reflect a 60,000-for-one stock split, effective August 26, 2005. The historical data included below and elsewhere in this prospectus is not necessarily indicative of our future performance.

	Period from October 12, 2004 through December 31, 2004	Year Ended December 31,		Three Months Ended March 31,
		2005	2006	2006	2007
INCOME STATEMENT DATA
Revenues:
Voyage revenues	$2,048,006	$36,644,591	$73,259,369	$16,937,918	$20,744,106
Operating expenses:
Voyage expenses	341,203	2,688,155	6,213,804	1,047,825	1,275,448
Vessels operating expenses	759,010	9,095,576	19,474,344	4,337,206	5,292,794
Dry-docking costs	—	470,384	2,243,395	—	—
Management fees	111,540	1,473,080	3,068,609	647,799	907,960
General and administrative expenses	35,100	779,539	3,457,688	597,181	817,675
Depreciation	264,458	5,611,942	13,058,316	2,807,660	3,661,831
Total expenses	1,511,311	20,118,676	47,516,156	9,437,671	11,955,708
Income from operations	536,695	16,525,915	25,743,213	7,500,247	8,788,398
Interest and finance costs	—	(2,685,207)	(7,705,602)	(1,357,294)	(2,392,209)
Change in fair value of derivatives	—	(67,000)	(192,664)	642,960	(25,945)
Interest income	47	780,434	735,090	186,060	262,044
Foreign exchange loss	(5,534)	(18,091)	(87,528)	(13,280)	(9,835)
Other expenses, net	(5,487)	(1,989,864)	(7,250,704)	(541,554)	(2,165,945)
Net income	$531,208	$14,536,051	$18,492,509	$6,958,693	$6,622,453
Earnings per share, basic and diluted	$0.09	$1.84	$1.31	$0.50	$0.46
Weighted average number of shares outstanding	6,000,000	7,906,849	14,161,096	14,000,000	14,400,000
Dividends declared per share, basic and diluted*	$—	$1.67	$0.75	$0.1875	$0.1875

	As of December 31,			As of March 31,
	2004	2005	2006	2006	2007
BALANCE SHEET DATA
Current assets, including cash	$1,316,069	$26,016,248	$17,891,738	$13,918,635	$14,410,084
Total assets	40,617,369	256,978,768	319,605,321	274,376,001	335,967,549
Current liabilities	3,234,013	20,725,441	28,628,998	23,616,101	26,740,989
Derivative liability	—	67,000	35,902	—	202,868
Total long-term debt, including current portion	—	97,706,000	140,948,240	110,349,250	154,457,740
Total stockholders’ equity	37,383,356	151,107,327	163,802,228	155,053,650	167,583,661
Common shares outstanding	6,000,000	14,000,000	14,400,000	14,000,000	14,400,000

	Period from October 12, 2004 through December 31, 2004	Year Ended December 31,		Three Months Ended March 31,
		2005	2006	2006	2007
OTHER FINANCIAL DATA
Net cash provided by operating activities	$598,710	$24,414,729	$33,224,984	$9,291,743	$8,809,744
Net cash used in investing activities	(37,415,758)	(197,780,709)	(84,282,368)	(30,693,987)	(23,650,440)
Net cash provided by financing activities	36,817,048	196,576,223	38,994,012	9,502,750	11,141,607
EBITDA(1)	488,476	$20,145,144	36,685,665	10,159,883	12,315,354
FLEET DATA
Average number of vessels(2)	2.3	11.9	25.9	22.4	28.7
Total voyage days for fleet(3)	208	4,288	9,346	2,015	2,579
Total period charter days for fleet(4)	96	4,105	8,209	1,897	2,465
Total spot market days for fleet(5)	112	183	1,137	118	114
Total calendar days for fleet(6)	208	4,334	9,451	2,019	2,579
Fleet utilization(7)	100%	98.9%	98.9%	99.9%	100.0%
AVERAGE DAILY RESULTS
Time charter equivalent(8)	$5,377	$7,919	$7,174	$7,870	$7,549
Vessel operating expenses(9)	2,712	2,099	2,061	2,148	2,052
General and administrative expenses	169	180	366	296	317
Management fees	390	340	325	321	352
Total operating expenses(10)	3,271	2,279	2,426	2,444	2,369

*	As a privately held company, we paid no dividends in 2004 and an aggregate dividend of $10.0 million in July 2005. We paid no dividends in 2005 after becoming a public company in October 2005. We paid our first quarterly dividend since becoming a public company in October 2005, of $0.1875 per share, in January 2006. Our payment of dividends is subject to the discretion of our Board of Directors. Our loan agreements and the provisions of Marshall Islands law also restrict our ability to pay dividends. See ‘‘Risk Factors—Risks Related to this Offering and Our Common Stock—We may not be able to pay cash dividends on our common stock as intended’’ and ‘‘Dividend Policy.’’
(1)	We define EBITDA as net earnings before interest, taxes, depreciation, amortization and amortization of fair value of acquired time charters. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by United States generally accepted accounting principles, or U.S. GAAP, and our calculation of EBITDA may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity position and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness. Our definition of EBITDA may not be the same as that used by other companies in the shipping or other industries.

	Period from October 12, 2004 through December 31, 2004	Year Ended December 31,		Three Months Ended March 31,
		2005	2006	2006	2007
Net cash provided by (used in) operating activities	$598,710	$24,414,729	$33,224,984	$9,291,743	$8,809,744
Net increase in current assets, excluding cash	1,316,069	(742,021)	1,993,989	525,266	66,478
Net (increase) in current liabilities, excluding short-term portion of long term debt	(1,391,156)	(5,063,296)	(5,364,946)	(1,561,271)	1,355,759
Non-cash general and administrative expenses	(35,100)	(243,750)	—	—	—
Interest income	(47)	(780,434)	(735,090)	(186,060)	(262,044)
Interest and finance costs	—	2,685,207	7,705,602	1,357,294	2,392,209
Amortization of finance fees	—	(41,344)	(46,080)	(9,919)	(20,847)
Net income of vessel acquired from the Vafias Group	—	(16,947)	99,870	99,870	—
Change in fair value of derivatives	—	(67,000)	(192,664)	642,960	(25,945)
EBITDA	$488,476	$20,145,144	$36,685,665	$10,159,883	$12,315,354

	Period from October 12, 2004 through December 31, 2004	Year Ended December 31,		Three Months Ended March 31,
		2005	2006	2006	2007
Net income	$531,208	$14,536,051	$18,492,509	$6,958,693	$6,622,454
Net interest expense	—	2,685,207	7,705,602	1,357,294	2,392,209
Interest income	(47)	(780,434)	(735,090)	(186,060)	(262,044)
Depreciation	264,458	5,611,942	13,058,316	2,807,660	3,661,831
Amortization of fair value of acquired time charters	(307,143)	(1,907,622)	(1,835,672)	(777,704)	(99,096)
EBITDA	$488,476	$20,145,144	$36,685,665	$10,159,883	$12,315,354
(2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.
(3)	Our total voyage days for our fleet reflect the total days the vessels were in our possession for the relevant periods, net of off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(4)	Total period charter days for fleet are the number of voyage days the vessels in our fleet operated on time and bareboat charters for the relevant period.
(5)	Total spot market charter days for fleet are the number of voyage days the vessels in our fleet operated on spot market charters for the relevant period.
(6)	Total calendar days are the total days the vessels were in our possession for the relevant period including off-hire days associated with major repairs, drydockings or special or intermediate surveys.
(7)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.
(8)	Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing voyage revenues (net of voyage expenses) by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods.
(9)	Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs is calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period.
(10)	Total operating expenses, or TOE, is a measurement of our total expenses associated with operating our vessels. TOE is the sum of vessel operating expenses and general and administrative expenses. Daily TOE is calculated by dividing TOE by fleet calendar days for the relevant time period.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference in this prospectus may contain certain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus or the documents incorporated by reference in this prospectus that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

Specific factors that might cause actual results to differ from our expectations or may affect the value of our common stock include, but are not limited to:

•	future operating or financial results;

•	global and regional political conditions;

•	statements about pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	competition in the marine transportation industry;

•	statements about shipping market trends, including charter rates, factors affecting supply and demand and world fleet composition;

•	future LPG prices and production;

•	future supply and demand for natural gas of which LPG is a byproduct;

•	our ability to obtain additional financing; and

•	expectations regarding vessel acquisitions.

The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘forecast,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘project,’’ ‘‘predict’’ and ‘‘should’’ and similar expressions as they relate to us are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect our future financial results are discussed more fully under the section titled ‘‘Risk Factors’’. We caution readers of this prospectus and the documents incorporated by reference in this prospectus not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements. Other factors besides those listed here could adversely affect our business and results of operations.

 Risk Factors

Any investment in our common stock involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for and ownership of our common stock. Any of the described risks could significantly and negatively affect our business, financial condition, operating results and price of our common stock. The following risk factors describe the material risks that are presently known to us.

Risks Related to Our Industry

The cyclical nature of the demand for LPG product transportation may lead to significant changes in our chartering and vessel utilization, which may adversely affect our revenues, profitability and financial position.

The international LPG carrier market is cyclical with attendant volatility in profitability, charter rates and vessel values. Recent fluctuations attest to the volatility in the gas carrier market. Because many factors influencing the supply of, and demand for, vessel capacity are unpredictable, the timing, direction and degree of changes in the international gas carrier market are also not predictable.

The degree of charter rate volatility among different types of gas carriers has varied widely. To the extent we have vessels in the spot market, we are exposed to changes in spot rates for gas carriers and such changes can affect our earnings and the value of our gas carriers at any given time and are also exposes to fluctuations in bunker (fuel) costs for which we are responsible in respect of vessels on spot charters. As our period charters expire that they may not be extended or renewed on favorable terms when compared to the terms of the expiring charters.

In addition, when LPG vessel prices are considered to be low, companies not usually involved in shipping may make speculative vessel orders, thereby increasing the LPG shipping supply, satisfying demand sooner and potentially suppressing charter rates. Any of the foregoing factors could have an adverse effect on our revenues, profitability and financial position.

Charter rates for handysize LPG carriers reached historically high levels during 2005, declined overall during the course of 2006, then increased during the latter part of 2006 and this increase continued into the first half of 2007. Future demand for LPG carriers and charter rates will depend on continued economic growth in the world economy and demand for LPG product transportation that exceeds the capacity of the growing worldwide LPG carrier fleet’s ability to match it.

We believe that the future demand for LPG carriers and the charter rate levels for LPG carriers will depend upon continued economic growth in the world’s economy, particularly in the economies of China, India and Southeast Asia, and upon seasonal and regional changes in demand and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase and that economic growth may not continue. Adverse economic, political, social or other developments could have a material adverse effect on world economic growth and thus on our business and results of operations.

The factors affecting the supply and demand for LPG carriers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for our vessels include:

•	supply and demand for LPG products;

•	global and regional economic conditions;

•	the distance LPG products are to be moved by sea;

•	availability of alternative transportation means; and

•	changes in seaborne and other transportation patterns.

The factors that influence the supply of vessel capacity include:

•	the number of new building deliveries;

•	the scrapping rate of older vessels;

•	LPG carrier prices;

•	changes in environmental and other regulations that may limit the useful lives of vessels; and

•	the number of vessels that are out of service.

Any material increase in the supply of LPG carrier capacity without a corresponding growth in LPG carrier demand could have a material adverse effect on the employment of our LPG fleet and on prevailing charter rates and could accordingly adversely affect our business, financial condition and operating results.

Various economic factors could materially adversely affect our business, financial position and results of operations, as well as our future prospects.

Some LPG products we carry are used in cyclical businesses such as the manufacturing of plastics and in the chemical industry and, accordingly, a slackening of demand in those industries could adversely affect the LPG carrier industry. Moreover, an adverse change in economic conditions affecting China, Japan, India or Southeast Asia could have a negative effect on the demand for LPG products, thereby adversely affecting our business, financial position and results of operations, as well as our future prospects. In particular, in recent years China and India have been among the world’s fastest growing economies in terms of gross domestic product. Such growth may not be sustained and these countries’ economies may experience a slowdown or recession in the future. Moreover, any slowdown in the economies of the United States or the European Union may adversely affect economic growth in Asia. Our business, financial position and results of operations, as well as our future prospects, could likely be materially and adversely affected by an economic downturn in any of these countries or regions.

If the demand for LPG products and LPG shipping does not continue to grow, our business, results of operations and financial condition could be adversely affected.

Our growth depends on continued growth in world and regional demand for LPG products and LPG shipping, all of which could be adversely affected by a number of factors, such as:

•	increases in the cost of petroleum and natural gas from which LPG is derived;

•	increases in the production and demand for industrial and residential area petroleum gas in areas linked by pipelines to consuming areas, or the conversion of existing non-petroleum gas pipelines to petroleum gas pipelines in those markets;

•	decreases in the consumption of LPG or natural gas due to increases in its price relative to other energy sources or other factors making consumption of LPG or natural gas less attractive;

•	availability of new, alternative energy sources;

•	a reduction in global or general industrial activity specifically in the plastics and chemical industry; and

•	adverse global or regional economic or political conditions, particularly in LPG consuming regions, which could reduce energy consumption.

Reduced demand for LPG products and LPG shipping would have a material adverse effect on our future growth and would harm our business, results of operations and financial condition.

Our operating results are subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends that we pay to our stockholders from quarter-to-quarter. The LPG carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues may be stronger in fiscal quarters ended December 31 and March 31, and conversely, our revenues may be weaker during the fiscal quarters ended June 30 and September 30. This seasonality could materially affect our operating results and cash available for distribution to our stockholders as dividends in the future.

Our revenues, operations and future growth could be adversely affected by a decrease in supply of liquefied natural gas, or natural gas.

As of the current period, there has been a strong supply for and an increase in the construction of plants and projects involving natural gas, of which LPG is a byproduct. However it should be noted that several of these projects have experienced delays for various reasons in their completion and thus the expected increase in the supply of LPG from these projects maybe delayed by up to two years on average in our estimation. If the supply of natural gas decreases, we may see a concurrent reduction in the production of LPG and resulting lesser demand and lower charter rates for our vessels. A significant reduction in the supply of LPG would ultimately have a material adverse impact on our revenues, operations and future growth.

Because the market value of our vessels are currently at high levels and may fluctuate significantly, we may incur losses when we sell our vessels, which may adversely affect our earnings and possibly lead to defaults under our loan agreements.

The market value of our vessels, which are currently at high levels, may fluctuate depending on a number of factors including:

•	general economic and market conditions affecting the shipping industry;

•	age, sophistication and condition of our vessels;

•	types and sizes of vessels;

•	availability of other modes of transportation;

•	cost and delivery of schedules for new buildings;

•	governmental and other regulations;

•	supply and demand for LPG products;

•	prevailing level of LPG charter rates; and

•	technological advances.

If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be less than the vessel’s carrying value on our financial statements, resulting in a loss and reduction in earnings. Furthermore, if vessel values fall significantly we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results. If the market value of our fleet declines, we may not be in compliance with certain provisions of our existing loan agreements and we may not be able to refinance our debt or obtain additional financing. If we are unable to pledge additional collateral, our lenders could accelerate our debt and foreclose on our fleet. The loss of our vessels would mean we could not run our business.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our financial conditions and results of operations.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because those laws and regulations are often revised, we cannot predict the ultimate cost of complying with them or the impact they may have on the resale prices or useful lives of our vessels. Additional rules and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which could materially adversely affect our operations. We are also required by various governmental and quasi-governmental agencies to obtain permits, licenses and certificates with respect to our operations. These permits, licenses and certificates may be issued or renewed with terms that could materially and adversely affect our operations.

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA 90 applies to any discharges of oil from a vessel, including discharges of fuel and lubricants from an LPG carrier. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Although our gas carriers will not be carrying oil in bulk as cargo, we may still be subject to oil spill liability under the provisions of OPA 90 (for discharges of fuel oil or bunkers). Under OPA, vessel owners, operators and bareboat charterers are ‘‘responsible parties’’ and are jointly, severally and strictly liable (unless the discharge of pollutants results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. In addition, gas carriers are considered ‘‘tank vessels’’ for purposes of OPA financial responsibility requirements.

The International Maritime Organization (the ‘‘IMO’’), which is an agency of the United Nations, has adopted final regulations that are designed to reduce pollution in international waters, both from accidents and from routine operations. These regulations address oil discharges, ballasting and unloading operations, sewage, garbage, and air emissions. In complying with OPA 90 and the IMO regulations and other regulations that may be adopted, including regulations governing the safety, construction, equipment, operation and liability of gas carriers, ship owners and operators may be required to incur additional costs in meeting new maintenance and inspection requirements, in developing contingency plans for potential spills, and in obtaining insurance coverage.

The operation of our vessels is affected by the requirements set forth in the International Management Code for the Safe Operation of Ships and Pollution Prevention (‘‘ISM Code’’). The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive ‘‘Safety Management System’’ that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject the owner or charterer to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of the vessels in our fleet is ISM Code-certified. Because these certifications are critical to our business, we place a high priority on maintaining them. For this reason, we believe it is highly unlikely that such certifications could be discontinued. However, there is the possibility that such certifications will not be maintained.

We currently maintain, for each of our vessels, pollution liability coverage insurance in the amount of $1.0 billion per incident. In addition, we carry hull and machinery and protection and indemnity insurance to cover the risks of fire and explosion. Given the relatively small amount of bunkers our vessels carry, we believe that a spill of oil from the vessels should not be catastrophic. However, under certain circumstances, fire and explosion could result in a catastrophic loss. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there is the possibility that any specific claim may not be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates. If the damages from a catastrophic spill exceeded our insurance coverage, it would have a severe effect on us and could possibly result in our insolvency.

We believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. Substantial violations of applicable requirements or a catastrophic release from one of our vessels could have a material adverse impact on our financial condition and results of operations.

Our vessels are subject to periodic inspections by a classification society.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. Our fleet is currently classed with Lloyds Register of Shipping, Nippon Kaiji Kyokai, or NKK, the American Bureau of Shipping, RINA SpA, Bureau Veritas and C.C.S. the Chinese Classification Society.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry docked every two to three years for inspection of the underwater parts of such vessel.

If a vessel does not maintain its class and/or fails any annual survey, intermediate survey or special survey, the vessel will be unable to trade between ports and will be unemployable and we could be in violation of covenants in our loan agreements and insurance contracts or other financing arrangements. This would adversely impact our operations and revenues.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and others may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted.

In addition, in some jurisdictions, such as South Africa, under the ‘‘sister ship’’ theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any ‘‘associated’’ vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert ‘‘sister ship’’ liability against one vessel in our fleet for claims relating to another of our ships or, possibly, another vessel managed by the Vafias Group.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of revenues.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels would adversely impact our operations and revenues, thereby resulting in loss of revenues.

Risks involved with operating ocean-going vessels could affect our business and reputation, which would adversely affect our revenues and stock price.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	marine accident or disaster;

•	piracy and terrorism;

•	explosions;

•	environmental accidents;

•	pollution;

•	loss of life;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in a serious accident could harm our reputation as a safe and reliable vessel operator and lead to a loss of business.

Our vessels may suffer damage and we may face unexpected dry docking and repair costs, which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a shipyard facility. The costs of dry docking and repairs are unpredictable and can be substantial. We may have to pay dry docking and repair costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would have an adverse effect on our cash flow and financial condition. We do not intend to carry business interruption insurance.

Our operations outside the United States expose us to global risks, such as terrorism, that may interfere with the operation of our vessels.

We are an international company and primarily conduct our operations outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect us. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. For example, in October 2002, the vessel Limburg was attacked by terrorists in Yemen. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, including the conflict in Iraq, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations and performance. Furthermore, future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

Terrorist attacks, or the perception that LPG or natural gas facilities and LPG or natural gas carriers are potential terrorist targets, could materially and adversely affect the continued supply of LPG and natural gas to the United States and to other countries. Concern that LPG and natural gas facilities may be targeted for attack by terrorists has contributed to a significant community and environmental resistance to the construction of a number of natural gas facilities, primarily in North America. If a terrorist incident involving a gas facility or gas carrier did occur, the incident may adversely affect necessary LPG facilities or natural gas facilities currently in operation.

Risks Related to Our Company

If we do not use the proceeds of this offering to acquire vessels and expand our fleet, we may use the proceeds of the offering for general corporate purposes which may result in lower earnings.

We intend to use the proceeds of this offering to acquire the five Identified Vessels and to repay indebtedness incurred to acquire certain vessels as well as for general corporate purposes. Our management will have the discretion to identify and acquire vessels. If our management is unable to identify and acquire vessels on terms acceptable to us, we may use the proceeds of this offering for general corporate purposes. It may take a substantial period of time before we can locate and purchase suitable vessels. During this period, the proceeds of this offering may be invested on a short-term basis and therefore may not yield returns at rates comparable to what a vessel might have earned.

Dependence on our relationship with the Vafias Group and Stealth Maritime.

We currently do not have any salaried employees, although we intend to continue to reimburse our fleet manager, Stealth Maritime, for the salaries of our Chief Executive Officer and Chief Financial Officer. Currently Stealth Maritime serves as the technical manager for eight of the vessels in our fleet while subcontracting the technical management of the remaining vessels in our fleet to third party managers. We are accordingly dependent upon our fleet manager, Stealth Maritime, for the administration, chartering and operations supervision of our fleet. Stealth Maritime is a privately-owned company controlled by the Vafias Group and about which there is little public information. We depend on our relationship with the Vafias Group for:

•	our recognition and acceptance in the LPG carrier sector, including our ability to attract charterers;

•	relations with charterers and charter brokers;

•	operational expertise; and

•	management experience.

The loss of Stealth Maritime’s services or its failure to perform its obligations to us properly for financial or other reasons could materially and adversely affect our business and the results of our operations. Although we may have rights against Stealth Maritime if it defaults on its obligations to us, you will have no recourse against Stealth Maritime. In addition, we might not be able to find a replacement manager on terms as favorable as those currently in place with Stealth Maritime. Further, we expect that we will need to seek approval from our lenders to change our manager.

We depend on third party managers to manage part of our fleet.

Stealth Maritime subcontracts the technical management of our fleet for those vessels either on time charter or spot employment that are not managed by Stealth Maritime, currently 14 in number, including crewing, operation, maintenance and repair, to third party managers. The loss of their services or their failure to perform their obligations could materially and adversely affect the results of our operations. Although we may have rights against these managers if they default on their obligations, you will have no recourse against these parties. In addition, we might not be able to find replacement technical managers on terms as favorable as those currently in place. Further, we expect that we will need to seek approval from our lenders to change these third party managers.

We may enter into certain significant transactions with companies affiliated with the Vafias Group which may result in conflicts of interests.

In addition to our management contract with Stealth Maritime, a company controlled by the Vafias Group and the Vafias family, of which our Chief Executive Officer is a member, we may enter into other transactions with companies affiliated with the Vafias Group. Such transactions could create conflicts of interest that could adversely affect our business or your interests as stockholders of our common stock, as well as our financial position and results of operations, as well as our future prospects.

Our directors and officers may in the future hold direct or indirect interests in companies that compete with us.

Our directors and officers each have a history of involvement in the shipping industry and may in the future, directly or indirectly, hold investments in companies that compete with us. In that case, they may face conflicts between their own interests and their obligations to us.

Stealth Maritime and companies affiliated with Stealth Maritime, including Brave Maritime, may acquire vessels that compete with our fleet.

It is possible that Stealth Maritime or companies affiliated with Stealth Maritime could, in the future, agree to manage vessels that compete directly with ours. Brave Maritime Corporation S.A. (‘‘Brave Maritime’’), a private company controlled by the Vafias Group, currently has newbuilding contracts for two handysize LPG carriers scheduled for delivery in 2008, two handysize LPG carriers scheduled for delivery in 2009, one very large gas carrier, or VLGC, scheduled for delivery in 2009 and one VLGC scheduled for delivery in 2010. As long as Stealth Maritime is our fleet manager, Stealth Maritime has granted us a right of first refusal to acquire any LPG carrier, which Stealth Maritime, its principals or any of their controlled affiliates may acquire in the future. In addition, Stealth Maritime has agreed that it will not charter-in any LPG carrier without first offering the opportunity to charter-in such vessel to us. Were we, however, to decline any such opportunity offered to us or if we do not have the resources or desire to accept any such opportunity, Stealth Maritime could retain and manage the vessel. In addition, these restrictions, including the right of first refusal, do not apply to Brave Maritime. Furthermore, this right of first refusal does not prohibit Stealth Maritime from managing vessels owned by unaffiliated third parties in competition with us. In such cases, they could compete with our fleet and may face conflicts between their own interests and their obligations to us. In addition, in the future, we may also consider diversifying into wet, dry or other gas shipping sectors. Any such vessels would be in competition with Stealth Maritime and companies affiliated with Stealth Maritime. Stealth Maritime might be faced with conflicts of interest with respect to their own interests and their obligations to us that could adversely affect our business and your interests as stockholders.

Our corporate governance practices are in compliance with the NASDAQ corporate governance standards, however, as a foreign private issuer, we are entitled to claim an exemption from certain NASDAQ corporate governance standards, and if we elected to rely on this exemption, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Our corporate governance practices are in compliance with the NASDAQ corporate governance standards. As a foreign private issuer, however, we are entitled to claim an exemption from many of NASDAQ’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with NASDAQ corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. Currently, our corporate governance practices comply with the NASDAQ corporate governance standards and we do not intend to rely on this exemption, however, if we elected to rely on this exemption, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

As our current charters expire, new charters at attractive rates may not be available which would have an adverse impact on our revenues and financial condition.

In the remainder of 2007 and in 2008, we expect to derive the vast majority of our revenues from period charters, including time and bareboat charters, and as of June 30, 2007 95% of our voyage days were under fixed-rate contracts for the remainder of 2007 and 55% of our voyage days were under fixed-rate contracts for 2008. When the current charters for our fleet expire, it may not be possible to re-charter these vessels, including for the 45% of our voyage days in 2008 for which we do not currently have charters, at similar rates and as a result, we may have to accept lesser rates or experience off-hire time for our vessels, which may adversely impact our revenues and financial condition.

We are dependent on the ability of our charterers to honor their commitments to us for all our revenues.

We derive all our revenues from the payment of hire by charterers. If our charterers encounter financial difficulties and cannot pay us, or otherwise refuse to pay us, our recourse against them may be limited or may not be able to be undertaken in a timely fashion. Non-payment by charterers would have a material adverse effect on our revenues.

As our fleet continues to grow in size, we will need to improve our operations and financial systems, staff and crew; if we cannot improve these systems or recruit suitable employees, our business and results of operations may be adversely affected.

We have continued to rapidly expand our fleet in the past twelve months, and as a consequence of this Stealth Maritime has invested considerable sums in upgrading its operating and financial systems, as well as hiring several well qualified personnel to manage the vessels now managed by Stealth Maritime. Further discussion in regard to the adequacy of these measures taken and the financial and operating systems provided by Stealth Maritime are in ‘‘Item 15. Controls and Procedures’’ of our Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on June 5, 2007. In addition, as we expand our fleet, we will have to rely on our technical managers to recruit suitable additional seafarers and shore side administrative and management personnel. Stealth Maritime and those technical managers may not be able to continue to hire suitable employees as we expand our fleet. Our LPG carriers require a technically skilled staff with specialized training. If the technical managers’ crewing agents are unable to employ such technically skilled staff, they may not be able to adequately staff our vessels. If Stealth Maritime is unable to operate our financial and operations systems effectively or our technical managers are unable to recruit suitable employees as we expand our fleet, our results of operation may be adversely affected.

We depend upon a few significant customers for a large part of our revenues. The loss of one or more of these customers could adversely affect our financial performance.

In our limited operating history we have derived a significant part of our revenue from a small number of charterers. For the year ended December 31, 2006, approximately 72% of our revenues were derived from our five largest charter customers. We anticipate continuing to serve these customers as well as additional customers which will represent significant amounts of our revenue after our acquisition of additional vessels which we have yet to identify. If we encounter any difficulties in our relationships with these charterers, our results of operations, cash flows and financial condition could be adversely affected.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

The acquisition of additional vessels imposes significant additional responsibilities on our management and staff, and may necessitate that we, and they, increase the number of personnel.

We intend to continue to grow our fleet. We may not be able to identify suitable vessels, acquire vessels on advantageous terms or obtain financing for such acquisitions. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying and completing acquisitions or joint ventures;

•	integrating any acquired business successfully with our existing operations;

•	expanding our customer base;

•	managing our expansion; and

•	obtaining required financing.

Growing our business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and our commercial and technical managers and integrating newly acquired vessels into existing infrastructures. We may not be successful in executing our growth plans or that we will not incur significant expenses and losses in connection therewith.

We may be unable to attract and retain key management personnel and other employees in the LPG carrier industry, which may negatively affect the effectiveness of our management and our results of operation.

Our success depends to a significant extent upon the abilities and efforts of our management team, including our Chief Executive Officer, Harry Vafias, and our Chief Financial Officer, Andrew Simmons. In addition, Harry Vafias is a member of the Vafias family, which controls the Vafias Group, which in turn controls Stealth Maritime, our fleet manager. Our success will depend upon our and Stealth Maritime’s ability to hire and retain qualified managers to oversee our operations. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not have employment agreements directly with our Chief Executive Officer or Chief Financial Officer, who are technically employees of Stealth Maritime, our fleet manager, although under our management agreement with Stealth Maritime, our relationship with each of our Chief Executive Officer and Chief Financial Officer is governed by terms substantially similar to those typically included in employment agreements. We do not intend to maintain ‘‘key man’’ life insurance on any of our officers.

A significant increase in our debt levels may adversely affect us and our cash flows.

We have recently incurred additional debt to acquire more vessels and the need to service the indebtedness may impact our profitability and cash available for growth of our fleet, working capital and dividends. Additionally, an increase in the present interest rate levels may increase the cost of servicing our indebtedness with similar results.

To finance our future fleet expansion program beyond our current fleet, we expect to incur additional secured debt. We will have to dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments will limit funds otherwise available for working capital, capital expenditures, dividends and other purposes. The need to service our debt may limit our funds available for other purposes, including distributing cash to our stockholders, and our inability to service our debt could lead to acceleration of our debt and foreclosure on our fleet.

Moreover, carrying secured indebtedness exposes us to increased risks if the demand for LPG product transportation drops significantly and charter rates and vessel values are adversely affected.

Our loan agreements or other financing arrangements contain restrictive covenants that may limit our liquidity and corporate activities.

Our loan agreements impose, and our future financing arrangements may impose, operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends; and

•	make capital expenditures.

Our loan agreement with Fortis Bank-Athens Branch requires us to maintain specified financial ratios and satisfy financial covenants. These financial ratios and covenants include requirements that we:

•	maintain minimum cash balance equivalent to six months interest in a pledged account with the lender at all times;

•	ensure that our leverage, which is defined as total debt net of cash/total market adjusted assets, does not at any time exceed 80%;

•	maintain a ratio of the aggregate market value of the vessels securing the loan to the principal amount of the loan of at least 1.3 to 1; and

•	ensure that our ratio of EBITDA to interest expense over the preceding six months is at all times more than 2.5 times.

Our loan agreement with Fortis Bank-Athens Branch also requires that members of the Vafias family at all times own at least 15% of our outstanding capital stock and includes restrictions on the payment of dividends.

Each of our loan agreements with DnB NOR Bank ASA requires us to maintain a ratio of the aggregate market value of the vessels securing the loan to the principal amount of the loan of at least 1.25 to 1. Under the DnB NOR Bank loan agreements, we are also required to ensure that our leverage, which is defined as total debt net of cash to our total market value adjusted assets does not at any time exceed 80% and that the ratio of our consolidated EBITDA to our consolidated gross interest expense be equal to or greater than 2.5:1. Each of our loan agreements with DnB Nor Bank ASA also requires that members of the Vafias family at all times own at least 15% of our outstanding capital stock and includes restrictions on the payment of dividends.

As of March 31, 2007, we were in compliance with these covenants.

As a result of the restrictions in our loan agreements, or similar restrictions in our future financing arrangements with respect to future vessels which we have yet to identify, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours, and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interest.

A failure by us to meet our payment and other obligations could lead to defaults under our secured loan agreements. Our lenders could then accelerate our indebtedness and foreclose on our fleet. The loss of our vessels would mean we could not run our business.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

Because we generate all of our revenues in United States dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations.

We generate all of our revenues in United States dollars and a portion, depending on the trade routes, of our vessels’ expenses in currencies other than United States dollars. This difference could lead to fluctuations in net income due to changes in the value of the United States dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the United States dollar falls in value can increase, decreasing our net income. We have not hedged these risks. Our operating results could suffer as a result.

In the highly competitive international LPG carrier market, we may not be able to compete for charters with new entrants or established companies with greater resources.

We deploy our vessels in a highly competitive market that is capital intensive. Competition arises primarily from other vessel owners, some of which have greater resources than we do. Competition for the transportation of LPG can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Competitors with greater resources could enter and operate larger fleets through consolidations or acquisitions that may be able to offer more competitive prices and fleets.

We principally operate in one segment of the shipping industry, the seaborne transport of LPG, and our lack of a diversified business could adversely affect us.

Unlike many other shipping companies, which may carry dry bulk, crude oil and oil products, we currently depend primarily on the transport of LPG. Substantially all of our revenue is derived from a single source—the seaborne transport of LPG—and our lack of a diversified business model could adversely affect us if the LPG seaborne transport business fails to perform to our expectations.

If we expand into dry, wet or other gas shipping sectors, we may not be able to successfully execute such expansion plans, which could have an adverse effect on our business, results of operation and financial condition.

In the future, we may expand into dry, wet or other gas shipping sectors if opportunities arise. We have limited experience in these sectors and an inability to successfully execute such expansion plans could:

•	be costly;

•	distract us from our LPG carrier business; and

•	divert management resources,

each of which could have an adverse effect on our business, results of operation and financial condition.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our revenues.

Our examination of secondhand vessels, which may not include physical inspection prior to purchase, does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties on secondhand vessels.

In general, the costs of maintaining a vessel in good operating condition increase with its age. As of June 30, 2007, the average age of the 33 LPG carriers in our fleet was approximately 11.1 years. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, the sales prices may not equal and could be less than their carrying values at that time.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage, insurance and war risk insurance for our fleet. While we endeavor to be adequately insured against all known risks related to the operation of our ships there remains the possibility that a liability may not be adequately covered. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Even if our insurance coverage is adequate, we may not be able to timely obtain a replacement vessel in the event of a loss. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue.

Our existing major stockholder will exert considerable influence on the outcome of matters on which our stockholders are entitled to vote and his interests may be different from yours.

Our current major stockholder, a company controlled by our Chief Executive Officer, will own approximately 27.8% of our outstanding common stock and will exert considerable influence on the outcome of matters on which our stockholders are entitled to vote, including the election of our entire Board of Directors and other significant corporate actions. The interests of this stockholder may be different from your interests.

We may have to pay tax on United States-source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of vessel owning or chartering corporations, such as our subsidiaries, that is attributable to transportation that begins or ends, but does not both begin and end, in the United States is characterized as United States shipping income. United States shipping income is subject to either a (i) 4% United States federal income tax without allowance for deductions or (ii) taxation at the standard United States federal income tax rates (and potentially to a 30% branch profits tax), unless derived by a corporation that qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.

Generally, our subsidiaries will qualify for this exemption for a taxable year if our shares are treated as ‘‘primarily and regularly traded’’ on an established securities market in the United States. Our shares of common stock will be so treated if (i) the aggregate number of our shares of common stock traded during such year on an established securities market in the United States exceeds the aggregate number of our shares of common stock traded during that year on established securities markets in any other single country, (ii) either (x) our shares of common stock are regularly quoted during such year by dealers making a market in our shares or (y) trades in our shares of common stock are effected, other than in de minimis quantities, on an established securities market in the United States on at least 60 days during such taxable year and the aggregate number of our shares of common stock traded on an established securities market in the United States during such year equals at least 10% of the average number of our shares of common stock outstanding during such taxable year and (iii) our shares of common stock are not ‘‘closely held’’ during such taxable year. For these purposes, our shares of common stock will be treated as closely held during a taxable year if, for more than one-half the number of days in such taxable year, one or more persons each of whom owns either directly or under applicable attribution rules, at least 5% of our shares of common stock, own, in the aggregate, 50% or more of our shares of common stock, unless we can establish, in accordance with applicable documentation requirements, that a sufficient number of the shares of common stock in the closely-held block are owned, directly or indirectly, by individuals that are residents of foreign jurisdictions that provide United States shipping companies with an exemption from tax that is equivalent to that provided by Section 883 to preclude other shares in the closely-held block from representing 50% or more of the shares of our common stock.

We believe that it may currently be the case, and may be the case in the future, that, one or more persons each of whom owns, either directly or under applicable attribution rules, at least 5% of our shares of common stock own, in the aggregate, 50% or more of our shares of common stock. In such circumstances, we and our subsidiaries may qualify for the exemption provided in Section 883 of the Code only if enough of the closely-held block of our shares of common stock are owned or treated as owned by ‘‘qualified stockholders’’ so it could not be the case that, for more than half of the days in our taxable year, the shares of common stock in the closely-held block not owned or treated as owned by qualified stockholders represented 50% or more of our shares of common stock. For these purposes, a ‘‘qualified stockholder’’ includes an individual that owns or is treated as owning shares of our common stock and is a resident of a jurisdiction that provides an exemption that is equivalent to that provided by Section 883 of the Code; provided that such individual or potentially certain other persons comply with certain documentation and certification requirements set forth in the Section 883 regulations and designed to establish status as a qualified stockholder.

Our Chief Executive Officer, who currently beneficially owns approximately 41.7% of our shares of common stock, has entered into an agreement with us regarding his compliance, and the compliance by certain entities that he controls and through which he owns our shares, with the certification procedures designed to establish status as a qualified stockholder. In certain circumstances, his compliance and the compliance of such entities he controls with the terms of that agreement may enable us and our subsidiaries to qualify for the benefits of Section 883 even where persons each of whom owns, either directly or under applicable attribution rules, 5% or more of our shares own, in the aggregate, more than 50% of our outstanding shares. However, his compliance and the compliance of such entities he controls with the terms of that agreement may not enable us or our subsidiaries to qualify for the benefits of Section 883.

There can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code with respect to any taxable year.

If our subsidiaries do not qualify for the exemption under Section 883 of the Code for any taxable year, they would be subject for those years to the 4% United States federal income tax on their gross United States shipping income or, in certain circumstances, to net income taxation at the standard United States federal income tax rates (and potentially also to a 30% branch profits tax). The imposition of such tax could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders.

United States tax authorities could treat us as a ‘‘passive foreign investment company,’’ which could have adverse United States federal income tax consequences to United States holders.

A foreign corporation will be treated as a ‘‘passive foreign investment company,’’ or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of ‘‘passive income’’ or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of ‘‘passive income.’’ For purposes of these tests, ‘‘passive income’’ includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute ‘‘passive income’’ and working capital and similar assets held pending investment in vessels will generally be treated as an asset which produces passive income. United States stockholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our historic operations and our proposed method of operation we do not believe that we were a PFIC for 2006 and do not expect to qualify as a PFIC with respect to any subsequent taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. We believe that our income from our time chartering activities does not constitute ‘‘passive income,’’ and the assets that we own and operate in connection with the production of that income do not constitute passive assets. We intend to treat the income that we derive from bareboat charters as ‘‘passive income,’’ and the assets giving rise to such income as ‘‘passive assets’’ for the purposes of the PFIC rules.

There is, however, no direct legal authority under the PFIC rules addressing our current and proposed method of operation. Given that the United States Internal Revenue Service, or IRS, or a court of law may not accept our position, there is therefore a risk that the IRS or a court of law could determine that we have been, are or will become a PFIC. Moreover, we may constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

Our expectation that we will not be treated as a PFIC is based in part upon our beliefs and expectations regarding the value of the vessels that we lease on a bareboat basis and our other passive assets, such as our newbuilding contracts and our contracts to acquire existing vessels, relative to the value of our other assets. Should our beliefs or expectations turn out to be incorrect, then we could, in certain circumstances, be treated as a PFIC.

If the IRS were to find that we are or have been a PFIC for any taxable year, our United States stockholders would face adverse United States tax consequences. Under the PFIC rules, unless those stockholders make an election available under the Code (which election could itself have adverse consequences for such stockholders, as discussed below under ‘‘Tax Considerations—United States Federal Income Tax Considerations—United States Federal Income Taxation of United States

Holders’’), such stockholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our shares of common stock, as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period of our shares of common stock. See ‘‘Tax Considerations—United States Federal Income Tax Considerations—United States Federal Income Taxation of United States Holders’’ for a more comprehensive discussion of the United States federal income tax consequences to United States stockholders if we are treated as a PFIC.

Proposed legislation in the United States would prevent dividends on our common stock from qualifying for preferential rates.

Distributions on our common stock paid to a United States person who is an individual, trust or estate that qualify as dividends for United States federal income tax purposes should, under current law, be treated as ‘‘qualified dividend income’’ that is taxable to such a U.S. person at preferential rates (through 2010) provided that (i) the common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Market); (ii) we do not qualify for United States federal income tax purposes as a ‘‘passive foreign investment company’’ for the taxable year in which the distribution is paid or the preceding taxable year; (iii) the United States person owns the common stock for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend and (iv) certain other conditions are satisfied. Legislation has recently been proposed in the United States Congress which, if enacted, would likely preclude dividends on our common stock from being treated as ‘‘qualified dividend income’’ eligible for these preferential tax rates. No assurance can be given regarding whether, or in what form, this proposal may be enacted.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

We are a Marshall Islands company, and our executive offices are located outside of the United States in Athens, Greece. All of our directors and officers reside outside of the United States, and most of our assets and their assets are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States, federal or state securities laws.

Risks Related to This Offering and Our Common Stock

We may not be able to pay cash dividends on our common stock as intended.

We intend to declare and pay dividends to stockholders quarterly in amounts our Board of Directors determines are appropriate. However, we could incur expenses, obligations or liabilities that would reduce or eliminate the cash we have available for distribution as dividends. Our loan agreements, including our existing loan agreements, or other financing arrangements, as well as Marshall Islands law, may also restrict or prohibit our declaration and payment of dividends under some circumstances. For instance, we are not permitted to declare or pay cash dividends in any twelve-month period in amounts exceeding 50% of free cash flow for that twelve-month period. Due to these constraints on dividend payments we may not be able to pay regular quarterly dividends in the future. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreements.’’ Such dividends as we do pay may be in amounts less than the $0.1875 per share quarterly dividend we have declared and paid in the past.

If we are not successful in acquiring the Identified Vessels or other additional vessels, any unused net proceeds from this offering may be used for general corporate purposes or held pending investment in other vessels. Identifying and acquiring vessels may take a significant amount time. The result may be that proceeds of this offering are not invested in additional vessels, or are so invested but only after some delay. In either case, we will not be able to earn charter hire consistent with our current anticipations, and our profitability and our ability to pay dividends will be affected.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our Board of Directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements or other financing arrangements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends.

The share price of our common stock may be volatile and could decline substantially.

The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline following this offering, including any of the following:

•	periodic variations in the actual or anticipated financial results of our business or other companies in the international shipping industry and LPG sector,

•	downward revisions in securities analysts’ estimates of our future operating results or of the future operating results of other companies in the international shipping industry,

•	material announcements by us or our competitors,

•	public sales of a substantial number of shares of our common stock following this offering, and

•	adverse changes in general market conditions or economic trends or in conditions or trends in the international shipping industry and LPG sector in which we operate.

Shares eligible for public sale after this offering could adversely affect our stock price.

The market price for our common stock could decline as a result of sales by existing stockholders of large numbers of shares of our common stock after this offering or the perception that such sales may occur. Sales of our common stock by these stockholders also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate. Of the estimated 21,600,000 shares that will be outstanding following the completion of this offering:

•	15,200,000 shares generally will be freely tradable in the public market, including all of the 7,200,000 shares offered by this prospectus; and

•	approximately 6,400,000 additional shares may be sold after the expiration of 90-day lock-up agreements that will be entered into by our executive officers and directors and certain other stockholders.

Additionally, on July 5, 2007, the SEC declared effective a shelf registration statement, of which this prospectus forms a part, that registers for resale the 6,400,000 additional shares subject to the underwriters’ 90-day lock-up agreements. Upon the filing of a prospectus supplement covering these shares, such shares will be freely tradable in the public market.

Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current Board of Directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our Board of Directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.

These provisions include:

•	authorizing our Board of Directors to issue ‘‘blank check’’ preferred stock without stockholder approval;
•	providing for a classified Board of Directors with staggered three-year terms;
•	prohibiting cumulative voting in the election of directors;
•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of 80% of the outstanding shares of our common stock entitled to vote for the directors;
•	limiting the persons who may call special meetings of stockholders;
•	establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and
•	prohibiting certain transactions with interested stockholders.

These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

Common Stock Price Range and Dividends

Our common stock began trading on the NASDAQ Stock Market under the symbol ‘‘GASS’’ on October 6, 2005. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported in composite NASDAQ Stock Market trading, and the dividends declared per share of our common stock.

	Price Range		Cash Dividend Per Share
	High	Low
Year ended December 31, 2005
Fourth Quarter(1)	$14.59	$10.80	—
Year ended December 31, 2006
First Quarter	$14.30	$10.90	$0.1875
Second Quarter	14.79	12.50	0.1875
Third Quarter	14.34	11.82	0.1875
Fourth Quarter	12.85	11.40	0.1875
Year ending December 31, 2007
First Quarter	$13.97	$11.40	$0.1875
Second Quarter	18.38	13.74	0.1875
Third Quarter (through July 17, 2007)	20.00	17.49	n/a
January 2007	12.30	11.40
February 2007	13.17	12.00
March 2007	13.97	12.05
April 2007	16.45	13.74
May 2007	17.67	14.20
June 2007	18.38	16.18
July 2007 (through July 17, 2007)	20.00	17.49

(1)	For the period from October 6, 2005, the date of our initial public offering, through December 31, 2005.

The reported last sale price of our common stock on the NASDAQ Global Market on July 17, 2007 was $18.45 per share. On June 30, 2007, there were 14,400,000 shares of our common stock outstanding held by approximately six record holders, not including beneficial owners of shares registered in nominee or street name.

 Dividend Policy

While we cannot assure you that we will do so, and subject to the limitations discussed below, we currently intend to declare and pay regular cash dividends on a quarterly basis from our net profits, in amounts the Board of Directors may from time to time determine are appropriate. We may, however, have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. We declared and paid a dividend per share of $0.1875 for each of our last six fiscal quarters. There can be no assurance that we will pay regular quarterly dividends in the future.

Declaration and payment of any dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our Board of Directors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the LPG carrier market, our earnings would be negatively affected thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof. As noted above, our loan agreements contain restrictions on our payment of dividends in certain circumstances. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreements.’’

USE OF PROCEEDS

We estimate that we will receive net proceeds of $121.8 million from this offering, after deducting underwriting discounts and commissions and expenses payable by us related to this offering, and assuming the underwriters’ over-allotment option is not exercised. We intend to use a portion of the net proceeds of this offering to make the remaining payments in the amount of $71.0 million for the acquisition of our Identified Vessels, which are scheduled for delivery by the end of October 2007. We intend to use the remaining net proceeds to repay $18.0 million of indebtedness incurred under our $35 million 60-day unsecured bridge facility with our affiliate, Brave Maritime Corporation Inc., or the Brave Maritime Bridge Facility, in connection with the acquisition of the Gas Renovatio and the Chiltern, and for general corporate purposes.

Interest accrues under the Brave Maritime Bridge Facility, which has a maturity date of July 15, 2007 that is extendable for an additional 60 days at our option, at a rate of three-month LIBOR plus 0.80%. Following repayment, this facility will be retired.

 Capitalization

The following table sets forth our consolidated capitalization as of March 31, 2007:

•	on an actual basis;

•	on an as adjusted basis to reflect additional debt of (i) $18.0 million drawn under the Brave Maritime Bridge Facility in connection with the acquisition of the Gas Renovatio and the Chiltern in June 2007, (ii) $6.75 million drawn under the Scotiabank Facility (as hereinafter defined) in connection with the acquisition of the Gas Icon and (iii) and debt repayments in the amount of $2,673,760 made from April 1, 2007 to June 30, 2007; and

•	on an as further adjusted basis giving effect to the adjustments described above as well as to this offering and the application of the net proceeds as described in ‘‘Use of Proceeds.’’

As adjusted as described above, there have been no material changes to our capitalization since March 31, 2007.

	As of March 31, 2007
	Actual	As Adjusted	As Further Adjusted
In U.S. Dollars
Long-term debt obligations (including current portion)(1)	$154,457,740	$176,533,980	$158,533,980
Stockholders’ equity:
Common stock, $0.01 par value per share, 100,000,000 shares authorized; 14,400,000 issued and outstanding actual and as adjusted; 21,600,000 issued and outstanding as further adjusted	$144,000	$144,000	$216,000
Additional paid-in capital	$150,607,621	$150,607,621	$272,307,621
Retained earnings	$16,832,040	$16,832,040	$16,832,040
Total stockholders’ equity	$167,583,661	$167,583,661	$289,355,661
Total capitalization	$322,041,401	$344,117,641	$447,889,641

(1)	All of our indebtedness is secured other than the $18.0 million of outstanding indebtedness under our Brave Maritime Bridge Facility incurred in the second quarter of 2007.

DILUTION

As of March 31, 2007, we had net tangible book value of $167.3 million, or $11.62 per share. After giving effect to the issuance of 7,200,000 shares of common stock in this offering at the public offering price of $18.00 per share, the pro forma net tangible book value as of March 31, 2007 would have been $289.0 million, or $13.38 per share. This represents an immediate appreciation in net tangible book value of $1.76 per share to existing stockholders and an immediate dilution of net tangible book value of $4.62 per share to new investors. The following table illustrates the pro forma per share dilution and appreciation at March 31, 2007:

Offering price per share in this offering		$18.00
Net tangible book value per share as of March 31, 2007	$11.62
Increase in net tangible book value per share attributable to existing stockholders	$1.76
Pro forma net tangible book value per share after giving effect to this offering		$13.38
Dilution per share to the new investors		$4.62

Net tangible book value per share of our common stock is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of shares of our common stock outstanding. Dilution is determined by subtracting the net tangible book value per share of common stock after this offering from the public offering price per share.

If the underwriters exercise their over-allotment option in full, pro forma net tangible book value per share after the offering will increase to approximately $13.55 per share, representing an increase to existing stockholders of approximately $1.93 per share, and there will be an immediate dilution of approximately $4.45 per share to new investors.

The following table summarizes, on a pro forma basis as at March 31, 2007, the differences between the number of shares of common stock acquired from us, the total amount paid and the average price per share paid by the existing holders of shares of common stock and by the investors in this offering at the public offering price of $18.00 per share.

	Pro Forma Shares Outstanding		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	14,400,000	66.7%	$150,751,621	53.8%	$10.47
New investors	7,200,000	33.3%	$129,600,000	46.2%	$18.00
Total	21,600,000	100%	$280,351,621	100%	$12.98

If the underwriters exercise their over-allotment option in full, the following will occur:

•	the as adjusted percentage of shares of our common stock held by existing stockholders will decrease to approximately 63.5% of the total number of as adjusted shares of our common stock outstanding after this offering; and

•	the number of shares of our common stock held by new investors will increase to 8,280,000, or approximately 36.5% of the total number of shares of our common stock outstanding after this offering.

 Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included in our Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on June 5, 2007, and our Report on Form 6-K, filed with the SEC on June 29, 2007, which contains the results for the three months ended March 31, 2007. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors and incorporated herein by reference, such as those set forth under ‘‘Risk Factors’’ and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Incorporated under the laws of the Republic of the Marshall Islands in December 2004, we are involved in providing international seaborne transportation services to LPG producers and users. We carry various petroleum gas products in liquefied form, including propane, butane, butadiene, isopropane, propylene and VCM, which are all byproducts of the production of crude oil and natural gas. As of December 31, 2006, our fleet consisted of 28 vessels and, with the acquisition of the Gas Flawless in February 2007, the Sea Bird II and the Gas Renovatio in May 2007 and the Gas Icon and the Chiltern in June 2007, as of June 30, 2007, our fleet consisted of 33 vessels with five additional vessels scheduled for delivery to us by the end of October 2007.

For the year ended December 31, 2005 we owned an average of 11.9 vessels, generating revenues of $36.6 million. For the year ended December 31, 2006 we owned an average of 25.9 vessels generating revenues of $73.3 million. For the three months ended March 31, 2007 we owned an average of 28.7 vessels generating revenues of $20.7 million, while for the three months ended March 31, 2006 we owned an average of 22.4 vessels, generating revenues of $16.9 million.

We, through Stealth Maritime, manage the employment of our fleet. We intend to continue to deploy our fleet under period charters including time and bareboat charters, which can last up to several years, and spot market or voyage charters, which generally last from one to six months, as market conditions warrant. Period charters and short term time charters are for a fixed period of time.

•	Charters and revenues. Under a time charter, the charterer pays a fixed rate per day over the term of the charter; a time charter, including a short term time charter, may provide for rate adjustments and profit sharing. Under a bareboat charter, the charterer pays us a fixed rate for its use of our ship for the term of the charter. Under a voyage charter, we agree to transport a specified cargo from a loading port to a discharging port for a fixed amount.

•	Charters and expenses. Under a time charter, we are responsible for the vessel’s operating costs (crew, provisions, stores, lubricants, insurance, maintenance and repairs) incurred during the term of the charter, while the charterer pays voyage expenses (port, canal and fuel costs) that are unique to each particular voyage. Under a bareboat charter, the charterer is responsible for all vessel operating expenses and voyage expenses, including drydocking and special survey costs, incurred during the term of the charter. Under a voyage or spot charter, we are responsible for both the vessel operating expenses and the voyage expenses incurred in performing the charter.

During 2006 and the first half of 2007, we continued the expansion size of our fleet, which commenced in 2005, from 21 vessels as of December 31, 2005 to 28 vessels as of December 31, 2006, 29 vessels as of March 31, 2007 and to 33 vessels as of June 30, 2007. In addition, we have five vessels scheduled for delivery by the end of October 2007. While during the first and fourth quarters of 2006 charter rates in the handysize LPG sector were near the historically high levels reached during 2005, the second and third quarters of 2006 experienced somewhat lower prevailing charter rates. Charter rates in the handysize LPG sector during the three months ended March 31, 2007 were lower than the three months ended March 31, 2006, but continued the improvement that commenced in the fourth quarter of 2006. Our performance in both 2006 and the three months ended March 31, 2007 was primarily driven by the continued expansion of our fleet offset, during 2006, in part by the reduced charter rates available in the second and third quarters, as well as a significant number of dry dockings during the latter part of the year. Our operating expenses were steady in 2006 compared to 2005, despite cost pressures in the maritime sector overall, particularly in regard to crewing expenses. Our operating expenses were higher for the three months ended March 31, 2007 compared to the three months ended March 31, 2006 due primarily to an increase in crew wages (and related expenses incurred as a result of the increase in the average number of vessels in our fleet compared to the three months ended March 31, 2006). At the end of 2006 and as of March 31, 2007, eight of the vessels in our fleet were under bareboat charter, where the responsibility for all the vessel’s operating expenses are the responsibility of the charterers.

Factors Affecting Our Results of Operations

We believe that the important measures for analyzing trends in the results of our operations consist of the following:

•	Calendar days. We define calendar days as the total number of days in a period during which each vessel in our fleet was in our possession including off-hire days associated with major repairs, drydockings or special or intermediate surveys. Calendar days are an indicator of the size of our fleet over a period and affect both the amount of revenue and the amount of expense that we record during that period.

•	Voyage days. We define voyage days as the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with major repairs, drydockings or special or intermediate surveys. The shipping industry uses voyage days (also referred to as available days) to measure the number of days in a period during which vessels actually generate revenues. We anticipate that our vessels will be off-hire for scheduled repairs, vessel upgrades or drydockings for approximately 80 days in the aggregate in 2007, which is consistent with the fleet’s utilization rate for prior years.

•	Fleet utilization. We calculate fleet utilization by dividing the number of our voyage days during a period by the number of our calendar days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as scheduled repairs, vessel upgrades or drydockings and other surveys.

•	Cyclicality. The international gas carrier market, including the transport of LPG, is cyclical with attendant volatility in profitability, charter rates and vessel values, resulting from changes in the supply of, and demand for, LPG carrier capacity. To the extent we have vessels in the spot market or vessels whose period charters expire, we are exposed to changes in charter rates for LPG carriers and such changes affect our earnings and the value of our LPG carriers at any given time.

•	Seasonality. The LPG carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues may be stronger in fiscal quarters ended December 31 and March 31 and relatively weaker during the fiscal quarters ended June 30 and September 30, as was the case in 2006.

Basis of Presentation and General Information

Voyage Revenues

Our voyage revenues are driven primarily by the number of vessels in our fleet, the number of voyage days during which our vessels generate revenues and the amount of daily charter hire that our vessels earn under charters which, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in dry dock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels and the levels of supply and demand in the LPG carrier charter market.

Vessels operating on period charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market during periods characterized by favorable market conditions. As a result, during the time our LPG carriers are committed on period charters we will be unable, during periods of improving charter markets, to take advantage of improving charter rates as we could if our LPG carriers were employed only on spot charters. Vessels operating in the spot charter market generate revenues that are less predictable but may enable us to capture increased profit margins during periods of improving charter rates, although we are then exposed to the risk of declining LPG carrier charter rates, which may have a materially adverse impact on our financial performance. If we commit vessels to time charters, future spot market rates may be higher or lower than those rates at which we have time chartered our vessels.

Voyage Expenses

Voyage expenses include port and canal charges, bunkers (fuel oil) expenses and commissions. These charges and expenses increase in periods during which vessels are employed on the spot market, because under these charters, these expenses are for the account of the vessel owner. Under period charters, these charges and expenses, including bunkers (fuel oil) are paid by the charterer. For the year ended December 31, 2006, bunkers (fuel oil) accounted for 42% of total voyage expenses and for the year ended December 31, 2005, 38%. For the three months ended March 31, 2007, bunker charges accounted for 20% of total voyage expenses compared to 25% of total voyage expenses for the three months ended March 31, 2006. In the remainder of 2007, port and canal charges and bunker expenses will represent a relatively small portion of our vessels’ overall expenses because the majority of our vessels will be employed under period charters, including time and bareboat charters, that require the charterer to bear all of those expenses. As of June 30, 2007, of the 33 vessels in our current fleet only one was not on period charter.

Time Charter Equivalent

A standard maritime industry performance measure used to evaluate performance is the daily time charter equivalent, or daily TCE. Daily TCE revenues are voyage revenues minus voyage expenses divided by the number of voyage days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter, as well as commissions. We believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of LPG carriers on time charter or on the spot market and presents a more accurate representation of the revenues generated by our LPG carriers. Our average daily TCE rate was $7,174 for the year ended December 31, 2006 and was $7,919 during the period ended December 31, 2005. The average daily TCE rate was $7,549 for the three months ended March 31, 2007 and was $7,870 for the three months ended March 31, 2006. The reasons for these changes are discussed below under ‘‘—Results of Operations.’’

Vessel Operating Expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses for repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. These expenses on an overall basis increased during the year ended December 31, 2006 and will continue to increase as our fleet grows. Factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance or increased crewing costs due to increased demand for crewing services, may also cause these expenses to increase.

Management Fees

During 2006 we paid Stealth Maritime, our fleet manager, an average management fee of $385 per day for each vessel in our fleet under spot or time charter and an average fee of $123 per day for each of the vessels operating on bareboat charter after the quarterly adjustment based on the United States Dollar/Euro exchange rate as published by Bloomberg LP two days prior to the end of the prior calendar quarter. These rates have since been amended, effective January 1, 2007, to a fixed rate of $440 per day for vessels under spot or time charter, and a fixed rate of $125 per day for vessels under bareboat charter. Stealth Maritime also receives a brokerage commission of 1.25% on freight, hire and demurrage for each vessel and a fee equal to 1.0% calculated on the price as stated in the relevant memorandum of agreement for any vessel bought or sold by them on our behalf. Stealth Maritime pays the technical managers that are responsible for the day-to-day operations of all of our vessels that are not on bareboat charter or that are technically managed by Stealth Maritime. In addition, we reimburse Stealth Maritime for its payment of the compensation to our Chief Executive Officer and Chief Financial Officer. During the year ended December 31, 2006, such compensation was in the aggregate amount of €1,240,008 (US$1,593,799 based on the average exchange rate of €1.00: US$1.2853 in effect throughout 2006).

General and Administrative Expenses

We incur general and administrative expenses which include our onshore vessel related expenses such as legal, accounting and professional expenses and other general vessel expenses. Our general and administrative expenses also include our direct compensation expenses and the value of non-cash executive services provided through, and other expenses arising from, our management agreement with Stealth Maritime, our directors’ compensation and the value of the lease expense for the space we rent from Stealth Maritime.

Depreciation

We depreciate our LPG carriers on a straight-line basis over their estimated useful lives determined to be 30 years from the date of their initial delivery from the shipyard. Depreciation is based on cost less the estimated scrap value of the vessels. We expense costs associated with dry dockings and special and intermediate surveys as incurred.

Interest Expense

We have entered into loan agreements to fund a portion of the purchase price for the vessels in our fleet, which are described in the ‘‘—Loan Agreements’’ section below. We have entered into interest rate swap arrangements covering a portion of these floating rate borrowings as described below under ‘‘—Interest Rate Swaps.’’ We anticipate using a portion of the net proceeds of this offering to fund the remaining balance of the purchase price for the Identified Vessels and to repay borrowings under the Brave Maritime Bridge Facility incurred in connection with the acquisition of the Gas Renovatio and the Chiltern. Following repayment, this facility will be retired. We have outstanding borrowings of $6.8 million under our Scotiabank Facility that were incurred in connection with the acquisition of the Gas Icon. We intend to drawdown the remaining $40.1 million available under this facility to fund a portion of the acquisition price of six vessels in addition to the Identified Vessels that we intend to acquire by the end of the first quarter of 2008. We may also incur additional interest expense under any new credit facilities that we may obtain to finance the purchase price of additional vessels as described in ‘‘—Liquidity and Capital Resources’’ and ‘‘—Capital Expenditures’’ below.

Results of Operations

Three months ended March 31, 2007 and three months ended March 31, 2006

The average number of vessels in our fleet was 28.7 for the three months ended March 31, 2007 compared to 22.4 in the three months ended March 31, 2006.

VOYAGE REVENUES – Voyage revenues for the three months ended March 31, 2007 were $20.7 million compared to $16.9 million for the three months ended March 31, 2006, an increase of

$3.8 million, or 22.5%. The average daily time charter equivalent rate, or TCE rate, for the three months ended March 31, 2007, was $7,549, a decrease of $321, or 4.1%, compared to an average daily TCE rate of $7,870 for the three months ended March 31, 2006. The decrease reflected the lower prevailing time charter rates for LPG carriers in the second and third quarters of 2006 when some of our vessels were re-fixed on time charters for an additional one-year period, compared to the rates that were prevailing during the first quarter of 2006. Time charter rates however improved in the fourth quarter of 2006 and this improvement continued in the first quarter of fiscal 2007. Total voyage days for our fleet were 2,579 for the three months ended March 31, 2007 compared to 2,015 for the three months ended March 31, 2006. Of the total voyage days for the three months ended March 31, 2007, 2,465 days, or 95.6% were either under time or bareboat charters and 114 days, or 4.4%, were on spot charters. This compares to 1,897 days, or 94.1%, on time or bareboat charters and 118 days, or 5.9%, on spot charters during the three months ended March 31, 2006. Our fleet utilization was 100% for the three months ended March 31, 2007 compared to 99.9% for the three months ended March 31, 2006.

The growth in revenue reflects principally the increase in the average number of vessels in our fleet from 22.4 vessels in the three months ended March 31, 2006 to 28.7 vessels in the three months ended March 31, 2007 partially offset by lower average time charter rates for the vessels in our fleet during the three months ended March 31, 2007 compared to the three months ended March 31, 2006. During the three months ended March 31, 2007, the Gas Arctic, the Gas Ice, the Birgit Kosan, the Gas Marathon, the Gas Prophet (now renamed the M.T. Ming Long), the Sir Ivor, the Lyne and the Batangas, were employed under bareboat charters. The Gas Eternity (now renamed the M.T. Yu Tian 9) was employed on bareboat charter for part of the three months ended March 31, 2007. Bareboat charters are generally for lower monthly rates, however, under bareboat charters, we are not responsible for voyage or operating expenses or drydocking and special survey expenses. The prevailing charter rates in the handysize LPG sector for the three months ended March 31, 2007 were lower than the three months ended March 31, 2006 but continued the improvement that commenced in the fourth quarter of fiscal 2006.

VOYAGE EXPENSES – Voyage expenses, which we only incur under spot charters, were $1.3 million for the three months ended March 31, 2007 compared to $1.1 million for the three months ended March 31, 2006, an increase of $0.2 million, or 18.2%. For the three months ended March 31, 2007, voyage expenses consisted of bunker charges in the amount of $0.3 million, port expenses of $0.3 million, commissions charged by third parties of $0.3 million, commissions charged by related parties of $0.3 million and other voyage expenses of $0.09 million. Compared to the three months ended March 31, 2006 where the same charges were $0.3 million, $0.3 million, $0.3 million, $0.2 million and $0.006 million respectively. The increase in voyage expenses is mainly attributable to increased port expenses and commissions paid to related parties.

VESSEL OPERATING EXPENSES – Vessel operating expenses were $5.3 million for the three months ended March 31, 2007 compared to $4.3 million for the three months ended March 31, 2006, an increase of $1.0 million, or 23%, which resulted primarily from an increase in crew wages and related expenses incurred as a result of the increase in the average number of vessels in our fleet compared to the three months ended March 31, 2006. For the three months ended March 31, 2007, crew wages totaled $2.8 million compared to $2.4 million in the three months ended March 31, 2006. Other significant increases in vessel operating expenses were for repairs and maintenance, which increased from $0.4 million for the three months ended March 31, 2006 to $0.6 million for the three months ended March 31, 2007.

DRY DOCKING COSTS – There were no dry docking costs in the three months ended March 31, 2007 or the three months ended March 31, 2006.

MANAGEMENT FEES – Management fees were $0.9 million for the three months ended March 31, 2007 compared to $0.6 million for the three months ended March 31, 2006, an increase of $0.3 million, or 50%, reflecting the increase in the average number of vessels in our fleet and the increase, effective January 1, 2007, in the management fee payable by us under our management agreement with Stealth Maritime for vessels under time and spot charter from an average of $369 per day per vessel to a fixed $440 per day per vessel.

GENERAL AND ADMINISTRATIVE EXPENSES – General and administrative expenses were $0.8 million for the three months ended March 31, 2007 compared to $0.6 million for the three months ended March 31, 2006, an increase of $0.2 million, or 33.3%. This increase was due to the increased number of vessels in our fleet and increased expenses incurred as a result of an increase in auditor fees and increased compensation expense.

DEPRECIATION – Depreciation expenses for the 28.7 average number of vessels in our fleet for the three months ended March 31, 2007 were $3.7 million compared to $2.8 million for the 22.4 average number of vessels in our fleet for the three months ended March 31, 2006, an increase of $0.9 million, or 32.1%.

INTEREST AND FINANCE COSTS – Interest and finance costs were $2.4 million for the three months ended March 31, 2007 compared to $1.4 million for the three months ended March 31, 2006, an increase of $1.0 million, or 71.4%, resulting primarily from increased indebtedness incurred to fund vessel acquisitions.

CHANGE IN FAIR VALUE OF DERIVATIVES – For the three months ended March 31, 2007 we incurred a non-cash loss on derivatives of $0.03 million based on the estimated value of the two interest rate swaps with DnB NOR Bank ASA and Fortis Bank, compared to a non-cash profit of $0.6 million for the three months ended March 31, 2006.

INTEREST INCOME – Net interest income was $0.3 million for the three months ended March 31, 2007 compared to $0.2 million for the three months ended March 31, 2006, an increase of $0.1 million, or 50.0%, reflecting the increase in interest rates paid on our deposits.

FOREIGN EXCHANGE LOSS – For the three months ended March 31, 2007, we incurred a foreign exchange loss of $0.010 million compared to a loss of $0.013 million for the three months ended March 31, 2006.

NET INCOME – As a result of the above factors, net income was $6.6 million for the three months ended March 31, 2007, representing a decrease of $0.4 million, or 5.7%, from net income of $7.0 million for the three months ended March 31, 2006.

Year ended December 31, 2006 and the year ended December 31, 2005

The average number of vessels in our fleet was 25.9 in the year ended December 31, 2006 compared to 11.9 in the year ended December 31, 2005.

VOYAGE REVENUES – Voyage revenues for the year ended December 31, 2006 were $73.3 million compared to $36.6 million for the year ended December 31, 2005 an increase of $36.7 million, or 100.3%. The average daily TCE rate for the year ended December 31, 2006 was $7,174, a decrease of $745, or 9.4%, compared, to a daily TCE rate of $7,919 for the year ended December 31, 2005. Total voyage days for our fleet were 9,346 in the year ended December 31, 2006 compared to 4,288 for the year ended December 31, 2005. Of the total voyage days in 2006, 8,209, or 87.8%, were either time charter or bareboat charter and 1,137, or 12.2%, were spot voyage days. This compares to 4,105, or 95.7%, time or bareboat charter days and 183, or 4.3%, spot charter days in 2005. Our fleet utilization was 98.9% for both the year ended December 31, 2006 and the year ended December 31, 2005.

The growth in revenue reflects principally the growth in the average number of vessels in our fleet from 11.9 vessels in the year ended December 31, 2005 to 25.9 vessels for the year ended December 31, 2006. During the year ended December 31, 2006, our fleet operated under time and bareboat charters for a total of 8,209 days and under spot charters for a total of 1,137 days for a total of 9,346 voyage days and a fleet utilization of 98.9%. During the year ended December 31, 2006, the Gas Arctic, the Gas Ice, the Birgit Kosan, the Gas Marathon, were employed on bareboat charters for the whole year while the Gas Prophet, the Sir Ivor, the Lyne and the Batangas were employed on bareboat charters for part of 2006, which generally are for lower monthly amounts but in connection with which we are not responsible for voyage or operating expenses. In general, prevailing charter rates in the LPG sector during most of 2006, which affected the vessels in our fleet employed in the spot market or rechartered on period charters in 2006, were lower than during 2005. Semi-refrigerated vessels, of which we have five in our total fleet, which can cool cargoes down to a lower temperature than fully pressurized vessels, tend to operate in European waters and due to their sophistication and flexibility earn higher rates than the fully pressurized ships.

VOYAGE EXPENSES – Voyage expenses were $6.2 million for the year ended December 31, 2006 and were $2.7 million for the year ended December 31, 2005 an increase of $3.5 million, or 130%. These consisted largely of bunker charges in the amount of $2.6 million for 2006 compared to bunker charges in the amount of $1.0 million for the year ended December 31, 2005 an increase of 160%. Voyage expenses also included port expenses of $1.3 million for the year ended December 31, 2006 compared to $0.5 million for the year ended December 31, 2005 an increase of 160% and commissions to third parties which were $1.3 million for the year ended December 31, 2006 compared to $ 0.7 million for the year ended December 31, 2005 an increase of 85.7%. The increases in voyage expenses for the year ended December 31, 2006 compared to December 31, 2005 reflect the overall increase in the average number of vessels in our fleet in 2006, but also in particular the increased number of spot voyage days, in respect of which we are responsible for all voyage expenses, including bunkers (fuel) for which we are not responsible under period charters, which totaled 1,137 days, or 12.2% of all voyage days, for the year ended December 31, 2006 compared to just 183 days, or 4.3% of all voyage days, for the year ended December 31, 2005.

VESSEL OPERATING EXPENSES – Vessel operating expenses were $19.5 million for the year ended December 31, 2006 and were $9.0 million for the year ended December 31, 2005 an increase of 117%, due primarily to an increase in crew wages and related expenses incurred as a result of the increase in the average number of vessels in our fleet compared to the year ended December 31, 2005. For the year ended December 31, 2006 crew wages totaled $10.6 million compared to $5.0 million in the year ended December 31, 2005. Other significant increases in this category were spares and consumable stores which increased from $1.9 million in the year ended December 31, 2005 to $3.6 million in the year ended December 31, 2006, while repairs and maintenance costs were $2.1 million in the year ended December 31, 2006 compared to $0.7 million for the year ended December 31, 2005.

DRY DOCKING COSTS – Dry docking costs were $2.2 million for the year ended December 31, 2006 and were $0.5 million for the year ended December 31, 2005. Dry docking costs increased due to the number of vessels that were required to undertake their periodic dry docking survey, six in the year ended December 31, 2006 as compared to just one vessel in the year ended December 31, 2005.

MANAGEMENT FEES – Management fees were $3.0 million for the year ended December 31, 2006 and were $1.5 million for the year ended December 31, 2005 an increase of $1.5 million, or 100%, reflecting the increase in the average number of vessels in our fleet. During 2006 and 2005, we paid Stealth Maritime, our fleet manager, an average fee of $385 and $390 per vessel per day except when the vessels were on bareboat charters, in which case the fee was $123 and $125 per vessel per day. These rates have been amended effective January 1, 2007 to a fixed rate of $440 per day for vessels on time charter or spot charter, and $125 per day for vessels under bareboat charter. For the year ended December 31, 2006 out of total calendar days of 9,451, 7,244, or 76.7%, related to vessels under time or spot charter while out of total calendar days of 4,334 in 2005, 3,256, or 75.1%, related to vessels under time or spot charter. Accordingly, while the percentage of time and spot charter days, for each of which the higher $390 per vessel per day management fee was paid, compared to the percentage of bareboat charter days, for which the lower $125 per vessel per day management fee was paid, increased only slightly in 2006 from 2005, the total number of days on which vessels in our fleet were employed on time and spot charter increased 122.5% from 2005 to 2006 due to the overall increase in the average size of our fleet.

GENERAL AND ADMINISTRATIVE EXPENSES – General and administrative expenses were $3.5 million for the year ended December 31, 2006 and were $0.8 million for the year ended December 31, 2005 an increase of $2.7 million, or 337%, due to the increased number of vessels in our fleet and the greater time during 2006 for which we paid expenses related to being a public company, including increased salaries to our officers, compared to 2005 when we were a public company for less than three months.

DEPRECIATION – Depreciation expenses for the 25.9 average number of vessels in our fleet for the year ended December 31, 2006 were $13.0 million compared to $5.6 million for the 11.9 average number of vessels in our fleet for the year ended December 31, 2005, an increase of $7.4 million, or 132%.

INTEREST AND FINANCE COSTS – Interest and finance costs were $7.7 million for the year ended December 31, 2006 and were $2.7 million for the year ended December 31, 2005, an increase of $5.0 million, or 185%, resulting primarily from indebtedness incurred to fund vessel acquisitions.

CHANGE IN FAIR VALUE OF DERIVATIVES – For the year ended December 31, 2006, we incurred a non-cash loss on derivatives of $0.2 million based on the estimated fair value of the three interest rate swaps until December 7, 2006 when the $25.0 million five-year non amortizing interest rate swap with DnB NOR bank entered into of May 22, 2006 with an effective date of September 11, 2006 became qualified for hedge accounting. The remaining two interest rate swaps, the first entered into with Fortis Bank on March 31, 2005 with an effective date of May 30, 2007 until May 30, 2013 in an amount of $22.5 million, which amortizes on a quarterly basis over six years in an amount of $0.94 million, and the second entered into on January 23, 2006 with an effective date of March 9, 2006 until March 9, 2016, which amortizes semi annually in an amount of $1.0 million, did not qualify for hedge accounting due to their structure since each contains caps and collars in regard to the rate that is hedged. In the year ended December 31, 2005 we incurred a non—cash loss on derivatives of $0.07 million in connection with the above detailed interest rate swap entered into with Fortis Bank in connection with the Fortis Bank loan agreement. From December 7, 2006, the $25.0 million DnB Bank interest rate swap was and in the future will be accounted for in other comprehensive income as from that date the required documentation was put in place to allow this swap to qualify for hedge accounting treatment. The other two swaps with Fortis and DnB NOR bank do not qualify for hedge accounting treatment due to their structure and will therefore continue to be valued at the end of each financial quarter on a marked to market basis in our statement of income.

INTEREST INCOME – Net interest income was $0.7 million for the year ended December 31, 2006, compared to $0.8 million for the year ended December 31, 2005 a decrease of $0.1 million, or 12.5%, reflecting a decrease in cash on deposit in interest bearing accounts offset in part by higher interest rates.

FOREIGN EXCHANGE LOSS – For the year ended December 31, 2006 we incurred a foreign exchange loss of $0.09 million. For the year ended December 31, 2005 we incurred a foreign exchange loss of $0.02 million. This increased loss of $0.07 million resulted from our increased expenses denominated primarily in the Euro against which the U.S. dollar was weaker than in 2005.

NET INCOME – As a result of the above factors, net income was $18.5 million for the year ended December 31, 2006, representing an increase of $4.0 million from net income of $14.5 million for the year ended December 31, 2005 an increase of 27.6%.

Year ended December 31, 2005 and the period from October 12, 2004 (inception) through December 31, 2004

The average number of vessels in our fleet was 11.9 in the year ended December 31, 2005 compared to 2.3 in the period from October 12, 2004 (inception) through December 31, 2004, or the 2004 period.

VOYAGE REVENUES – Voyage revenues for the year ended December 31, 2005 were $36.6 million and were $2.0 million in the 2004 period. The average daily TCE rate for the year ended December 31, 2005 was $7,919 and was $5,377 in the 2004 period.

The growth in revenue reflects principally the growth in the average number of vessels in our fleet from 2.3 vessels in the 2004 period to 11.9 vessels for the year ended December 31, 2005. During the year ended December 31, 2005, our fleet operated under time charters for a total of 4,105 days and under spot charters for a total of 183 days for a total of 4,288 voyage days and a fleet utilization of 98.9%. During the year ended December 31, 2005, the Gas Arctic, the Gas Ice, the Birgit Kosan and the Gas Marathon were employed on bareboat charters, which generally are for lower monthly amounts but in connection with which we are not responsible for voyage or operating expenses.

VOYAGE EXPENSES – Voyage expenses were $2.7 million for the year ended December 31, 2005 and were $ 0.3 million in the 2004 period. Voyage expenses for the year ended December 31, 2005 consisted largely of bunker charges in the amount of $1.0 million, compared to bunker charges in the amount of $0.2 million in the 2004 period. The increase in voyage expenses reflects the increase in the average number of vessels in our fleet compared to the 2004 period.

VESSEL OPERATING EXPENSES – Vessel operating expenses were $9.1 million for the year ended December 31, 2005 and were $0.8 million in the 2004 period, reflecting an increase in crew wages and related expenses incurred as a result of the increase in the average number of vessels in our fleet compared to the 2004 period.

DRY DOCKING COSTS – Dry docking costs were $0.5 million for the year ended December 31, 2005, reflecting costs for the one vessel that was dry docked in 2005.

MANAGEMENT FEES – Management fees were $1.5 million for the year ended December 31, 2005 and were $0.1 million in the 2004 period, reflecting the increase in the average number of vessels in our fleet compared to the 2004 period. We paid Stealth Maritime, our fleet manager, a fee of $390 per vessel per day except when the vessels are on bareboat charters, in which case the fee is $125 per vessel per day.

GENERAL AND ADMINISTRATIVE EXPENSES – General and administrative expenses were $ 0.8 million for the year ended December 31, 2005, including the $0.2 million value of non-cash executive services and lease expense of $0.03 million and were $0.03 million in the 2004 period. This increase is due to the fact that there was only one month of executive services provided in the 2004 period and the office space was provided to us without charge by Stealth Maritime during the same period.

DEPRECIATION – Depreciation expenses for the 21 vessels in our fleet for the year ended December 31, 2005 were $5.6 million and were $0.3 million for the four vessels in our fleet in the 2004 period, reflecting the increase in the average number of vessels in our fleet since the 2004 period.

INTEREST AND FINANCE COSTS – Interest and finance costs were $2.7 million for the year ended December 31, 2005, resulting primarily from indebtedness incurred to fund vessel acquisitions. We had no indebtedness outstanding in the 2004 period.

CHANGE IN FAIR VALUE OF DERIVATIVES – For the year ended December 31, 2005, we incurred a non-cash loss on derivative of $0.07 million based on the estimated fair value of the interest rate swap, which we agreed to enter into with Fortis Bank on March 31, 2005 in connection with the Fortis Bank loan agreement. The aforementioned interest rate swap was our only derivative instrument during the year ended December 31, 2005. We had no derivative instruments in the 2004 period.

INTEREST INCOME – Net interest income was $0.8 million for the year ended December 31, 2005, and was $47 (forty seven dollars) in the 2004 period, reflecting more cash on hand held in interest bearing accounts.

FOREIGN EXCHANGE LOSS – For the year ended December 31, 2005, we incurred a foreign exchange loss of $0.02 million. We incurred a foreign exchange loss of $0.006 million in the 2004 period. This increase resulted from our increased expenses denominated in currencies other than the U.S. dollar in the year ended December 31, 2005.

NET INCOME – As a result of the above factors, net income was $14.5 million for the year ended December 31, 2005, representing an increase of $14.0 million from net income of $0.5 million in the 2004 period.

Liquidity and Capital Resources

Since our inception, our principal source of funds has been equity provided by our affiliates, proceeds from our initial public offering, cash generated by our operations and bank borrowings. Our principal use of funds has been to acquire our vessels, to maintain the quality of our LPG carriers, to comply with international standards, laws and regulations and to fund working capital requirements.

The remaining balance of the purchase price of the Identified Vessels, the Gas Kalogeros, the Gas Sikousis, the Gas Sophie, the Gas Haralambos and the Gas Evoluzione, will be funded with a portion of the net proceeds of this offering.

We expect to repay the $18.0 million of indebtedness outstanding under our Brave Maritime Bridge Facility incurred in connection with the acquisition of the Chiltern and the Gas Renovatio with a portion of the net proceeds of this offering. Following repayment, we will retire this facility. In addition to the $6.8 million outstanding under the Scotiabank Facility as of June 30, 2007, which was incurred in connection with the acquisition the Gas Icon, we intend to drawdown the remaining $40.1 million available under the Scotiabank Facility and use such borrowings to fund a portion of the purchase price of six additional vessels that we intend to acquire by the end of the first quarter of 2008.

Overall we will continue to rely upon operating cash flows, bank borrowings, as well as future financings to fund any additional vessel acquisitions we make in the future. Following the delivery of the Identified Vessels, eight of our vessels, the Gas Prodigy, the Gas Chios, the Gas Crystal, the Catterick, the Gas Spirit, the Gas Fortune, the Gas Haralambos and the Seabird II, will be unencumbered. As a result, in addition to the remaining $40.1 million under our $46.9 million Scotiabank Facility, we may incur additional indebtedness secured by certain or all of these eight vessels. We expect to use these resources, together with cash from operations, to fund a portion of the purchase price for such six vessels as well as for additional vessel acquisitions during the remainder of 2008. In addition, we may in the future finance additional growth through subsequent equity offerings.

We believe that, unless there is a major and sustained downturn in market conditions, our internally generated cash flows and the borrowings under our existing credit facilities will be sufficient to fund the operations of our fleet, including working capital requirements.

Since the formation of the Company in October 2004 and our subsequent initial public offering in October 2005, we have continued to implement our strategy of growth by acquisition of LPG carriers, to become a market leader within the handysize (3,000 to 7,999 cbm) LPG carrier sector, using the resources outlined above.

For a full description of our credit facilities please refer to the discussion under the heading ‘‘—Loan Agreements’’ below.

Our dividend policy will also impact our future liquidity position. See ‘‘Dividend Policy’’ above.

Cash Flows

NET CASH PROVIDED BY OPERATING ACTIVITIES was $8.8 million for the three months ended March 31, 2007 compared to $9.3 million for the three months ended March 31, 2006 a decrease of $0.5 million, or 5.4%. Net cash provided by operating activities was $33.2 million for the year ended December 31, 2006, $24.4 million for the year ended December 31, 2005 and $0.6 million in the 2004 period. This represents the net amount of cash, after expenses, generated by chartering our vessels. Stealth Maritime, on our behalf, collects our chartering revenues and pays our expenses.

NET CASH USED IN INVESTING ACTIVITIES was $23.7 million for the three months ended March 31, 2007 compared to $30.7 million for the three months ended March 31, 2006, a decrease of $7.0 million, or 22.8%. This difference was due to the acquisition of one vessel, the Gas Flawless, during the three months ended March 31, 2007, compared to the acquisition of three vessels, the Gas Czar, the Gas Fortune and the Gas Eternity, during the three months ended March 31, 2006. The funding for the acquisition of the Gas Flawless was provided by drawings under our facility from DnB NOR Bank ASA. In the year ended December 31, 2006, net cash used in investing activities was

$84.2 million reflecting the acquisition of 7 vessels and the deposits we placed on the Gas Flawless, which was delivered to us in February 2007 and the Gas Haralambos which is scheduled to be delivered to us in October 2007. In the year ended December 31, 2005 net cash used in investing activities was $197.8 million reflecting the acquisition of 17 vessels and the deposit paid on the Gas Czar, which was delivered to us in February 2006. In the 2004 period, net cash used in investing activities was $37.4 million reflecting the acquisition of four vessels and deposits we placed on the Gas Arctic and the Gas Ice, which were delivered to us in April 2005. Cash generated by our operations and used in investing activities is utilized primarily in investing in additional LPG carriers, which have been solely in the handysize (3,000 to 7,999 cbm) segment. Short-term cash is invested in bank deposits. We do not invest in any marketable securities.

NET CASH PROVIDED BY FINANCING ACTIVITIES was $11.1 million for the three months ended March 31, 2007 compared to $9.5 million for the three months ended March 31, 2006, an increase of $1.6 million, or 16.8%, reflecting the net increase in our long term debt as a result of the acquisition of the Gas Flawless during the three months ended March 31, 2007. In the year ended December 31, 2006, net cash provided by financing activities was $39.0 million due to drawings under the Fortis Bank and DnB NOR Bank loan agreements to fund the acquisitions of seven vessels. In year ended December 31, 2005 net cash provided by financing activities was $196.6 million, which was used to fund the acquisition of 17 vessels. In the 2004 period, net cash provided by financing activities was $36.8 million reflecting the contribution to us of the four vessels which comprised our fleet in the 2004 period. We, as and when we identify assets that we believe will provide attractive returns, generally enter into specific term loan facilities and borrow amounts under these facilities as vessels are delivered to us. This is the primary driver of the timing and amount of cash provided to us by our financing activities.

Loan Agreements

Fortis Bank

On March 16, 2005, we entered into a loan agreement with Fortis Bank (the ‘‘Fortis Loan’’) in which Fortis Bank agreed, subject to certain funding conditions, to provide a credit facility of up to $54.0 million principally to partially finance or refinance the acquisition of our vessels. The borrowers under this loan agreement included our subsidiaries. The loan was fully drawn in May 2005. The interest rate under the loan agreement was the sum of LIBOR and a margin. The margin varied with the ratio of the outstanding balance of the loan to the aggregate market value of the vessels subject to mortgage in that period. If the ratio was equal to or lower than 60%, the interest rate was 0.9% over LIBOR. If the ratio was higher than 60% but lower or equal to 70%, the interest rate was 0.975% over LIBOR. If the ratio was higher than 70%, the interest rate was 1.05% over LIBOR. We paid a non-refundable fee of $0.162 million upon the signing of the loan agreement.

On June 10, 2005, the $3.6 million portion of the Fortis Bank loan attributable to the Gas Prodigy was prepaid and Fortis Bank’s security interest in the Gas Prodigy was released. We were obligated to repay the principal and interest under the credit facility through 2013 in 32 consecutive quarterly installments; our first installment payment was made in August 2005. Our quarterly installments of principal were in an amount of $1.4 million with a balloon installment of $7.0 million due on the earlier of the eighth anniversary of the delivery date of the last vessel mortgaged thereunder or on May 30, 2013. The outstanding balance under this facility was repaid with borrowings under the Fortis-Athens Loan (defined below) on May 31, 2006.

In May 2006, we entered into a $79.9 million loan agreement with Fortis Bank Athens Branch (the ‘‘Fortis-Athens Loan’’). The term loan was fully drawn down in four tranches. Three tranches were drawn down on May 19, 2006, May 26, 2006 and June 12, 2006 in the amounts of $11.0 million, $15.7 million and $6.8 million respectively in order to finance the acquisition of three LPG vessels, the Sir Ivor, the Lyne and the Gas Nemesis. The fourth tranche was drawn down on May 31, 2006 in order to refinance the outstanding balance of the ‘‘Fortis Loan’’ described above.

The Fortis-Athens loan is repayable from August 2006 through June 2016 in forty quarterly installments. The total facility loan will be repaid in four quarterly installments of $2.2 million, eight quarterly installments of $1.6 million and twenty eight quarterly installments of $1.6 million plus a balloon payment of $14.3 million payable together with the last installment.

The interest rate margin over LIBOR on the Fortis-Athens Loan varies with the ratio of the outstanding balance of the loan to the aggregate market value of our vessels mortgaged there under as follows: if the ratio is less than 67% the interest rate is 0.75% over LIBOR; if the ratio is more than 67% but less than 77% the interest rate is 0.80% over LIBOR and if the ratio exceeds 77% the interest rate is 0.90% over LIBOR. The applicable interest rate since the draw down of the Fortis-Athens loan in March 2006 has been 0.75% over LIBOR.

The Fortis-Athens loan agreement contains financial covenants requiring that (i) the aggregate market value of the vessels mortgaged thereunder at all times exceeds 125% of the amount outstanding under the loan until June 30, 2009 and exceeds 130% of the amount outstanding under the loan thereafter, (ii) we maintain at all times a minimum cash balance equivalent to six months interest payable under the loan agreement in a pledged account with Fortis Bank, (iii) our leverage, which is defined as total debt net of cash/total market adjusted assets, does not at any time exceed 80%, (iv) our interest coverage ratio, which is defined as EBITDA divided by interest expense, over the preceding six months is at all times more than 2.5 times and (v) at least 15% of our outstanding capital stock is beneficially owned by members of the Vafias family. The loan agreement also contains a covenant limiting the amount paid as dividends to 50% of free cash flow in any twelve-month period.

The amount outstanding at December 31, 2006 under the Fortis-Athens loan agreement was $75.5 million. The facility bore an average interest rate, including margin, of 6.01% during 2006, which represented an average LIBOR rate of 5.26% plus the prevailing margin of 0.75%.

2005 DnB NOR Bank ASA

In December 2005, we entered into a loan agreement with DnB NOR Bank ASA in which it agreed to provide a credit facility of up to $50.0 million to partially finance or refinance the acquisition of the Gas Marathon, the Gas Sincerity, the Gas Cathar, the Gas Legacy, the Sweet Dream (renamed in February 2006 as the Gas Monarch) and the Gas Oracle. The DnB NOR Bank ASA loan was supplemented in March 2006 by a $14.0 million supplemental agreement dated February 27, 2006, increasing the total amount available under that facility to $64.0 million. The additional $14.0 million was used to partially finance the acquisition of the Gas Czar and the Gas Eternity. The borrowers under this loan agreement were our subsidiaries that directly own these six vessels. As supplemented by the supplemental agreement, we are obligated to repay the principal and interest under the credit facility from June 2006 through December 2015 in two semi-annual payments of $4.6 million, four semi-annual payments of $3.1 million, and 14 semi-annual payments of $2.3 million, plus a balloon payment of $10.2 million payable together with the final installment. Under the terms of the DnB NOR Bank loan, as supplemented, the interest rate is the sum of LIBOR and a margin. The margin varies with the ratio of the amount outstanding under the loan to the aggregate market value of the vessels mortgaged there under. If the ratio is equal to or lower than 130%, the interest rate will be 0.85% over LIBOR; if the ratio is between 130% and 150%, the interest rate is 0.75% over LIBOR and if the ratio is equal to or higher than 150%, the interest rate is 0.70% over LIBOR. We paid a non-refundable fee of $0.095 million upon the signing of the DnB NOR Bank ASA loan agreement in December 2005 and a non-refundable fee of $0.028 million upon the signing of the DnB NOR Bank supplemental agreement in February 2006. The prevailing interest rate during the year ended December 31, 2006 was LIBOR plus 0.70%.

This loan agreement, as supplemented, with DNB NOR Bank contains financial covenants requiring that (i) the aggregate market value of the vessels mortgaged there under at all times exceeds 125% of the amount outstanding under the term loan, (ii) our leverage, which is defined as total debt net of cash/total market adjusted assets, does not at anytime exceed 80%, (iii) our interest coverage ratio, which is defined as EBITDA divided by interest expense, is at all times equal to or greater than 2.5 times and (iv) at least 15% of our outstanding capital stock is beneficially owned by members of the Vafias family. The loan agreement also requires that a cash balance equal to six months interest payable under the loan agreement be pledged to DnB Nor Bank at all times and contains a covenant limiting amounts paid as dividends to 50% of free cash flow for any twelve-month period.

The amount outstanding at December 31, 2006 under the DnB NOR Bank ASA loan agreement was $59.4 million. The average interest rate, including margin, during 2006 under this loan was 5.71%, which represented an average LIBOR rate of 5.01% plus the prevailing margin of 0.70%.

This agreement was supplemented in January 2007 to provide for additional borrowing capacity of $20.3 million, the full amount of which was drawn down on January 31, 2007 to fund part of the purchase price of the Gas Flawless, which was mortgaged under this facility.

2006 DnB NOR Bank ASA

In June 2006 we entered into a term loan agreement with DnB NOR Bank ASA in an amount of $6.6 million in order to finance the acquisition of the Batangas. The loan was fully drawn down on June 29, 2006 and is repayable in two semi-annual installments of $0.47 million, four semi-annual installments of $0.32 million and fourteen semi-annual installments of $0.24 million plus a balloon payment of $1.0 million payable together with the last installment.

The loan agreement contains the same terms and conditions and financial covenants as those described above for the other facilities with DnB NOR Bank ASA, except that our interest coverage ratio, which is defined as EBITDA divided by interest expense, is at all times greater than 2.5 times.

Scotiabank

On June 21, 2007, we entered into a loan agreement with Scotiabank (Ireland) Limited, as lender, Scotiabank Europe plc, as security trustee, and The Bank of Nova Scotia, as swap bank, for two loan facilities totaling $46.9 million (the ‘‘Scotiabank Facility’’). The Scotiabank Facility is secured by a mortgage on the Gas Icon and will be secured by mortgages on the Gas Sikousis, the Gas Kalogeros, the Gas Sophie and the Gas Zael and borrowings thereunder bear interest at a rate of LIBOR plus 0.70%. The Scotiabank Facility is comprised of two parts:

Facility 1, which is secured by the Gas Icon and will be further secured by the Gas Sophie is an 8-year term facility in a total amount of $12.4 million repayable in one installment of $0.46 million due six months from drawdown, followed by 15 semi-annual installments of $0.62 million and a balloon payment of $2.7 million payable with the 16th installment. On June 21, 2007, we borrowed $6.75 million under Facility 1 to fund a portion of the purchase price for the Gas Icon.

Facility 2, which will be secured by the Gas Sikousis, the Gas Kalogeros and the Gas Zael, is a 10-year term facility in a total amount of $34.5 million repayable by 20 installments of $1.1 million, commencing six months from drawdown, and a balloon payment of $13.3 million payable with the 20th installment.

The loan agreement with Scotiabank contains financial covenants requiring that (i) the aggregate market value of the vessels mortgaged there under at all times exceeds 125% of the amount outstanding under the loan, (ii) our leverage, which is defined as total debt net of cash/total market adjusted assets, does not at anytime exceed 80%, (iii) our interest coverage ratio, which is defined as EBITDA divided by interest expense, is at all times more than 2.5 times and (iv) that at least 15% of our outstanding capital stock is beneficially owned by members of the Vafias family. The loan agreement also requires that a minimum cash balance of $0.2 million per vessel secured thereunder be deposited with the bank at all times and will contain a covenant limiting amounts paid as dividends to 50% of free cash flow for any twelve-month period.

Brave Maritime Corp.

On May 16, 2007, we entered into a 60-day unsecured bridge facility, the maturity of which may be extended for an additional 60 days at our option, with our affiliate Brave Maritime Corp. in the amount of $35.0 million with interest payable at a margin of 0.80% over three-month LIBOR. We have drawn down an aggregate of $18.0 million under this facility to fund the remaining purchase price for the Gas Renovatio delivered to us in May 2007 and the Chiltern delivered to us in June 2007. It is expected that this facility will be repaid with a portion of the net proceeds from this offering and subsequently retired. We believe that the terms of this facility are no less favorable than we could have obtained from an unaffiliated lender for a similar facility.

Interest Rate Swaps

On March 31, 2005, we entered into an agreement to enter into an interest rate swap on the ‘‘Fortis Loan’’. The initial amount of the swap was $22,549,000 amortizing to $4,764,250 over its six-year life commencing May 30, 2007. If the United States dollar three-month LIBOR is less than 7.5%, the fixed rate is 4.55%. If the United States dollar three-month LIBOR is equal to or higher than 7.5%, then the fixed rate will be the United States dollar three-month LIBOR. As of March 31, 2007, the fair value of the instrument was $185,170 (asset) ($198,273 asset as of December 31, 2006).

On January 23, 2006, we entered into an agreement to enter into an interest rate swap on the ‘‘DnB Loan’’. The initial amount of the swap was $22,500,000 amortizing to $4,410,000 over its ten-year life commencing March 9, 2006. If the United States dollar six month LIBOR is less than or equal to 5.75%, the fixed rate is 4.52%. If the United States dollar six month LIBOR is higher than 5.75%, then the fixed rate would be the United States dollar six month LIBOR less 1.23%. As of March 31, 2007, the fair value of the instrument was $123,213 (asset) ($169,846 asset as of December 31, 2006).

On May 22, 2006, we entered into an agreement to enter into an interest rate swap on the ‘‘DnB Loan’’ in order to hedge our variable interest rate exposure. The amount of the swap will be $25,000,000 over its five-year life commencing September 11, 2006. The rate is fixed throughout the period at 5.42%.

On December 7, 2006, we put in place the required documentation to allow the fair value of this swap arrangement to be recorded as a component of other comprehensive income. Prior to this date such documentation was not in place. As such, until December 6, 2006, the fair value of the instrument was recorded entirely in the balance sheet, in the amount of $649,455 (liability) with changes in its fair value currently recognized in the consolidated statement of income.

Thereafter, the fair value of the instrument as of March 31, 2007 was $511,251 (liability) ($404,021 liability as of December 31, 2006) and the change in its fair value was recorded entirely as a component of other comprehensive income with the ineffective portion of the change in the fair value of the instrument amounted to $33,791 was immediately recognized in the consolidated statement of income as of March 31, 2007.

On June 22, 2007, we entered into a $25 million unamortizing interest rate swap arrangement with DnB NOR Bank ASA London whereby from September 11, 2007 until September 11, 2012 we will pay on a semi-annual basis to DnB Nor Bank 5.58% and receive from DnB NOR Bank six-month floating LIBOR.

Capital Expenditures

During the year ended December 31, 2005, we acquired 17 vessels for an aggregate purchase price of $205.1 million. In addition, we placed a deposit of $1.0 million during 2005 on the Gas Czar, which was delivered to us in February 2006. Of the $205.1 million total purchase price for these 17 vessels, $32.3 million was financed with borrowings under the Fortis Bank loan agreement and $50.0 million was financed with borrowings under the DnB NOR Bank agreement.

During the year ended December 31, 2006 we acquired seven vessels for an aggregate purchase price of $79.2 million. In addition we placed deposits of $3.4 million during the year on the Gas Flawless, and the Gas Haralambos. The Gas Flawless was subsequently delivered to us in February 2007, while the Gas Haralambos is scheduled to be delivered to us in October 2007. The total purchase price of these two vessels is $46.1 million. We funded the purchase price of the Gas

Flawless with cash generated from operations and additional borrowings of $20.3 million under our DnB NOR Bank credit facility as detailed above. We will use a portion of the net proceeds of this offering to fund the remaining purchase price of the Gas Haralambos due upon delivery in October 2007.

On April 3, 2007 we announced that we had agreed to acquire four additional vessels, the Gas Icon, the Gas Sikousis, the Gas Kalogeros and the Gas Sophie for an aggregate purchase price of $51.0 million. The Gas Icon was delivered to us in June 2007, the Gas Sikousis and the Gas Kalogeros are scheduled to be delivered to us in late July 2007 and the Gas Sophie is scheduled to be delivered to us in October 2007. The Gas Kalogeros and the Gas Sikousis will be purchased from an affiliate. The purchase price of the Gas Icon was partially funded with borrowings under the Scotiabank Facility. The purchase price of the Gas Sikousis and the Gas Kalegoros and the remaining balance of the purchase price for the Gas Sophie will be funded with a portion of the net proceeds from this offering.

The Scotiabank Facility is described above under ‘‘—Loan Agreements—Scotiabank’’ and will be secured by the aforementioned four vessels as well as the Gas Zael, a 2001-built, 4,111 cbm fully pressurized vessel, which is currently not encumbered by any existing mortgage.

On May 11, 2007 we announced that we had agreed to acquire four additional vessels, the Sea Bird II, the Gas Renovatio, the Chiltern and the Gas Evoluzione, for an aggregate price of $38.2 million. The Sea Bird II and the Gas Renovatio were delivered to us in May 2007. The Chiltern was delivered to us in June and the Gas Evoluzione is scheduled to be delivered to us in late July 2007. All four vessels are being purchased from non-affiliated entities. We expect to fund the remaining balance of the purchase price for the Gas Evoluzione with a portion of the net proceeds of this offering. The purchase price for the Sea Bird II was funded with cash from operations and the purchase price, other than the initial 10% deposits which were funded with cash from operations, for the Gas Renovatio and the Chiltern was funded with $18.0 million of borrowings under the Brave Maritime Bridge Facility. It is expected that this facility will be repaid with a portion of the net proceeds from this offering and subsequently retired. The Brave Maritime Bridge Facility, which is described above under ‘‘—Loan Agreements—Brave Maritime Corp.,’’ is unsecured.

Research and Development, Patents and Licenses

We incur from time to time expenditures relating to inspections for acquiring new vessels that meet our standards. Such expenditures are insignificant and they are expensed as they incur.

Trend Information

Our results of operations depend primarily on the charter hire rates that we are able to realize. Charter hire rates paid for LPG carriers are primarily a function of the underlying balance between vessel supply and demand. The demand for LPG carrier capacity is determined by the underlying demand for LPG, ammonia and petrochemical gases, which are transported in LPG carriers, which in turn is influenced by trends in the global economy. The recent expansion of the supply of LPG commodities has been driven by the increased production of natural gas, of which LPG is a byproduct. Although there can be no assurances, absent a major and sustained downturn in market conditions or significant unforeseeable changes in supply and demand of LPG vessels, charter rates are expected to remain relatively steady for the remainder of 2007.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

Contractual obligations as of December 31, 2006 were:

	Payments due by period (in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligation(1)	$140,948	$16,150	$25,664	$22,643	$76,491
Interest on principal amounts outstanding(2)	$46,924	$7,118	$14,005	$10,675	$15,126
Management fees(3)	$12,243	$3,498	$6,996	1,749	—
Office lease(4)	$32	$32	—	—	—
Operating lease(5)	$83	$45	$38	—	—
Vessel purchase agreements(6)	$42,641	$42,641	—	—	—
Total	$242,871	$69,484	$46,703	$35,067	$91,617

(1)	The $140.948 million of long term debt obligations set forth in the above table consists of $75,450,000 principal amount outstanding under the Fortis-Athens loan as of December 31, 2006 and $59,392,000 and $6,106,240 principal amount, respectively, outstanding as of December 31, 2006 under our loans with DnB NOR Bank. In January 2007, we increased one of our existing loan arrangements with DnB NOR Bank to provide for additional borrowing capacity of $20,317,500, which amount was drawdown on January 31, 2007 to finance a portion of the purchase price for the Gas Flawless. On May 24, 2007 we borrowed $9.0 million to fund the remaining purchase price for the Gas Renovatio and on June 25, 2007 we borrowed $9.0 million to fund the remaining purchase price for the Chiltern, each under our bridge facility from Brave Maritime Corp.
(2)	On March 31, 2005 we entered into an interest rate swap agreement with Fortis Bank with the initial nominal amount of the swap at $22.5 million amortizing to $4.8 million over its six-year life commencing May 30, 2007. The swap will hedge our risk of increases in three month LIBOR over 4.55% and up to 7.5%, but will not hedge our risk if three month LIBOR equals or exceeds 7.5%.
On January 23, 2006 we entered into an interest rate swap agreement with DnB NOR Bank with an initial amount of $22.5 million amortizing to $4.4 million over its ten year life commencing March 9, 2006. If the six month LIBOR is less than or equal to 5.75% the fixed rate is 4.52%. If the six month LIBOR is higher than 5.75% then the fixed rate would be the six month LIBOR less 1.23%.
On May 22, 2006 we entered into an interest rate swap agreement with DnB NOR Bank. The amount of the swap will be $25.0 million over its five year life commencing on September 11, 2006. The rate is fixed throughout the period at 5.42%.
On June 22, 2007, we entered into a $25 million unamortizing interest rate swap arrangement with DnB NOR Bank ASA London whereby from September 11, 2007 until September 11, 2012 we will pay on a semi-annual basis to DnB Nor Bank 5.58% and receive from DnB NOR Bank six-month floating LIBOR.
The interest rates payable reflected in the above table assumes a LIBOR of 5.75% for 2007, 5.75% for 2008 until 2010, 5.75% for 2011 until 2013 and 5.75% for each subsequent period through the maturity of the loan and with respect to the Fortis Bank loan, after taking into account our interest rate swap agreement with respect to the $75.5 million outstanding under the Fortis Bank loan, effective interest rates are 4.83% for 2007, 6.39% for 2008 until 2009, 6.34% for 2010 until 2011 and 6.89% for each subsequent period through the maturity of the loan. Based on the above assumptions, the following interest payments are payable by us during the periods indicated: $4.2 million payable within one year of December 31, 2006, $7.8 million payable between one and three years of December 31, 2006, $6.2 million payable between three and five years of December 31, 2006 and $8.5 million payable more than five years after December 31, 2006.
With respect to the $59.4 million outstanding under the DnB NOR loan, effective interest rates are 4.26% payable within one year of December 31, 2006, 6.23% for 2008 until 2009, 4.93% for 2010 until 2011 and 7.14% for each subsequent period through to the maturity of the loan. Based on the above assumptions the following interest payments are payable by us during the periods indicated: $2.5 million payable within one year of December 31, 2006, $5.6 million payable between one and three years of December 31, 2006, $4.0 million payable between three and five years of December 31, 2006 and $6.0 million payable more than five years after December 31, 2006.
With respect to the $6.1 million outstanding under the DnB NOR loan, effective interest rates are 4.42% payable within one year of December 31, 2006, 6.88% for 2008 until 2009, 6.87% for 2010 until 2011 and 7.66% for each subsequent period through to the maturity of the loan. Based on the above assumptions the following interest payments are payable by us during the periods indicated: $0.4 million payable within one year of December 31, 2006, $0.6 million payable between one and three years of December 31, 2006, $0.5 million payable between three and five years of December 31, 2006 and $0.6 million payable more than five years after December 31, 2006.
With respect to the $18.0 million borrowed under our facility with Brave Maritime Corp., the applicable interest rate is 6.16%. If the $18.0 million is not paid prior to maturity, $0.2 million in interest would be payable by us within one year of December 31, 2006.
With respect to the $6.75 million outstanding under the Scotiabank Facility, based on an assumed effective interest rate of 6.10% for each period through to the maturity of the loan, the following interest payments are payable by us during the periods indicated: $0.2 million payable within one year of December 31, 2006, $0.2 million payable between one and three years of December 31, 2006, $0.6 million payable between three and five years of December 31, 2006 and $0.6 million payable more than five years after December 31, 2006.
(3)	Under our management agreement with Stealth Maritime, we pay it $125 per vessel per day for vessels on bareboat charter and $440 per vessel per day for vessels not on bareboat charter. Following our acquisition of seven vessels during the year ended December 31, 2006 and an additional ten vessels in 2007, and based on the payment of a management fee of $440 per vessel per day, we expect to pay at least $4.3 million per year to Stealth Maritime as management fees under the management agreement. We also will pay 1.25% of the gross freight, demurrage and charter hire collected from employment of our ships and 1% of the contract price of any vessels bought or sold on our behalf. In addition, we will reimburse Stealth Maritime for its payment of the compensation to our Chief Executive Officer and Chief Financial Officer. Such compensation was in the aggregate amount of €1,240,008 (US$1.593,799, based on the average exchange rate of €1.00US:$1.2853 in effect throughout 2006).
(4)	We lease office space from the Vafias Group. The initial lease term is three years beginning January 3, 2005 with three consecutive options to renew for a one-year term at our option thereafter. The total rent per year is Euros 24,000 which based upon the average exchange rate of €1.00US:1.2853 during 2006 equates to $31,000 per annum.
(5)	In October 2005, we entered into a three year cancelable operating lease for a motor vehicle. The initial term of the lease terminates in October 2008. During 2006, our lease expense was $43,049.
(6)	The amount of $42,641,000 set forth in the above table represents the unpaid balance outstanding as of December 31, 2006 of the total purchase price $46,125,000 for the Gas Flawless, which was delivered to us in February 2007, and the Gas Haralambos, which is scheduled to be delivered to us in October 2007. As of June 30, 2007 a total of $24,930,000 has been paid with a combination of $20,317,500 in borrowings under our supplemented DNB Nor Bank credit facility and $4,612,500 of cash from operations, with the balance of $21,195,000 payable upon delivery to us of the Gas Haralambos.
In addition, on February 28, 2007, we entered into agreements to acquire the Gas Icon and the Gas Sophie and on March 30, 2007 we entered into agreements to acquire the Gas Sikousis and the Gas Kalogeros for an aggregate consideration of $51,000,000, 10% of the acquisition consideration for the Gas Icon and the Gas Sophie was paid upon entering into the acquisition agreements to acquire the Gas Icon and the Gas Sophie. In June 2007, the Gas Icon was delivered to us and we paid the $6,750,000 balance of the purchase price which was funded by borrowings under the Scotiabank Facility. An aggregate of $41.25 million, representing the balance of the purchase price for the Gas Sophie and the purchase price of each of the Gas Sikousis and the Gas Kalogeros, is due upon delivery of the vessels. Neither this initial aggregate purchase price of $51.0 million nor the remaining balance of $41.25 million is included in the above table.
In addition on April 30, 2007, we entered into an agreement to acquire the Sea Bird II and on May 8, 2007 we entered into agreements to acquire the Gas Renovatio, the Gas Evoluzione and the Chiltern for an aggregate consideration of $38,184,000. 10% of the acquisition consideration was paid upon entering into the acquisition agreements to acquire these vessels, while the balance was due upon delivery of the respective vessels. In May 2007, the Sea Bird II and the Gas Renovatio were delivered to us and we paid the $17.045 million balance of the purchase price for those vessels. The Chiltern was delivered to us in June 2007 and we paid the $8.8 million balance of the purchase price for that vessel which was funded by borrowings under the Brave Maritime Bridge Facility. Neither this initial aggregate purchase price of $38.2 million nor the remaining balance of $8.6 million is included in the above table.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application.

Revenue and Expenses.    Revenue and expenses resulting from each voyage or period time charter are accounted for on an accrual basis. Period charter revenues are recognized over the term of the charter as service is provided. Period charter revenues received in advance are recorded as liabilities until charter service is rendered. Under a voyage charter, the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. Voyage expenses comprise commissions, bunkers and port expenses. The impact of our method of recognizing voyage costs on a pro-rata basis is not materially different from a method of recognizing such costs as incurred. We will modify our policy in future periods in the event the difference between the two methods becomes material.

The operating results of voyages in progress at a reporting date are estimated and recognized pro-rata on a per day basis. Probable losses on voyages are provided for in full at the time such losses can be estimated.

Vessel operating expenses comprise all expenses relating to the operation of the vessel, including crewing, repairs and maintenance, insurance, stores, lubricants and miscellaneous expenses. Vessel operating expenses are accounted for on an accrual basis.

Impairment of long-lived assets.    We evaluate the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel carrying value. In the event that impairment occurred, we would determine the fair value of the related asset and we record a charge to operations calculated by comparing the asset’s carrying value to the estimated fair market value. We estimate fair market value primarily through the use of third party valuations performed on an individual vessel basis. To date no amount has been deemed necessary to be recorded following impairment tests we carried out.

Depreciation.    We record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We depreciate our vessels on a straight-line basis over their estimated useful lives, estimated to be 30 years from date of initial delivery from the shipyard. We believe that a 30-year depreciable life is consistent with that of other gas vessel owners. Depreciation is based on cost less the estimated residual scrap value. An increase in the useful life of the vessel or in the residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge.

Vessels Acquisitions.    Our vessels are stated at cost, which consists of the contract price less discounts and any material expenses incurred upon acquisition (initial repairs, improvements, acquisition and expenditures made to prepare the vessel for its initial voyage). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels, and otherwise are charged to expenses as incurred.

We record all identified tangible and intangible assets associated with the acquisition of a vessel or liabilities at fair value. Where vessels are acquired with existing time charters, we allocate the purchase price to the time charters based on the present value (using an interest rate which reflects the risks associated with the acquired charters) of the difference between (i) the contractual amounts to be paid pursuant to the charter terms and (ii) management’s estimate of the fair market charter rate, measured over a period equal to the remaining term of the charter. The capitalized above-market (assets) and below-market (liabilities) charters are amortized as a reduction and increase, respectively, to voyage revenues over the remaining term of the charter.

 The International Gas Carrier Market

The information and data in this section relating to the international gas carrier market has been provided by Fearnleys based on the information in Fearnleys’ databases and other sources available in the public domain. Fearnleys has advised us that this section accurately describes the international gas carrier market, subject to the reliability of the data supporting the statistical and graphical information presented. Fearnleys’ methodologies for collecting information and data appearing in this section may differ from the methodologies used by other information providers, and therefore the information contained in this section may not be comprehensive or reflect all actual transactions occurring in the international gas carrier market.

Introduction

The term LPG generally refers to three principal categories of gases: (i) liquefied petroleum gases, commonly known as LPG, (ii) petrochemical gases, or petchems, and (iii) ammonia. Seaborne transportation of LPG involves the transport of these three principal gas cargoes in specialized vessels.

The three principal categories of LPG can be subdivided into the following gases and petrochemical feedstock:

•	Liquefied petroleum gases:

•	Propane;

•	Butane; and

•	Ethane.

•	Petrochemical gases:

•	Ethylene;

•	Vinyl Chloride Monomer, or VCM; and

•	Butadiene.

•	Ammonia:

•	Anhydrous ammonia.

Ships which can transport liquefied petroleum gases, petrochemical gases and ammonia are commonly referred to as LPG carriers. However, only a limited number of LPG carriers are capable of transporting ammonia and certain petrochemical gases such as ethylene and VCM, which require additional design features and/or equipment on the vessels.

Although liquefied petroleum gases, petrochemical gases and ammonia can exist in a gaseous form under normal ambient temperatures, in order to facilitate handling, all products are liquefied to reduce the volume for seaborne transportation. The method of liquefaction determines the type of gas carrier used to transport the product:

•	Fully-pressurized ships carry cargo only at ambient temperatures in tanks suitable for a maximum pressure of 17 bar (kg/cm2). The majority of these ships are less than 5,000 cbm.

•	Semi-refrigerated ships apply a combination of refrigeration and pressure, accommodating temperatures down to minus 48° Celsius and pressure of up to 9 bar (kg/cm2). Semi-refrigerated ships with gas plants are able to cool cargoes further to minus 104° Celsius and are referred to as ethylene carriers. The majority of these ships are less than 20,000 cbm.

•	Fully-refrigerated ships carry cargo only in refrigerated form at temperatures down to minus 48° Celsius by cooling the cargo with compressors onboard. These ships are typically 22,000 cbm and larger.

The fleet of LPG carriers world-wide is divided by cargo capacity measured in cubic meters (cbm) into three main segments:

•	Generally, liquefied petroleum gases, petrochemical gases, ammonia and clean petroleum products, or CPP, are transported in fully-refrigerated vessels ranging between 22,000 to 85,000 cbm for long-hauls world-wide. This category can be subdivided into Medium Range Gas Carriers (22,000-49,999 cbm) and Large Gas Carriers (70,000 + cbm).

•	Liquefied petroleum gases and petrochemical gases can also be transported in semi-refrigerated or fully-pressurized vessels ranging between 8,000-21,999 cbm which trade both world-wide and regionally in Europe and in the Far East.

•	Vessels ranging between 3,000-7,999 cbm are semi-refrigerated and fully pressurized, and are primarily used in regional transport of liquefied petroleum gases and petrochemical gases in Europe, Southeast Asia, the Far East and the Caribbean.

Ships below 3,000 cbm are employed in coastal distribution and are not in significant competition with deep-sea trades.

Only a limited number of the LPG carriers have the capability of carrying ethylene and ethane, which require cooling temperatures down to minus 104° Celsius and minus 82° Celsius respectively.

Supply of Gas Carriers

The existing gas carrier fleet of over 3,000 cbm world-wide consists of 646 ships (as of June 30, 2007), with a total capacity of 14.85 million cbm. The orderbook represents 45.1% of the total fleet in terms of cbm, and contains a total of 190 vessels.

Table 1 Existing Gas Carrier Feet Exceeding 3,000 cbm World-wide

Size in cbm	Number of vessels	% of fleet	Total cbm	% of total cbm	Average age
3,000-7,999	342	52.9%	1,568,020	10.6%	13.2
8,000-21,999	104	16.1%	1,272,589	8.6%	15.3
22,000-49,999	67	10.4%	2,071,523	14.0%	11.5
50,000-69,000	25	3.9%	1,436,259	9.7%	15.7
70,000+	108	16.7%	8,497,608	57.2%	14.1
Total	646	100.0%	14,845,999	100.1%	13.9

Three of the five types of carrier fleet in the table above currently have an orderbook larger than the number of vessels of such type over 20 years old. As a result, the number of new LPG carriers exceeds the number of old vessels, aged 20 or more years. In particular, there has been a high demand for carriers ranging between 8,000-21,999 cbm and carriers exceeding 70,000 cbm over the last few years. Traditionally, scrapping of tonnage has not contributed to a significant reduction of the fleet, because seaborne gas transportation is a relatively new industry and the vessels are designed to last over 30 years with proper maintenance. However, gas carriers are currently becoming subject to increased requirements from regulatory bodies, port states and charterers. Whereas previously, 30 years was considered a fair economic life of a gas carrier, currently, ships older than 20 years are more frequently rejected by charterers and port authorities on account of age. Consequently, it is expected that forced scrapping will affect the supply-side more significantly in the future than it has in the past. This tendency can already be seen in the VLGC (70,000+ cbm) segment, where seven vessels have been scrapped over the last two years.

Table 2 Orderbook of Carrier Fleet Exceeding 3,000 cbm

Size in cbm	Number of vessels	% of fleet	Total cbm	% of total cbm	% of vessels >20 yrs*
3,000-7,999	54	15.8%	237,700	15.2%	21.6%
8,000-21,999	50	48.1%	611,100	48.0%	30.4%
22,000-49,000	20	29.9%	588,500	28.4%	19.6%
50,000-69,999	6	24.0%	355,200	24.7%	42.6%
70,000+	60	55.6%	4,899,000	57.7%	28.1%
Total	190	29.4%	6,691,500	45.1%	29.1%

*	% of vessels > 20 years, in cbm of vessels built before 1987.

The gas carrier industry is limited by a number of factors constraining growth in supply. The current strong demand for construction of more profitable and less technically-demanding vessels, such as container ships, oil tankers, and the highly valued liquefied natural gas vessels limits shipyard availability. Another constraint is the limited number of shipyards which have the expertise required to build gas carriers with the necessary sophisticated gas plant systems. Other elements such as operational and technical expertise required to operate gas carriers are also in limited supply.

The orderbook is spread out with deliveries through 2010, which is also the earliest delivery slot available in the current strong shipbuilding market.

Table 3 Orderbook by Year of Delivery from June 30, 2007, of Carriers Exceeding 3,000 cbm

Size in cbm	2007	2008	2009	2010	Total
3,000-7,999	16	28	10	0	54
8,000-21,999	7	23	16	4	50
22,000-49,999	2	4	11	3	20
50,000-69,999	—	6	0	—	6
70,000+	10	26	18	6	60
Total	44	73	47	9	190

Since 2004, prices for building of new vessels have increased by 39% for a 3,000 cbm LPG carrier, and up to 48% for a 75,000 cbm LPG carrier.

Table 4 Newbuilding Prices—Monthly Price Development

LPG Vessel Segments and Trading Patterns

3,000-7,999 cbm	This group includes the smallest vessels and is primarily composed of fully-pressurized vessels which carry liquefied petroleum gases and petrochemical gases. The segment also includes some semi-refrigerated vessels in the 3,000-5,000 cbm range including several 4,000 cbm ethylene-capable carriers. The trading patterns of these vessels generally consist of short-haul ‘‘cross-trading’’ routes, which include hauls throughout the Far East, the Mediterranean, Northwestern Europe and the Caribbean. The majority of the existing ethylene carriers are in this segment.

8,000-21,999 cbm	This group includes some fully-pressurized vessels; however, most of the vessels between 8,000-21,999 cbm are semi-or fully-refrigerated vessels. The majority of vessels under 20,000 cbm are semi-refrigerated while the majority of vessels exceeding 20,000 cbm are fully-refrigerated. The semi-refrigerated vessels carry mainly petrochemical gases and are involved in short cross-trades with some longer hauls, while the fully-refrigerated vessels carry liquefied petroleum gases and ammonia, mostly on long-haul routes. These vessels are usually engaged in the transatlantic trades between the Mediterranean and Northern Europe and between the Arabian Gulf and Southeast Asia and the Far East.

22,000,49,999 cbm	This group consists almost exclusively of fully-refrigerated vessels which carry liquefied petroleum gases and ammonia on both long-haul and cross-trade routes.

50,000-69,999 cbm	Vessels in this size group are all fully-refrigerated and transport liquefied petroleum gases and ammonia. Typical trading regions include both long-haul trades between the Arabian Gulf and the Mediterranean, and cross-trades are typically shorter.

70,000+ cbm	All vessels of 70,000 cbm and over are fully-refrigerated and carry liquefied petroleum gases on long-haul trades worldwide. The route between Middle East Gulf to Japan or Korea is an important trade route and is often used as a reference when describing this market.

Pressurized Gas Carriers

Some 40% of the products carried on pressurized vessels are petrochemical gases while liquefied petroleum gas products account for 60%. Most of the vessels are employed in only one of these markets with only 10-15% of the available fleet switching between the two. Some products, such as ammonia and VCM, require extensive cleaning, whereas other petrochemical gases usually only require purging with nitrogen. A mere 10-15 ships can easily change products (grades) from one voyage to the next. Swapping from one product to the other depends on prevailing freight rates and the owners’ strategy for future employment. The dominant size of pressurized ships is 3,500 cbm.

Pressurized petrochemical cargoes are typically sourced from the Middle East Gulf, India or Southeast Asia and are carried to within Southeast Asia or the Far East. Pressurized liquefied petroleum gas products are typically sourced from the Middle East and Southeast Asia and are carried to small import terminals spread across the region from East Africa to the Pacific Islands.

The following table highlights the pressurized carriers, which is a sub-set of the world-wide gas carrier fleet:

Table 5 Pressurized Fleet (included in existing fleet) as of June 2007

Size in cbm	Number of vessels	% of total pressurized fleet	Total cbm	Average age	% of vessels >20 yrs
3,000-7,999	195	61.7%	836,323	10.5	4.5%
8,000-21,999	7	5.7%	77,659	7.5	0.0%
TOTAL	202		913,982	10.3

Demand for Gas Carriers

Transportation of petrochemical gases is a fast growing market, driven primarily by industrial and consumer demand for products derived from petrochemical gases such as plastics/polymers, synthetic-based products, textiles, chemicals and rubber. Liquefied petroleum gas, on the other hand, is produced from crude oil and natural gas, and is primarily used as fuel for transportation, residential and commercial heating/cooking, and as a feedstock for the production of petrochemicals. With expected increases in crude oil and natural gas production, LPG volumes are expected to increase significantly.

Trade statistics show that general economic growth (or the GDP) is one of the best indicators of change in demand for seaborne transportation of gas. However, increased crude oil and natural gas production (with resulting increased LPG volumes) and more trading activity may result in additional demand for seaborne transportation of gas.

Cargoes and Trading Patterns

Liquefied petroleum gas, ammonia and petrochemical gases all have different characteristics and are traded in specific areas according to the infrastructure and industrial demand of the region. Each of the gas types, its use, trade size and trading pattern is described below:

Liquefied Petroleum Gas (LPG).    LPG is produced either by separation from natural gas or from crude oil. LPG cargoes carried on normal gas carriers are typically propane and butane (including n-butane and i-butane). The primary uses of these LPGs are as fuel for transportation, residential and commercial heating, and as a feedstock for the production of petrochemicals. The main LPG export areas are the North Sea, North and West Africa and the Middle East. LPG produced in the North Sea and North/West Africa is derived from natural gas production, while the LPG produced in the Middle East chiefly is associated with crude output. Qatar’s ascendancy as a liquefied natural gas exporter has—and will continue to bring—significant volumes of natural gas-related LPG production on stream also in the Middle East.

Japan is the world’s single largest importer of LPG. Europe and the United States are also important consumers and are expected to see increased imports of LPG.

Ammonia.    Ammonia is often a product of natural gas, which is separated by a pressurized cooling process. A large majority of all ammonia, 80% to 90%, is used in fertilizer production.

Ammonia accounts for as much as one-fifth of all cargo carried by gas carriers, and is especially an important cargo or trade for the mid sized gas carriers. The ammonia trade begins predominantly from the Black Sea, the Baltic region, the Persian Gulf, Trinidad Tobago and Indonesia, and is usually destined for Europe, the United States, India and the Far East.

Ethane/Ethylene.    Transportation of ethane, a feedstock for petrochemical products, requires vessels capable of cooling and handling the cargo at minus 89º Celsius. Ethylene requires cooling at minus 104º Celsius. Only a few gas carriers are able to handle such cryogenic temperatures. Ethylene is derived from the cracking of petroleum feedstocks. It is used as an important ingredient in the production of a wide range of materials used in industrial and consumer items, including plastics, polyester fibers and resins, large-volume thermoplastic resins, organic chemicals, kitchen equipment, antifreeze and various products used in insulation and packing. Some 70% of global ethylene production is used in the production of various plastics and automobile parts and the balance is used in the production of antifreeze, resins and fibers. Historically, the exporting regions of ethylene have been the Middle East, Europe and Latin America. The growth in imports of ethylene has been driven primarily by economic development. European production rose by over 1 million tonnes over the last two years. India is expected to become a larger producer of ethylene, along with Malaysia, Thailand and Singapore while the Mediterranean region and China are also anticipated to increase their imports.

Petrochemicals

Propylene.    Propylene is produced as a byproduct in the making of ethylene and gasoline and is utilized in the production of consumer goods such as car components, carpets, plastic pipes and household articles for which there is typically a strong demand for in fast growing economies. Polypropylene, a derivative of propylene, accounts for over 50% of propylene usage and is used as a feedstock for plastics. Propylene is also used in the manufacture of acrylic fiber, styrofoam, pharmaceuticals and glue. Typical exporters are countries in the Middle Eastern region. Imports of propylene is dominated by the plastics industry in the Far East.

Vinyl Chloride Monomer (VCM).    VCM is produced by the cracking of ethylene dichloride and requires the input of chloride and ethylene. VCM is primarily used in the manufacturing of polyvinyl chloride, or PVC, products. Major uses include residential construction and irrigation systems. The manufacture of PVC piping accounts for 35% of the VCM produced. The balance of VCM production is used in the manufacture of such items as window frames, wires and cables. The United States is the primary exporter of VCM and Southeast Asia and Latin America are the principal importers.

Butadiene.    Butadiene is produced in the cracking of ethylene. Butadiene is primarily used in the making of plastic products for building construction and rubber for the automobile manufacturing industry. Rubber accounts for 80% of butadiene consumption. South Korea and Europe have traditionally been large exporters of butadiene, while the United Sates and the Far East have traditionally been the largest importers. Exports of butadiene from the Far East are expected to decrease as domestic demand grows. Exports from Europe are expected to be maintained in the future, but are unlikely to increase significantly. Inter-Latin American butadiene trade is expected to increase.

New Production Facilities

LPG and petrochemical gases are used in the production of a vast array of chemicals and new production technologies that allow plastic to displace metal, cotton, wood and other materials in an increasing number of end-user products. As a result, the use of LPG and petrochemical gases is expanding worldwide. In a recent bid to control more of the value chain (from feedstock to end product), several Middle East countries have decided to proceed with substantial expansions of their current petrochemical production capacity.

On the LPG side, increased natural gas production, particularly in West Africa and the Middle East, will add more tons. The following two tables summarize the expected new construction and expansion of LPG and petrochemical production facilities over the period from 2007 to 2009.

Table 6 Additions in Petrochemical Production Capacity

Country	Location	Project	Capacity (tpa)	Status	Expected completion
Belgium	Antwerpen	Ethylene	280,000	Engineering	2007
Brazil	Sao Paulo	Ethylene	200,000	Planning	2008
China	Dushanzi, Xinjang	Ethylene	1,000,000	Engineering	2008
China	Quanzhou City	Ethylene	800,000	Under constr.	2008
China	Lanzhou City	Ethylene	360,000	Engineering	2008
China	Nanjing	Ethylene	750,000	Planning	2009
China	Jilin City	Propylene	200,000	Engineering	—
China	Ningbo	Ethylene	1,200,000	Planning	—
China	Quanzhou City	Ethylene	800,000	Planning	—
Germany	Gelsenkirchen	Ethylene	90,000	Under constr.	2007
Germany	Burghausen	Ethylene	150,000	Engineering	2007
Germany	Köln	Ethylene	100,000	Engineering	2008
India	Panipat	Ethylene	800,000	Under constr.	2009
India	Dibrugarh	Ethylene	220,000	Planning	—
India	Dibrugarh	Propylene	60,000	Planning	—
Iran	Ilam	Ethylene	1,320,000	Under constr.	2007
Iran	Pars	Butadiene	135,000	Under constr.	2007
Iran	Kharg Island	Ethylene	500,000	Engineering	2008
Iran	Bandar Assaluyeh	Ethylene	1,200,000	Engineering	2008
Iran	Bandar Assaluyeh	Ethylene	1,200,000	Planning	2009
Japan	Sendai	Propylene	100,000	Under constr.	2007
Kuwait	Shuaiba	Ethylene	850,000	Under constr.	2008
Oman	Sohar	Ethylene	850,000	Engineering	2009
Qatar	Ras Laffan	Ethylene	1,300,000	Engineering	2008
Qatar	Ras Laffan	Ethylene	1,600,000	Planning	2008
Qatar	Mesaieed	Ethylene	900,000	Planning	2009
Saudi Arabia	Al-Jubail	Ethylene	200,000	Under constr.	2007
Saudi Arabia	Yanbu	Propylene	400,000	Under constr.	2007
Saudi Arabia	Al-Jubail	Ethylene	1,300,000	Under constr.	2008
Saudi Arabia	Al-Jubail	Ethylene	1,000,000	Engineering	2008
Saudi Arabia	Rabigh	Ethylene	1,500,000	Under constr.	2008
Saudi Arabia	Al-Jubail	Ethylene	—	Under constr.	2008
Saudi Arabia	Yanbu	Ethylene	1,300,000	Engineering	2008
Saudi Arabia	Al-Jubail	Ethylene	1,000,000	Engineering	2008
Singapore	Bukom Island	Ethylene	—	Engineering	2009
South Korea	Daesan	Ethylene	—	Planning	2008
Thailand	Map Ta Phut	Ethylene	1,000,000	Engineering	2009
Venezuela	Jose	Ethylene	1,050,000	Planning	2008

Source:	Oil & Gas Journal

Table 7 LPG Export Additions

Country	Capacity (mtpa)	Start-up
Qatar	1,05	2007
Indonesia	0,25	2007
Total 2007	1,30
Norway	0,25	2008
UK	0,50	2008
Nigeria	1,85	2008
Iran	0,80	2008
Qatar	1,45	2008
UAE	2,00	2008
Indonesia	0,30	2008
Total 2008	7,15
Peru	0,40	2009
Algeria	0,50	2009
Nigeria	0,80	2009
Iran	0,40	2009
Qatar	1,45	2009
UAE	2,30	2009
Total 2009	5,85
Total 2007-2009	14,30

Source: Fearngas, Libra Fearnley Energy

Seaborne trade of petrochemical gases, which began in the early 1980s, has experienced a tremendous growth in both ship size and storage facility capability. The shift towards ‘‘economy of scale’’ has provided for more efficient handling of cargo. For example, the first generation of ethylene terminals had a storage capacity of 8,000-15,000 cbm. By the late 1980s, the maximum storage capacity of ethylene terminals had reached 30,000 cbm. New production facilities have storage capabilities of over 60,000 cbm. This trend may give room for a greater demand for the vessels.

The Charter Market

Charter rates are strongly influenced by the balance between supply, i.e. the gas carrier fleet, its cargo carrying capacity and demand for seaborne transportation of gas cargoes. Vessel values are influenced by the cost of newbuildings and the vessel’s ability to generate profits in the charter market. The value of an old vessel will be influenced more by its prospects to generate profits in the charter market than a new vessel, where value will also be influenced by the cost of building a similar ship and the forward delivery date. In recent months, both freight rates and newbuilding prices have increased.

The demand for gas carrier capacity is primarily determined by industrial and consumer demand for petrochemical gases and derivative products and the need to import such products by sea. Demand is affected by general economic conditions, trends in personal consumption and manufacturing, exports and imports and the capacity of chemical plants, crackers and refineries worldwide. A major contributing factor to demand is the geographical location in terms of loading and discharging ports. Longer voyages require more ship capacity than short voyages.

The net growth of gas carrier capacity is a function of the size of the existing fleet, the number of newbuildings being delivered and the scrapping of older vessels. Under efficient market conditions, this function becomes self regulating by the market demand, meaning that when freight rates fall due to low demand or due to a high number of newbuilding deliveries, older vessels are scrapped and vice-versa.

Types of Charters

There are typically three types of transportation contracts:

•	Chartering a vessel for a specified period of time;

•	Chartering a vessel to carry a specific cargo on a regular basis; and

•	Chartering a vessel to carry a specific cargo on a one-off basis.

The chartering process commences when a producer (or charterer) of petrochemical gases requests a quote for transporting a cargo or cargoes between two ports. The charterer will in most cases contact a broker which will act as a middle-man and help to identify the available fleet for the specific transport requirement. The charterer may then choose from a selection of available vessels and seek to negotiate the most favorable terms for the transportation requirements. The agreed terms are based on standard industry charterparties prepared to streamline the negotiation and documentation processes.

There are several methods of arranging a charter contract. There are four main categories or alternatives:

•	Spot basis is for the immediate hiring of a vessel and is usually for a single voyage,

•	Time charter basis is when the charterer hires a specific vessel throughout a confined period of time. The vessel owner is responsible for providing the crew and for operating costs, while the charterer is responsible for fuel and other voyage costs.

•	Contracts of affreightment (COA) is an agreement between the vessel owner and charterer to transport a specified cargo on a specified route on a regular basis. COAs function as a long-term series of spot charters, except that the owner is not required to use a specific vessel to transport the cargo, but instead may use any vessel in its fleet. COAs benefit vessel owners by providing a guaranteed level of employment over a standard trading route. An owner with an efficient fleet configuration can schedule its vessels in a triangular trading pattern in order to minimize ballast trips and idle time, thereby achieving high capacity utilization and enhancing revenues.

•	Bareboat charter is a contract to hire a vessel for a period of time with the charterer responsible for operating the vessel and paying all associated operating costs of the vessel during the charter.

A Unique Shipping Segment

Seaborne transportation of petrochemical gases is unlike other shipping segments. Whereas major industrial participants such as oil companies or other crude oil cargo owners in the tanker business are known to have some degree of coverage in terms of either long term contracts or owning ships, the producers, users and traders of petrochemical gases generally do not own or charter on a long-term basis. Gas cargo owners tend to rely on a small group of large vessel operators to provide all freight services. Such market conditions provide cargo owners flexibility in terms of quick and efficient response to changes in trading patterns, while ship owners are given an opportunity to provide transport services that are in limited competition from dedicated vessels.

Business

Overview

We own a fleet of LPG carriers providing international seaborne transportation services to LPG producers and users. We carry various petroleum gas products in liquefied form, including propane, butane, ethane, butadiene, isopropane, ethylene, propylene and VCM, which are all byproducts of the production of crude oil and natural gas. We believe that we have established a reputation as a safe, cost efficient operator of well-maintained LPG carriers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals. Our fleet is managed by Stealth Maritime, a privately owned company controlled by the Vafias Group.

As of June 30, 2007, our fleet consisted of 33 vessels whose average age was 11.1 years. In addition, as of June 30, 2007, we had contracted to acquire our five Identified Vessels, which are scheduled for delivery by the end of October 2007. The Gas Kalogeros, the Gas Sikousis and the Gas Evoluzione are scheduled to be delivered to us in late July 2007. The Gas Sophie and Gas Haralambos are scheduled to be delivered to us in October 2007.

The table below describes our fleet and its deployment as of June 30, 2007.

	Year Built	Vessel Size (cbm)	Type of LPG Carrier	Delivery Date	Employment Status	Expiration of Charter(1)
Gas Cathar(2)	2001	7,517	fully- pressurized	October 2005	time charter	August 2008
Gas Marathon(3)	1995	6,572	fully- pressurized	November 2005	bareboat	October 2009
Gas Chios	1991	6,562	fully- pressurized	October 2005	time charter	March 2008
Gas Amazon(4)	1992	6,526	fully- pressurized	May 2005	time charter	November 2008
Gas Flawless	2007	6,300	fully- pressurized	February 2007	time charter	February 2009
Gas Monarch	1997	5,018	fully- pressurized	December 2005	time charter	June 2010
Gas Nemesis	1995	5,016	fully- pressurized	June 2006	time charter	May 2008
Lyne(5)	1996	5,014	fully- pressurized	May 2006	bareboat	May 2009
Gas Emperor	1995	5,013	fully- pressurized	February 2005	time charter	June 2008
Birgit Kosan(6)	1995	5,012	fully- pressurized	April 2005	bareboat	October 2011
Catterick	1995	5,001	fully- pressurized	November 2005	time charter	January 2008
Sir Ivor(7)	2003	5,000	fully- pressurized	May 2006	bareboat	May 2009
Gas Icon	1994	5,000	fully pressurized	June 2007	time charter	July 2008
Gas Sincerity(8)	2000	4,123	fully- pressurized	November 2005	time charter	July 2008
Gas Spirit	2001	4,112	fully- pressurized	December 2005	time charter	June 2008
Gas Zael	2001	4,111	fully- pressurized	December 2005	time charter	March 2008
Gas Courchevel	1991	4,109	semi- refrigerated	November 2004	spot	—
Gas Prophet(9)	1996	3,556	fully- pressurized	October 2004	bareboat	September 2009

	Year Built	Vessel Size (cbm)	Type of LPG Carrier	Delivery Date	Employment Status	Expiration of Charter(1)
Gas Shanghai(10)	1999	3,526	fully- pressurized	December 2004	time charter	September 2008
SeaBird II	1996	3,518	fully pressurized	May 2007	bareboat	May 2009
Gas Czar	1995	3,510	fully- pressurized	February 2006	time charter	November 2007
Gas Legacy	1998	3,500	fully- pressurized	October 2005	time charter	April 2008
Gas Fortune	1995	3,500	fully- pressurized	February 2006	time charter	December 2007
Gas Eternity(11)	1998	3,500	fully- pressurized	March 2006	bareboat	April 2010
Gas Arctic	1992	3,434	semi- refrigerated	April 2005	bareboat	April 2009
Gas Ice	1991	3,434	semi- refrigerated	April 2005	bareboat	April 2008
Gas Renovatio	1997	3,313	fully pressurized	May 2007	time charter	January 2008
Chiltern	1997	3,312	fully pressurized	June 2007	bareboat	March 2008
Batangas	1995	3,244	fully- pressurized	June 2006	bareboat	July 2008
Gas Crystal	1990	3,211	semi- refrigerated	November 2005	time charter	July 2008
Gas Oracle	1990	3,014	fully- pressurized	December 2005	time charter	December 2007
Gas Prodigy	1995	3,014	fully- pressurized	October 2005	time charter	December 2007
Gas Tiny	1991	1,320	semi- refrigerated	October 2004	time charter	January 2009
TOTAL		141,912	cbm
Identified Vessels (with expected delivery dates):
Gas Haralambos	2007	7,000	fully pressurized	October 2007	time charter(12)	October 2009
Gas Kalogeros	2007	5,000	fully pressurized	July 2007	time charter(12)	May 2008
Gas Evoluzione	1996	3,517	fully pressurized	July 2007	time charter(12)	July 2008
Gas Sikousis(13)	2006	3,500	fully pressurized	July 2007	time charter(12)	May 2008
Gas Sophie(14)	1995	3,500	fully pressurized	October 2007	—	—

(1)	Earliest date charters could expire. Most charters include options to shorten or extend their term.
(2)	Gas Cathar is currently employed under a time charter with an initial term expiring in August 2007, which has been extended to August 2008.
(3)	Gas Marathon is currently employed under a bareboat charter with an initial term expiring in October 2007. Thereafter she will be re-employed on a bareboat charter October 2009.
(4)	Gas Amazon is currently employed under a time charter with an initial term expiring in November 2007, which has been extended to November 2008.
(5)	Lyne is employed under a bareboat charter until May 2009. Thereafter, at the charterer’s option, the bareboat charter can be extended for a an additional year.
(6)	Birgit Kosan is currently employed under a bareboat charter until October 2007. Thereafter she will be re-employed on a bareboat charter until September 2011.
(7)	Sir Ivor is employed under a bareboat charter until May 2009. Thereafter, at the charter’s option, the bareboat charter can be extended for an additional year.
(8)	Gas Sincerity is currently employed under a time charter until July 2007. Thereafter she will be re-employed for an additional one year time charter.

(9)	Gas Prophet has for the three year duration of bareboat charter been renamed the M.T. Ming Long.
(10)	Gas Shanghai is currently employed under a time charter with an initial term expiring in September 2007, which has been extended to September 2008.
(11)	Gas Eternity has for the duration of bareboat charter been renamed the M.T. Yu Tian 9.
(12)	Charter will commence upon delivery of vessel to us.
(13)	Gas Sikousis will, upon its delivery to us, be employed under time charter until July 2007 as indicated in the above table. Thereafter, at the charterer’s option, the time charter can be extended for an additional year.
(14)	Gas Sophie is expected to be employed on spot charter upon its delivery to us scheduled for October 2007, however, we have not yet entered into any specific spot charter arrangements with respect to this vessel.

Our Competitive Strengths

We believe that we possess a number of distinguishing factors that position us well in the LPG carrier market:

Leading Position in the 3,000-7,999 cbm LPG Carrier Market.    We believe our current fleet of 33 LPG carriers gives us a leading position among the operators of 3,000-7,999 cbm LPG carriers, which we will further enhance with the addition of the five Identified Vessels. Based on data compiled by Fearnleys A/S, our combined fleet of current vessels (excluding the Gas Tiny) and Identified Vessels, represented approximately 10% of the industry’s 3,000-7,999 cbm LPG carriers, which generally operate under shorter trade routes than larger LPG carriers, as of June 30, 2007. Moreover, the 37 handysize vessels (which excludes the Gas Tiny) in our combined fleet represented approximately 14% of 3,000-7,999 LPG carriers of less than 20 years of age, which in our experience is the age profile preferred by major oil companies chartering LPG carriers, as of June 30, 2007.

Strong Record of Rapid Growth.    In the 21 months since our initial public offering, we have grown our fleet from nine LPG carriers to 33 LPG carriers, establishing a strong record of vessel acquisitions and rapid expansion in a relatively short period of time. In addition, we currently have contracted to acquire the five Identified Vessels, which will bring our fleet to a total of 38 LPG carriers, representing a further growth of approximately 15% in the size of our fleet.

Efficient and Dependable Vessel Operations.    We believe that we have developed a reputation as an efficient and dependable vessel manager that maintains high standards of operation, vessel technical condition, safety and environmental protection. For example, our fleet utilization, which is the percentage of time that our vessels are available for revenue generating voyage days, was 98.9% for the year ended December 31, 2006. We believe that by relying on the experience of our fleet manager, Stealth Maritime, we have been able to and will continue to contain our operating costs by making available to us the operating efficiencies and economies of scale enjoyed by Stealth Maritime and by using Stealth Maritime’s shipping experience in supervising the operations of the technical managers it employs for our fleet.

Stable Cash Flows.    We are focused  on securing medium-term period charters for our fleet, including time and bareboat charters which can last up to several years. As a result, as of June 30, 2007, 95% of our voyage days were under fixed-rate contracts for the remainder of 2007 and 55% of our voyage days were under fixed-rate contracts for 2008. We intend to charter those vessels that come up for renewal in 2008 under new medium term charters. We believe that placing the majority of our fleet on fixed-rate charters to companies such as Royal Dutch/Shell Group, Dow Chemical Company, Statoil ASA, Vitol S.A., Glencore International AG, Finaval SpA and Petredec Ltd. will provide stable cash flows, as well as a source of funding for future fleet expansion. As the charter rate environment changes, we may adapt our chartering strategy to include more spot market charters and contracts of affreightment.

Strong Customer Relationships.    We believe our ability to attract high-quality charterers after only three years of operation is a result of our focus on fulfilling our customers’ expectations for efficiency and reliability. Key to maintaining our relationships with these companies are high standards of safety and consistency of service. Our vessels, office and operations routinely pass the industry’s strictest vetting standards, which enables us to charter our fleet with major oil companies, oil traders and petrochemical traders, a significant competitive advantage.

Our Business Strategy

We will seek to continue to expand our fleet and provide reliable seaborne transportation at a competitive cost, in order to achieve our business objectives and to increase stockholder value by:

Consolidating Industry Leadership.    The LPG sector is smaller than other shipping sectors and is highly fragmented. As of June 30, 2007, the worldwide fleet of handysize LPG carriers (3,000 cbm to 7,999 cbm), the segment of the LPG sector on which we focus, consisted of approximately 342 ships. We believe that the relatively small size of the handysize LPG carrier segment presents us with the opportunity to further consolidate our leadership position in that segment and strengthen our customer relationships and chartering opportunities. As of June 30, 2007, our fleet consisted of 33 LPG carriers, of which 32 were handysize vessels, and with the addition of the five Identified Vessels, we intend to have grown our fleet to 38 vessels, of which 37 will be handysize vessels, by the end of October 2007. We also intend to acquire six vessels, in addition to the Identified Vessels, by the end of the first quarter of 2008. Approximately 21.6% of the handysize LPG carriers in the worldwide fleet are 20 years or older, which we believe are less favored by high quality charterers, while our current fleet had an average age of 11.1 years as of June 30, 2007 and, accordingly, we believe we are well positioned to charter our vessels to quality charterers. As a result, we believe we own one of the largest fleets of handysize LPG carriers, and will continue to have a significant presence in the LPG charter market as currently composed. In the future, we may also diversify our fleet and seek to acquire midsize LPG carriers (up to 50,000 cbm), large LPG carriers (up to 70,000 cbm) and very large LPG carriers (70,000 cbm and over). We intend to continue to monitor developments in demand and to assess when additional vessel acquisitions would, in our view, be warranted.

Capitalizing on Increasing Seaborne LPG Trade.    We intend to continue to position ourselves to capitalize on the increased demand for LPG products in developing regions, such as in China, Southeast Asia, and South America, as well as in developed areas such as Japan, North America, Northern Europe and the Mediterranean. In addition, we believe the growth of the chemical industries in China and India are leading to increased demand for LPG products. As a byproduct of natural gas, the supply of LPG has increased with the continuing growth in the production of natural gas and the increasing demand for its use as a clean and efficient energy source. The growing production of natural gas will drive an increasing supply of LPG. Unlike liquefied natural gas, LPG products are easily deliverable and their distribution does not depend upon a developed infrastructure for delivery. We believe the availability of LPG will increase demand for the seaborne trade of LPG and should continue to provide us with opportunities for the future growth of our business. We intend to capitalize on the increase in seaborne trade as a result of the increased demand for and supply of LPG.

Operating a High Quality Fleet.    We intend to continue to maintain a high quality fleet with an average fleet age of between 10 to 15 years. We believe that owning a high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable charters. We limit our acquisition of vessels to those that meet rigorous industry standards and that are capable of meeting the stringent certification requirements of major oil companies. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel.

Executing our Chartering Strategy.    In the current favorable charter market, we are mainly focusing on short to medium term period charters, including time and bareboat charters, which can last up to several years. As the charter market changes, we may adapt our chartering strategy to include spot market charters and contracts of affreightment. We seek to charter our vessels to high quality charterers such as national and independent oil companies, energy traders and industrial companies, including Dow Chemical Company, Petredec Ltd., Shell Oil Co., Vitol S.A., Statoil ASA, Glencore International and Finaval SpA, and have frequently rechartered our vessels to the same customer upon expiration of an existing charter.

Maintaining Scalable Operations.    We and Stealth Maritime, our fleet manager, have an experienced management team that is capable of administering our growing fleet. Currently, Stealth Maritime provides technical management services for eight vessels in our fleet, while 11 vessels are on bareboat charter and are therefore managed technically by the charterer under Stealth Maritime’s Supervision, and the remaining 14 vessels are managed by either Swan Shipping (seven vessels), Tesma (six vessels) or V.Ships (one vessel). We intend to increase the number of vessels that Stealth Maritime manages as we believe this is both more cost efficient and effective for us. We will continue, however, to employ independent vessel managers, which will give us the flexibility to acquire more vessels rapidly as opportunities arise.

LPG Transportation

LPG is a non-renewable odorless and colorless gaseous fossil fuel that turns to liquid under moderate pressure or refrigeration. LPG products are transported in liquefied form in order to reduce their volume and facilitate their handling. LPG products are carried in different types of LPG carriers in order to maintain their necessary temperature. Liquefied petroleum gas products such as butane, propane and ethane, are carried in all types of LPG carriers. Petrochemical gases such as butadiene, propylene and VCM are carried in both fully-pressurized ships and semi-refrigerated ships. Ammonia is carried in both fully-refrigerated ships and semi-refrigerated ships. Twenty-eight of our LPG carriers are fully-pressurized and five of our LPG carriers are semi-refrigerated. LPG carriers range in size from very large LPG carriers (70,000 cbm and over), large LPG carriers (up to 70,000 cbm), midsize LPG carriers (up to 50,000 cbm) and small LPG carriers (up to 7,999 cbm).

We intend to continue to expand our presence in the LPG shipping industry by acquiring additional LPG carriers (in addition to the Identified Vessels) to grow our fleet and serve our customers’ requirements for dependable transportation of LPG products. As of June 30, 2007, the worldwide fleet of LPG carriers of over 3,000 cbm consisted of only 646 vessels with the larger fleets in the sector having approximately 20 to 25 vessels. We believe the relatively small number of LPG carriers of over 3,000 cbm in the world fleet coupled with the increasing demand for LPG products will support the growth of our fleet through acquisitions of secondhand vessels and newbuildings. We also intend to maintain a relatively young fleet with an average fleet age of between 10 to 15 years. We believe that owning a high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable charters. We limit our acquisition of vessels to those that meet rigorous industry standards and that are capable of meeting the stringent certification requirements of major oil companies.

Acquisition of Vessels

As of June 30, 2007, we had five vessels scheduled for delivery by the end of October 2007. The Gas Kalogeros, the Gas Sikousis, and the Gas Evoluzione are scheduled to be delivered to us in late July 2007. The Gas Sophie and Gas Haralambos are scheduled to be delivered to us in October 2007.

Following the acquisition of the five Identified Vessels, which will be funded with a portion of the net proceeds of this offering, we expect to have committed borrowing capacity of $40.1 million and eight unencumbered vessels against which we could borrow additional funds. We expect to use this available borrowing capacity to acquire six additional vessels by the end of the first quarter of 2008, as well as additional vessels during the remainder of 2008.

Commercial and Technical Management of Our Fleet

We have a management agreement with Stealth Maritime, which expires in December 2009, but extends for an additional one year term on an annual basis unless six-months’ written notice is provided prior to expiration, under which Stealth Maritime is responsible for the administration of our affairs and the commercial and technical management of our fleet. Under the management agreement, which was amended effective January 1, 2007, as approved by our Board of Directors, including all of our independent directors, in November 2006, we pay Stealth Maritime a management fee of $440 per vessel operating under a voyage or time charter per day on a monthly basis in advance, pro rated for the calendar days we own the vessels. We pay a fee of $125 per vessel per day for each of our vessels operating on bareboat charter. As a consequence of the amendment to the management agreement, the management fee will no longer be adjusted quarterly as it was previously based on the United

States dollar/Euro exchange rate published by Bloomberg LP two days prior to the end of the previous calendar quarter. Rather, the management fees will be on a fixed basis of $440 and $125 per vessel, as described above, irrespective of the United States dollar/Euro exchange rate.

We are also obligated to pay Stealth Maritime a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels. Stealth Maritime will also earn a fee equal to 1.0% of the contract price of any vessel bought or sold by them on our behalf. In addition, as long as Stealth Maritime is our fleet manager, Stealth Maritime has granted us a right of first refusal to acquire any LPG carrier, which Stealth Maritime may acquire in the future. In addition, Stealth Maritime has agreed that it will not charter-in any LPG carrier without first offering the opportunity to charter-in such vessels to us. This right of first refusal does not prohibit Stealth Maritime from managing vessels owned by unaffiliated third parties in competition with us. Additional vessels that we may acquire in the future may be managed by Stealth Maritime, which is an affiliate of the Vafias Group, or by other unaffiliated management companies. In addition, we reimburse Stealth Maritime for its payment of the compensation to our Chief Executive Officer and Chief Financial Officer. During the year ended December 31, 2006, such compensation was in the aggregate amount of €1,240,008 (US$1,593,799 based on the average exchange rate of €1.00:US$1.2853 in effect throughout 2006).

Stealth Maritime currently provides technical management services for eight vessels in our fleet, the Gas Amazon, the Gas Oracle, the Gas Courcheval, the Gas Fortune, the Gas Crystal, the Gas Cathar, the Gas Flawless and the Gas Renovatio. Of the remaining 25 vessels in our current fleet, 11 are on bareboat charter and are therefore managed technically by the charterer under Stealth Maritime’s supervision, while the remaining 14 are managed by either Swan Shipping (seven vessels), a ship management company based in the Philippines; Tesma (six vessels), a ship management company based in Singapore; or V.Ships (one vessel), a ship management company based in Cyprus. These three technical managers, which Stealth Maritime supervises, are responsible for the day-to-day activities of those vessels, including the operation, crewing, maintenance and repair of those vessels; these technical managers also must ensure that our vessels’ operations comply with environmental and other regulatory requirements. Swan Shipping, originally a joint venture company between Southwest Maritime Corporation of Manila and Navix Marine (S) Pte. Ltd. of Singapore, has been involved in ship management operations in the Philippines since 1995 and has provided full technical management services to 17 LPG carriers. Tesma (Singapore) is one of the technical competence centers of Tesma Holding, a Danish alliance network of professional ship management companies currently providing full technical service to over 70 vessels and providing crews to over 150 vessels. V.Ships is an international ship management company with offices in 26 countries. It services a fleet of over 600 vessels of all major vessel types. We believe that since 2001, V.Ships has been the largest provider in terms of the number of ships it manages, providing independent ship management and related marine services to the shipping industry in the world. The technical management agreements with Swan Shipping, Tesma and V.Ships may be terminated by either party at any time upon three months’ notice.

Crewing and Employees

We have no salaried employees, although we reimburse our fleet manager, Stealth Maritime, for the salaries of our Chief Executive Officer and Chief Financial Officer. Stealth Maritime ensures that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that our vessels employ experienced and competent personnel.

Each of Stealth Maritime, Swan Shipping, Tesma and V.Ships for the vessels it technically manages, are responsible for the crewing of the fleet. These responsibilities include training, compensation, transportation and insurance of the crew.

Chartering of the Fleet

We, through Stealth Maritime, manage the employment of our fleet. We deploy our fleet on period charters, including time and bareboat charters which can last up to several years, and spot market charters (through voyage charters and short-term time charters), which generally last from one to six months, subject to market conditions. Period charters and short-term time charters are for a fixed period of time. A voyage charter is generally a contract to carry a specific cargo from a loading port to a discharging port for an agreed-upon total charge. As of June 30, 2007, 11 of our vessels operated on bareboat charters, one of our vessels operated on a spot charter and the remaining 21 of our vessels operated on time charters.

Vessels operating on period charter provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. As a result, during the time our LPG carriers are committed on period charters, we will be unable, during periods of improving charter markets, to take advantage of improved charter rates as we could if our LPG carriers were employed only on spot charters. Vessels operating in the spot market generate revenues that are less predictable but may enable us to capture increased profit margins during periods of improvements in LPG charter rates although we are then exposed to the risk of declining LPG carrier charter rates, which may have a materially adverse impact on our financial performance. If we commit vessels to period charters, future spot market rates may be higher or lower than those rates at which we have period chartered our vessels.

Customers

Our assessment of a charterer’s financial condition and reliability is an important factor in negotiating employment for our vessels. Principal charterers include producers of LPG products, such as national, major and other independent energy companies and energy traders, and industrial users of those products. Our largest customers are Petredec Ltd., Shell Oil Co., Vitol S.A., Statoil ASA and Finaval SpA. We also serve industrial companies. For the year ended December 31, 2006, approximately 72% of our revenue was derived from our top five charterers as follows:

Customer	Year Ended December 31, 2006
Petredec Ltd.	27%
Shell Oil Co.	23%
Vitol S.A.	10%
Statoil ASA	6%
Finaval SpA	6%

Classification and Inspection

All our vessels are certified as being ‘‘in class’’ by Lloyds Register of Shipping, Bureau Veritas, NKK, the American Bureau of Shipping, RINA SpA and C.C.S. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard contracts and memoranda of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel. Every vessel’s hull and machinery is ‘‘classed’’ by a classification society authorized by its country of registry. The classification society certifies that the vessel has been built and maintained in accordance with the rules of such classification society and complies with applicable rules and regulations of the country of registry of the vessel and the international conventions of which that country is a member. Each vessel is inspected by a surveyor of the classification society every year, an annual survey, every two to three years, an intermediate survey, and every four to five years, a special survey. Vessels also may be required, as part of the intermediate survey process, to be dry-docked every 30 to 36 months for inspection of the underwater parts of the vessel and for necessary repair related to such inspection.

In addition to the classification inspections, many of our customers, including the major oil companies, regularly inspect our vessels as a precondition to chartering voyages on these vessels. We believe that our well-maintained, high quality tonnage should provide us with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality of service.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a ‘‘recommendation’’ which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as ‘‘in class’’ by a classification society which is a member of the International Association of Classification Societies. All our vessels are certified as being ‘‘in class’’ by Bureau Veritas, NKK, Det Norske Veritas, the American Bureau of Shipping and RINA SpA. All new and second hand vessels that we purchase must be certified prior to their delivery under our standard contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

We have obtained marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of our vessels. The vessels are each covered up to at least fair market value, with deductibles of $75,000 per vessel.

We also arranged increased value insurance for most of the vessels. Under the increased value insurance in case of total loss of the vessel we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the Hull and Machinery policy. Increased value insurance also covers excess liabilities which are not recoverable in full by the Hull and Machinery policies by reason of under insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which covers our third party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or ‘‘clubs.’’ Subject to the ‘‘capping’’ discussed below, our coverage, except for pollution, is unlimited.

Our current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The 14 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Each P&I Association has capped its exposure to this pooling agreement at $4.5 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group.

Competition

The world wide LPG sector is comparatively smaller than other shipping sectors, consisting of approximately 646 ships of over 3,000 cbm as of June 30, 2007. Overall approximately 190 newbuilding

LPG carriers of over 3,000 cbm are on order and expected to be delivered from 2007 to the end of 2010. However, in the specific sector in which we focus of handysize vessels (3,000 cbm to 8,000 cbm), 54 vessels are on order for scheduled delivery over the next three years, while approximately 21.6% of the fleet in this sector is 20 years or older. As of June 30, 2007, our fleet had an average age of 11.1 years and, accordingly, we believe we are well positioned from a competitive standpoint in terms of our vessels meeting the ongoing needs of charterers. Also we believe we have the largest single-owned fleet in our sector (3,000 cbm to 7,999 cbm) which, in our view, also positions us well from the standpoint of charterers and competitors. We believe, however, that the LPG shipping sector will continue to be highly competitive, and will be driven by both energy production and consumption.

Employees

We have no salaried employees. As of December 31, 2006, 244 officers and 276 crew members served on board the vessels in our fleet.

Seasonality

The LPG carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues may be stronger in fiscal quarters ended December 31 and March 31 and relatively weaker during the fiscal quarters ended June 30 and September 30, as was the case in 2006.

Legal Proceedings

To our knowledge, we are not currently a party to any material lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.

On May 15, 2007, our vessel the Gas Shanghai was involved in a collision when it struck a local vessel that came across its bow as the Gas Shanghai was leaving the port of Ho Chi Minh City, Vietnam, with a pilot on board, after discharging its cargo. While the Gas Shanghai sustained only minor damage, the other, smaller vessel sank and eight of its seamen were lost. On June 27, 2007 the Gas Shanghai was permitted to leave the port and has reentered our service. The vessel’s captain and chief officer have been requested to remain in Ho Chi Minh City to assist in the completion of the investigation by the port authorities. We have reached settlements with the families of six of the lost seamen and have secured the claims of the remaining two. We have confirmed that our protection and indemnity insurers have provided security to cover the vessel’s third party liabilities and will settle them according to the vessel’s proportion of liability as and when they become due. We do not expect these events to materially affect revenues for the second quarter.

Properties

We have no freehold interest in any real property. We lease office space from the Vafias Group. The initial lease term is three years beginning January 3, 2005 with three consecutive options to renew for a one-year term at our option thereafter. The total rent per year is €24,000. We believe this is no more than would be incurred on an arm’s length basis with an unaffiliated landlord.

Exchange Controls

Under Marshall Island law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

 Management

The following table sets forth information regarding our directors and executive officers. Our Board of Directors is elected annually on a staggered basis, and each director elected holds office for a three-year term. All of our current directors, other than Mr. Vafias, are independent. Officers are elected from time to time by vote of our Board of Directors and hold office until a successor is elected.

Name	Age(1)	Positions	Year First Elected	Year Term Expires
Harry N. Vafias	29	President, Chief Executive Officer and Class III Director	2005	2009
Andrew J. Simmons	52	Chief Financial Officer	—	—
Michael G. Jolliffe	57	Chairman of the Board, Class II Director	2005	2007	(2)
Thanassis J. Martinos	57	Class I Director	2005	2008
Markos Drakos	47	Class III Director	2006	2009

(1)	As of June 30, 2007.
(2)	Will stand for reelection at our annual meeting of stockholders scheduled for July 19, 2007.

Certain biographical information about each of these individuals is set forth below.

The term of our Class I director expires in 2008, the term of our Class II director expires in 2007 and the terms of our Class III directors expire in 2009.

Harry N. Vafias has been our President and Chief Executive Officer and a member of our Board of Directors since our inception in December 2004. Mr. Vafias has been actively involved in the tanker and gas shipping industry since 1999. He has worked at Seascope, a leading ship brokering firm specializing in sale and purchase of vessels and chartering of oil tankers. Mr. Vafias also worked at Braemar, a leading ship brokering firm, where he gained extensive experience in tanker and dry cargo chartering. Seascope and Braemar merged in 2001 to form Braemar Seascope Group plc, a public company quoted on the London Stock Exchange and one of the world’s largest ship brokering and shipping service groups. From 2000 until 2004, he worked at Brave Maritime and Stealth Maritime, companies providing comprehensive ship management services, where Mr. Vafias headed the operations and chartering departments of Stealth Maritime and served as manager for the sale and purchase departments of both Brave Maritime and Stealth Maritime. Mr. Vafias graduated from City University Business School in the City of London in 1999 with a B.A. in Management Science and from Metropolitan University in 2000 with a Masters degree in Shipping, Trade and Transport.

Andrew J. Simmons, our Chief Financial Officer, joined us in June 2005. Mr. Simmons has over 34 years of experience in the banking industry, with particular expertise in shipping finance. From 2002 until June 2005, Mr. Simmons served as General Manager of Heath Lambert Middle East in Bahrain and subsequently as Director at Heath Lambert (UAE) LLC in the Marine and Project Finance Division where he was responsible for overseeing the identification and development of marine finance for clients within the Dubai and Gulf regions. Mr. Simmons served as the Managing Director of Talal Al Zawawi Enterprises, a conglomerate encompassing trading, business services and retail business units in Oman, from 2000 until 2002, where he was responsible for overseeing the day-to-day operational activities of the company. From 1973 until 2000, Mr. Simmons served as Director, Manager and Vice President at a number of banks including Bankers Trust Company, BHF Bank and Guiness Mahon & Co. Ltd., in the United Kingdom, Marine Midland Bank in New York, TAIB Bank EC in Bahrain and Mid-Med Bank PLC in Dubai and also served as International Treasurer for Saatchi & Saatchi Company PLC in London from 1986 to 1988.

Michael G. Jolliffe is Chairman of our Board of Directors. He is a director of a number of companies in shipping, oil, textiles, telecommunications and other industries. He is Deputy Chairman of Tsakos Energy Navigation Limited, an oil and product tanker shipping company listed on the New York Stock Exchange. Mr. Jolliffe is also Deputy Chairman of Lannet S.A., Greece’s second largest telephone company, which is also quoted on the Athens Stock Exchange. Mr. Jolliffe is also Chairman of Wigham-Richardson Shipbrokers Ltd, one of the oldest established shipbroking companies in the City of London, and of Shipping Spares Repairs and Supplies Ltd, an agency company based in Piraeus, Greece. He is also joint president of Hanjin Eurobulk Ltd., a joint venture broking company with Hanjin Shipping of Korea. Additionally, Mr. Jolliffe is the President of Eurotrans Hermes Hellas S.A., the Greek agent of the Skoda Group for trams, buses and trains.

Thanassis J. Martinos is a member of our Board of Directors. He has had over 35 years of experience in the shipping industry having served as Co-Managing Director of Thenamaris Ships Management, a ship management company with over three decades of experience servicing major oil companies, traders and government agencies. Since 1991, Mr. Martinos has been the Managing Director of Eastern Mediterranean Maritime Ltd., a ship management company specializing in the management of tankers and dry bulk carriers that presently operates a fleet that exceeds 2.8 million dwt. Mr. Martinos holds a B.S. in Economics from Athens University.

Markos Drakos is a member of our Board of Directors and Chairman of our Audit Committee. In 1998, Mr. Drakos co-founded Touche Ross & Co., later renamed Deloitte & Touche, Nicosia and served as co-managing partner of the company’s Nicosia office in Cyprus until 2002. Following the December 2002 reorganization of Deloitte & Touche, Nicosia, and Mr. Drakos founded Markos Drakos Consultants Group, a consulting company, which served as successor to the consulting, special services and international business division of Deloitte & Touche, Nicosia. From 2000 until 2003, Mr. Drakos also served as Vice Chairman of the Cyprus Telecommunications Authority, the leading telecommunications company in Cyprus. Mr. Drakos has also served as a member of the Offshore, Shipping & Foreign Investment Committee of the Institute of Certified Public Accountants of Cyprus. Mr. Drakos received a Bachelor of Science degree in Economics from the London School of Economics and is a Fellow of the Institute of Chartered Accountants in England and Wales and a member of the Institute of Certified Public Accountants of Cyprus.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The members of each committee are Messrs. Jolliffe, Martinos and Drakos.

Compensation of Directors and Executive Officers

For the year ended December 31, 2005, each of the independent directors received fees in the amount of $35,000 per annum pro rated for the number of days in 2005 for which we were a public company, plus reimbursement for their out-of-pocket expenses. Beginning February 2006, the Chairman of our Board of Directors received annual fees of $70,000, plus reimbursement for his out-of-pocket expenses, while each of our other independent directors continued to receive fees of $35,000 per annum, plus reimbursement of their out-of-pocket expenses. Executive directors received no compensation for their services as directors. In addition, we reimbursed Stealth Maritime for its payment of the compensation to our Chief Executive Officer and Chief Financial Officer. During the year ended December 31, 2006, such compensation was in the aggregate amount of €1,240,008 (US$1,593,799, based on the average exchange rate of €1.00:US$1.2853 throughout 2006). We anticipate that cash compensation for our directors and executive officers in the future will not materially increase. Our executive officers are also eligible to receive awards under our equity compensation plan described below under ‘‘—Equity Compensation Plan.’’ As of June 30, 2007, no awards had been granted under the equity compensation plan.

Employees

We have no salaried employees. As of December 31, 2006, 244 officers and 276 crew members served on board the vessels in our fleet.

Equity Compensation Plan

We have an equity compensation plan. As of June 30, 2007, we had not made any grants under the Plan. The Plan is generally administered by the Compensation Committee of our Board of Directors, except that the full board may act at any time to administer the Plan, and authority to administer any aspect of the Plan may be delegated by our Board of Directors or by the Compensation Committee to an executive officer or any other person. The Plan allows the plan administrator to grant awards of shares of our common stock or the right to receive or purchase shares of our common stock (including options to purchase common stock, restricted stock and stock units, bonus stock, performance stock, and stock appreciation rights) to our employees, directors or other persons or entities providing significant services to us or our subsidiaries, and further provides the plan administrator the authority to reprice outstanding stock options or other awards. The actual terms of an award, including the number of shares of common stock relating to the award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, shares of common stock, are to be determined by the plan administrator and set forth in a written award agreement with the participant.

The aggregate number of shares of our common stock for which awards may be granted under the Plan cannot exceed 10% of the number of shares of our common stock issued and outstanding at the time any award is granted. Awards made under the Plan that have been forfeited (including our repurchase of shares of common stock subject to an award for the price, if any, paid to us for such shares of common stock, or for their par value), cancelled or have expired, will not be treated as having been granted for purposes of the preceding sentence.

The Plan permits the plan administrator to make an equitable adjustment to the number, kind and exercise price per share of awards in the event of our recapitalization, reorganization, merger, spin-off, share exchange, dividend of common stock, liquidation, dissolution or other similar transaction or events. In addition, the plan administrator may make adjustments in the terms and conditions of any awards in recognition of any unusual or nonrecurring events. Our Board of Directors may, at any time, alter, amend, suspend or discontinue the Plan. The Plan will automatically terminate ten years after it has been most recently approved by our stockholders.

 Principal Shareholders

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of June 30, 2007 by:

•	each person or entity that we know beneficially owns 5% or more of our shares of common stock;

•	our chief executive officer and our other members of senior management;

•	each of our directors; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has or shares voting power and/or dispositive power with respect to securities is treated as a beneficial owner of those securities. It does not necessarily imply that the named person has the economic or other benefits of ownership. For purposes of this table, shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of June 30, 2007 are considered as beneficially owned by the person holding such options, warrants or rights. Each shareholder is entitled to one vote for each share held. The applicable percentage of ownership for each shareholder is based on 14,400,000 shares of common stock outstanding as of June 30, 2007. Information for certain holders is based on their latest filings with the SEC or information delivered to us.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage before Offering	Percentage after Offering*
Principal Shareholders
Flawless Management Inc.(1)	6,000,000	41.7%	27.8%
331 Kifissias Avenue
Erithrea 14561
Athens, Greece
Wellington Management Company, LLP(2)	1,384,500	9.61%	6.4%
75 State Street
Boston, MA 02109
Zesiger Capital Group LLC(3)	960,400	6.7%	4.4%
320 Park Avenue, 30th Floor
New York, New York 10022
Executive Officers and Directors
Harry N. Vafias(4)	6,000,000	41.7%	27.8%
Andrew J. Simmons	—	—	—
Michael G. Jolliffe	—	—	—
Markos Drakos	—	—	—
Thanassis J. Martinos(5)	400,000	2.7%	1.9%
All executive officers and directors as a group (5 persons)	6,400,000	44.4%	29.6%

*	Assumes underwriters do not exercise their over-allotment option.
(1)	According to a Schedule 13G filed with the SEC on February 13, 2006 jointly filed by Flawless Management Inc. and Harry N. Vafias, Flawless Management Inc. beneficially owns 6,000,000 shares of common stock and has sole voting power and sole dispositive power with respect to all such shares. Harry N. Vafias, our Chief Executive Officer, President and Director, is the sole stockholder of Flawless Management Inc.
(2)	According to Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007, Wellington Management Company, LLP beneficially owns 1,384,500 shares of common stock and has shared voting power with respect to 822,700 such shares and shared dispositive power with respect to all such shares. The shares of common stock are owned of record by clients of Wellington Management Company, LLP, an investment advisor.

(3)	According to a Schedule 13G filed with the SEC on February 13, 2007, Zesiger Capital Group LLC beneficially owns 960,400 shares of common stock and has sole voting power with respect to 716,500 such shares and sole dispositive power with respect to all such shares. The shares of common stock are owned of record by clients of Zesiger Capital Group LLC, an investment advisor.
(4)	By virtue of the shares owned indirectly through Flawless Management Inc.
(5)	By virtue of shares owned indirectly through Nike Investments Corporation, the beneficial owner being Mr. Thanassis Martinos a director of StealthGas Inc. The address of Nike Investments Corporation is 80 Broad Street, Monrovia, Liberia.

 Related Party Transactions

Management Affiliations

Harry Vafias, our President, Chief Executive Officer and one of our directors, is an officer, director and the sole shareholder of Flawless Management Inc., our largest stockholder. Mr. Vafias is also the son of the principal and founder of Brave Maritime, an affiliate of Stealth Maritime, which is our management company.

Management and Other Fees

In the year ended December 31, 2006 we paid Stealth Maritime a management fee of $390 (based on an exchange rate of €1.00:US$1.25) per vessel operating under a voyage or time charter per day on a monthly basis in advance, pro rated for the calendar days we own the vessels. We paid a fee of $125 (based on an exchange rate of €1.00:US$1.25) per vessel per day for each of our vessels operating on bareboat charter. The management fee was adjusted quarterly based on the United States Dollar/Euro exchange rate as published by Bloomberg LP two days prior to the end of the previous calendar quarter. Effective January 1, 2007, following the written consent of the Board of Directors, including all of our independent directors, the management fee per vessel operating under voyage and time charter was amended to $440 per day and is not now adjusted each quarter by the prevailing Euro/US$ exchange rate. The management fee of $125 per day per vessel operating under bareboat charter remains unchanged, but is now not subject to readjustment each quarter by the prevailing Euro/US$ exchange rate. Management fees were $0.9 million for the three months ended March 31, 2007 and were $3.0 million for the year ended December 31, 2006 and $1.5 million for the year ended December 31, 2005.

We are also obligated to pay Stealth Maritime a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels. Stealth Maritime also earns a fee equal to 1.0% calculated on the price as stated in the relevant memorandum of agreement for any vessel bought or sold by them on our behalf. For the three months ended March 31, 2007 and the years ended December 31, 2005 and 2006, total brokerage commissions of 1.25% amounted to $260,915, $436,201 and $882,589, respectively, and were included in voyage expenses. For the three months ended March 31, 2007 the amount of $225,750 and for the years ended December 31, 2005 and 2006, the amounts of $1,955,450 and $785,550, respectively, were capitalized to the cost of the vessels. We believe that the amounts we pay to Stealth Maritime are no more than amounts that we would pay to an unaffiliated ship manager.

We also reimburse Stealth Maritime for its payment of the compensation to our Chief Executive Officer and Chief Financial Officer. During the year ended December 31, 2006, such compensation was in the aggregate amount of €1,240,008 (US$1,593,729, based on the average exchange rate of €1.00:US$1.2853 in effect throughout the year ended December 31, 2006).

In addition, as long as Stealth Maritime is our fleet manager, Stealth Maritime has granted us a right of first refusal to acquire any LPG carrier, which Stealth Maritime may acquire in the future. In addition, Stealth Maritime has agreed that it will not charter-in any LPG carrier without first offering the opportunity to charter-in such vessel to us. This right of first refusal does not prohibit Stealth Maritime from managing vessels owned by unaffiliated third parties in competition with us. Additional vessels that we may acquire in the future may be managed by Stealth Maritime or other unaffiliated management companies.

The initial term of our management agreement with Stealth Maritime expires in 2009, but extends for an additional one year term on an annual basis unless six-months’ written notice is provided prior to expiration,. We believe that the amounts we pay to Stealth Maritime are no more than amounts that we would pay to an unaffiliated ship manager.

Deemed Dividend

Deemed dividends recorded in the year ended December 31, 2006 reduced additional paid in capital by $287,500. This represents the difference in the acquisition cost paid by us for the Gas Eternity, which was delivered to us in March 2006, compared to the price paid by the Vafias Group as part of the Vafias Group of LPG Carriers.

Office Space

We lease office space from the Vafias Group. The initial lease term is three years beginning January 3, 2005 with three consecutive options to renew for a one-year term at our option thereafter. The total rent per year is €24,000. We believe this is no more than would be incurred on an arm’s length basis with an unaffiliated landlord.

Nike Investments Corporation

Pursuant to a letter agreement, dated August 2, 2006, with Nike Investments Corporation, which is beneficially owned by one of our directors, Thanassis J. Martinos, we sold 400,000 shares of our common stock in a transaction exempt from the registration requirements of the Securities Act. Under the registration rights provisions of the letter agreement for the sale of the 400,000 shares, as amended, we have agreed to register the shares of our common stock held by Nike Investments Corporation by November 15, 2007 and, in connection therewith, to indemnify Nike Investments Corporation and Nike Investments Corporation agreed to indemnify us against specified liabilities arising under the Securities Act. We agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the shares of common stock held by Nike Investments Corporation. On July 5, 2007, the SEC declared effective a shelf registration statement, of which this prospectus forms a part, that also registers 6,400,000 shares of our common stock for resale by our existing stockholders. Upon the filing of a prospectus supplement covering the 400,000 shares held by Nike Investments Corporation, such shares will be freely tradable in the public market.

Gas Kalogeros and Gas Sikousis

In March 2007, we agreed to acquire the Gas Kalogeros, a 5,000 cbm fully pressurized newbuilding LPG carrier delivered ex-shipyard to its previous owner in March 2007, and the Gas Sikousis, a 2006-built 3,500 cbm fully pressurized LPG carrier, from Dreamship Inc. and Stellar Management Limited, each an affiliate of ours, for an aggregate of $34.5 million. These vessels are being acquired at the average of the assessed value of both vessels by two unaffiliated international sale and purchase brokers.

Brave Maritime Corp. Bridge Loan

On May 16, 2007, we entered into a $35 million 60-day unsecured bridge facility with our affiliate Brave Maritime Corp., the maturity of which may be extended for an additional 60 days at our option. Interest will accrue under this facility at a rate of three month LIBOR plus 0.80%. On May 24, 2007, we drew down $9.0 million under this facility to fund the balance of the purchase price for the Gas Renovatio. On June 25, 2007, we drew down an additional $9.0 million to fund the balance of the purchase price for the Chiltern. We expect that the outstanding indebtedness of $18.0 million under this facility will be repaid with a portion of the net proceeds from this offering and following such repayment, the facility will be retired. We believe that the terms of this facility are no less favorable than we could have obtained from an unaffiliated lender for a similar facility.

 Description of Capital Stock

Under our articles of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, of which 14,400,000 shares are issued and outstanding and fully paid, and 5,000,000 shares of blank check preferred stock, $.01 par value per share, none of which are issued and outstanding. All of our shares of stock are in registered form.

Common Stock

As of the date of this prospectus supplement, we have 14,400,000 shares of common stock outstanding. Upon consummation of this offering, we will have outstanding 21,600,000 shares of common stock or 22,680,000 shares if the underwriters’ over-allotment option is exercised in full, out of 100,000,000 shares authorized to be issued. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Other Matters

Our Articles of Incorporation and Bylaws.    Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Board of Directors. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Directors.    Our directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

The Board of Directors may change the number of directors by a vote of a majority of the entire board. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us.

Dividends.    While we cannot assure you that we will do so, and subject to the limitations discussed below, we currently intend to declare and pay regular cash dividends on a quarterly basis from our net profits, in amounts the Board of Directors may from time to time determine are appropriate. However, we may have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. We declared and paid a dividend per share of $0.1875 for each of our last six fiscal quarters. While we cannot assure you that we will do so, and subject to the limitations discussed in the section titled ‘‘Dividend Policy’’, we currently intend to declare and pay regular cash dividends on a quarterly basis from our net profits, in amounts the Board of Directors may from time to time determine are appropriate. There can be no assurance that we will pay regular quarterly dividends in the future. Such dividends as we do pay may be in amounts less than the quarterly $0.1875 per share dividend we have paid in the past.

Declaration and payment of any dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, including the loan agreement with Fortis Bank, or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our Board of Directors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the LPG carrier market, our earnings would be negatively affected thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof.

Dissenters’ Rights of Appraisal and Payment.    Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders’ Derivative Actions.    Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents.    Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our stockholders, to issue up to 5,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our articles of incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors are elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors

Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by resolution of our Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations

Although the BCA does not contain specific provisions regarding ‘‘business combinations’’ between companies organized under the laws of the Marshall Islands and ‘‘interested stockholders,’’ we have included these provisions in our articles of incorporation. Specifically, our articles of incorporation prohibit us from engaging in a ‘‘business combination’’ with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

•	persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

•	persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation’s outstanding voting stock at any time within three years before the date on which the person’s status as an interested stockholder is determined.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares;

•	following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder; or

•	the stockholder was or became an interested stockholder prior to the consummation of our initial public offering.

Marshall Islands Company Considerations

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands		Delaware
Shareholder Meetings
•	Held at a time and place as designated in the bylaws	•	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
•	May be held within or without the Marshall Islands	•	May be held within or without Delaware
•	Notice:	•	Notice:
	• Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting		• Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any
	• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting		• Written notice shall be given not less than 10 nor more than 60 days before the meeting
Shareholders’ Voting Rights
•	Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	•	With limited exceptions, shareholders may act by written consent to elect directors
•	Any person authorized to vote may authorize another person or persons to act for him by proxy	•	Any person authorized to vote may authorize another person or persons to act for him by proxy

•	Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting	•	For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum
•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders	•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders
•	The articles of incorporation may provide for cumulative voting in the election of directors	•	The certificate of incorporation may provide for cumulative voting
•	Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting	•	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting
•	Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting	•	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote
•	Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation	•	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting
•	Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation	•	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides

Directors
•	Board must consist of at least one member	•	Board must consist of at least one member
•	Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board	•	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors
•	If the board is authorized to change the number of directors, it can only do so by majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director	•	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate
•	Removal:	•	Removal:
	• Any or all of the directors may be removed for cause by vote of the shareholders		• Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides
	• If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders		• In the case of a classified board, shareholders may effect removal of any or all directors only for cause
Dissenters’ Rights of Appraisal
•	Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	•	With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
•	A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
• Alters or abolishes any preferential right of any outstanding shares having preference; or
• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class
Shareholder’s Derivative Actions
•	An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law	•	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law
•	Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort	•	Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile)
•	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands
•	Reasonable expenses including attorney’s fees may be awarded if the action is successful
•	Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

 Tax Considerations

Marshall Islands Tax Considerations

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relevant to us and to the purchase, ownership and disposition of our common stock. This discussion does not address United States federal income tax considerations applicable to prospective investors that are subject to special rules, including, without limitation: financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons that would hold common stock as a part of a straddle, hedge or conversion transaction, persons that have a ‘‘functional currency’’ other than the U.S. dollar, persons that own (or are deemed to own) ten percent or more (by voting power or value) of our stock, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, former citizens or long-term residents of the United States, brokers, dealers in securities or currencies and persons that would hold common stock as part of an integrated transaction or constructive sale transaction for United States federal income tax purposes. This discussion does not address taxes other than income taxes. Prospective investors are urged to consult their own tax advisor concerning the tax consequences arising to them in their own particular circumstances under United States federal, state, local or non-United States law from the purchase, ownership and disposition of our common stock.

This discussion of United States federal income tax matters is based on the Code, existing final and temporary Treasury regulations promulgated thereunder, judicial decisions and administrative pronouncements, all of which are subject to change, potentially with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States. We have no current intention of maintaining such an office. References in this discussion to ‘‘we’’ and ‘‘us’’ are to StealthGas Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as ‘‘shipping income,’’ to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as ‘‘United States-source shipping income.’’

Shipping income attributable to transportation that both begins and ends in the United States is generally considered to be 100% from sources within the United States. We do not expect to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports is generally considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross United States-source shipping income, unless determined to be effectively connected with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our United States-source shipping income if:

(1)    we are organized in a foreign country (our ‘‘country of organization’’) that grants an ‘‘equivalent exemption’’ to corporations organized in the United States; and

(2)    either

(A)    more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are ‘‘residents’’ of our country of organization or of another foreign country that grants an ‘‘equivalent exemption’’ to corporations organized in the United States, which we refer to as the ‘‘50% Ownership Test’’; or

(B)    our stock is ‘‘primarily and regularly traded on an established securities market’’ in our country of organization, in another country that grants an ‘‘equivalent exemption’’ to United States corporations, or in the United States, which we refer to as the ‘‘Publicly-Traded Test.’’

We believe, based on Revenue Ruling 2001-48, 2001-2 C.B. 324, and, in the case of the Marshall Islands, an exchange of notes between the United States and the Marshall Islands, 1990-2 C.B. 321, and, in the case of Malta, an exchange of notes between the United States and Malta, 1997-1 C.B. 314, (each an ‘‘Exchange of Notes’’) that the Marshall Islands and Malta, the jurisdictions in which we and our ship-owning subsidiaries are incorporated, grant an ‘‘equivalent exemption’’ to United States corporations. We believe that the Marshall Islands continues to honor the Exchange of Notes and that, since the date the Exchange of Notes was entered into, the tax law of the Marshall Islands has not changed so as to be inconsistent with the Exchange of Notes with the United States. Therefore, we believe that we will be exempt from United States federal income taxation with respect to our United States-source shipping income if either the 50% Ownership Test or the Publicly-Traded Test is met. For periods subsequent to our initial public offering it may be difficult to satisfy the 50% Ownership Test due to the widely-held ownership of our stock. Our ability to satisfy the Publicly-Traded Test is discussed below.

The Section 883 regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be ‘‘primarily traded’’ on an established securities market in a particular country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, which is the sole class of our issued and outstanding stock, is ‘‘primarily traded’’ on the Nasdaq Global Market.

Under the regulations, our common stock will be considered to be ‘‘regularly traded’’ on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market. We refer to this as the listing threshold. Since our common stock is our sole class of stock and is listed on the Nasdaq Global Market, we will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as we believe to be the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of our stock will not be considered to be ‘‘regularly traded’’ on an established securities market for any taxable year in which 50% or more of such class of our outstanding shares of the stock is owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of our outstanding stock, which we refer to as the ‘‘5 Percent Override Rule.’’

For purposes of being able to determine the persons who own 5% or more of our stock, or ‘‘5% Stockholders,’’ the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as having a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

We believe that the shares of our common stock are currently and may in the future be, owned, actually or under applicable attribution rules, such that 5% Stockholders own, in the aggregate, 50% or more of our common stock. In such circumstances, we will be subject to the 5% Override Rule and will not qualify for the benefits of Section 883 of the Code unless we can establish that among the shares included in the closely-held block of our shares of common stock are a sufficient number of shares of common stock that are owned or treated as owned by ‘‘qualified stockholders’’ that the shares of common stock included in such block that are not so treated could not constitute 50% or more of the shares of our common stock for more than half the number of days during the taxable year. In order to establish this, such qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. For these purposes, a ‘‘qualified stockholder’’ includes (i) an individual that owns or is treated as owning shares of our common stock and is a resident of a jurisdiction that provides an exemption that is equivalent to that provided by Section 883 of the Code and (ii) certain other persons. There can be no assurance that we will not be subject to the 5% Override Rule.

Our Chief Executive Officer, who is currently treated under applicable ownership attribution rules as owning approximately 41.7% of our shares of common stock, has entered into an agreement with us regarding his compliance, and the compliance by certain entities that he controls and through which he owns our shares, with the certification requirements designed to substantiate status as qualified stockholders. In certain circumstances, his compliance and the compliance of such entities he controls with the terms of that agreement may enable us and our subsidiaries to qualify for the benefits of Section 883 even where persons each of whom owns, either directly or under applicable attribution rules, 5% or more of our shares own, in the aggregate, more than 50% of our outstanding shares. There can be no assurance, however, that his compliance and the compliance of such entities he controls with the terms of that agreement will enable us or our subsidiaries to qualify for the benefits of Section 883.

To the extent the benefits of Section 883 are unavailable, our United States-source shipping income, to the extent not considered to be ‘‘effectively connected’’ with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, we expect that no more than 50% of our shipping income would be treated as being derived from United States-sources, we expect that the maximum effective rate of United States federal income tax on our gross shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our United States-source shipping income is considered to be ‘‘effectively connected’’ with the conduct of a United States trade or business, as described below, any such ‘‘effectively connected’’ United States-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% ‘‘branch profits’’ taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our United States trade or business.

Our United States-source shipping income, other than leasing income, will be considered ‘‘effectively connected’’ with the conduct of a United States trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all (at least 90%) of our United States-source shipping income, other than leasing income, is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis.

Our United States-source shipping income from leasing will be considered ‘‘effectively connected’’ with the conduct of a United States trade or business only if:

•	we have, or are considered to have a fixed place of business in the United States that is involved in the earning of such leasing income; and

•	substantially all (at least 90 percent) of our United States-source shipping income from leasing is attributable to such fixed place of business.

For these purposes, leasing income is treated as attributable to a fixed place of business where such place of business is a material factor in the realization of such income and such income is realized in the ordinary course of business carried on through such fixed place of business. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States-source shipping income will be ‘‘effectively connected’’ with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

United States Federal Income Taxation of United States Holders

As used herein, the term ‘‘United States Holder’’ means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or ‘‘qualified dividend income,’’ as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common stock on a dollar for dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as passive category income or, in the case of certain types of United States Holders, general category income for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Distributions paid on our common stock to a United States Holder who is an individual, trust or estate (a ‘‘United States Individual Holder’’) that qualify as dividends for United States federal income tax purposes should be treated as ‘‘qualified dividend income’’ that is taxable to such United States Individual Holders at preferential tax rates (through 2010) provided that: (1) the common stock is readily tradable on an established securities market in the United States (such as the Nasdaq Global Market); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (we do not believe we are, have been or will be a PFIC); (3) the United States Individual Holder owns the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) certain other conditions are met. Special rules may apply to any ‘‘extraordinary dividend’’. Generally, an extraordinary dividend is a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock paid by us. If we pay an ‘‘extraordinary dividend’’ on our common stock that is treated as ‘‘qualified dividend income,’’ then any loss derived by a United States Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a United States Individual Holder. Any dividends paid by us which are not eligible for these preferential rates will be taxed to a United States Individual Holder at the standard ordinary income rates. Legislation has recently been proposed in the United States Congress, which, if enacted, would likely preclude our dividends from being treated as ‘‘qualified dividend income’’ eligible for the preferential tax rates referred to above. No assurance can be given regarding whether, or in what form, this proposal may be enacted.

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a PFIC for any taxable year, a United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

PFIC Status and Significant Tax Consequences

Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute ‘‘passive income’’ unless we are treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we have been or are, and we do not expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFIC status, the Internal Revenue Service or a court could disagree with our position. In addition, although we currently intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

Our expectation that we will not be treated as a PFIC is based in part upon our beliefs and expectations regarding the value of the vessels that we lease on a bareboat basis and our other passive assets, such as our newbuilding contracts and our contracts to acquire existing vessels, relative to the value of our other assets. Should our beliefs or expectations turn out to be incorrect, then we could, in certain circumstances, be treated as a PFIC.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a ‘‘Qualified Electing Fund,’’ which election we refer to as a ‘‘QEF election.’’ As an alternative to making a QEF election, a United States Holder should be able to make a ‘‘mark-to-market’’ election with respect to our common stock, as discussed below.

Taxation of United States Holders Making a Timely QEF Election

If a United States Holder makes a timely QEF election, which United States Holder we refer to as an ‘‘Electing Holder,’’ the Electing Holder must report each year for United States federal income tax purposes his pro-rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A United States Holder would make a QEF election with respect to any year that our company is a PFIC by filing one copy of IRS Form 8621 with his United States federal income tax return and a second copy in accordance with the instructions to such form. If we were aware that we were to be treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the qualified electing fund election described above.

Taxation of United States Holders Making a ‘‘Mark-to-Market’’ Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our common stock is treated as ‘‘marketable stock,’’ a United States Holder would be allowed to make a ‘‘mark-to-market’’ election with respect to our common stock, provided the United States Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the United States Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The United States Holder would also be permitted an ordinary loss in respect of the excess, if any, of the United States Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A United States Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.

Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a ‘‘mark-to-market’’ election for that year, whom we refer to as a ‘‘Non-Electing Holder,’’ would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common stock;

•	the amount allocated to the current taxable year would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies before January 1, 2010 while owning our common stock, such holder’s successor generally will not receive a step-up in tax basis with respect to such stock.

Other PFIC Elections

Under recently issued temporary regulations, if a United States Holder held our stock during a period when we were treated as a PFIC but the United States Holder did not have a QEF election in effect with respect to us, then in the event that we failed to qualify as a PFIC for a subsequent taxable year, the United States Holder could elect to cease to be subject to the rules described above with respect to those shares by making a ‘‘deemed sale’’ or, in certain circumstances, a ‘‘deemed dividend’’ election with respect to our stock. If the United States Holder makes a deemed sale election, the United States Holder will be treated, for purposes of applying the rules described above under the heading ‘‘Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election’’, as having disposed of our stock for its fair market value on the last day of the last taxable year for which we qualified as a PFIC (the ‘‘termination date’’). The United States Holder would increase his, her or its basis in such common stock by the amount of the gain on the deemed sale described in the preceding sentence. Following a deemed sale election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC.

If we were treated as a ‘‘controlled foreign corporation’’ for United States federal income tax purposes for the taxable year that included the termination date, then a United States Holder could make a ‘‘deemed dividend’’ election with respect to our common stock. If a deemed dividend election is made, the United States Holder is required to include in income as a dividend his, her or its pro rata share (based on all of our stock held by the United States Holder, directly or under applicable attribution rules, on the termination date) of our post-1986 earnings and profits as of the close of the taxable year that includes the termination date (taking only earnings and profits accumulated in taxable years in which we were a PFIC into account). The deemed dividend described in the preceding sentence is treated as an excess distribution for purposes of the rules described above under the heading ‘‘Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election’’. The United States Holder would increase his, her or its basis in our stock by the amount of the deemed dividend. Following a deemed dividend election, the United States Holder would not be treated, for purposes of the PFIC rules, as having owned the stock during a period prior to the termination date when we qualified as a PFIC. For purposes of determining whether the deemed dividend election is available, we generally will be treated as a controlled foreign corporation for a taxable year when, at any time during that year, United States persons, each of whom owns, directly or under applicable attribution rules, shares having 10% or more of the total voting power of our stock, in the aggregate own, directly or under applicable attribution rules, shares representing more than 50% of the voting power or value of our stock.

A deemed sale or deemed dividend election must be made on the United States Holder’s original or amended return for the shareholder’s taxable year that includes the termination date and, if made on an amended return, such amended return must be filed not later than the date that is three years after the due date of the original return for such taxable year. Special rules apply where a person is treated, for purposes of the PFIC rules, as indirectly owning our common stock.

United States Federal Income Taxation of ‘‘Non-United States Holders’’

A beneficial owner of common stock that is not a United States Holder and is not treated as a partnership for United States federal income tax purposes is referred to herein as a ‘‘Non-United States Holder.’’

Dividends on Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income generally is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain generally is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States; or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, in the case of a corporate Non-United States Holder, such holder’s earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a noncorporate United States holder will be subject to information reporting requirements and backup withholding tax if such holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If a holder sells our common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless the holder certifies that it is a non-United States person, under penalties of perjury, or the holder otherwise establishes an exemption. If a holder sells our common stock through a non-United States office of a non-United States broker and the sales proceeds are paid outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a holder sells our common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed such stockholder’s income tax liability by timely filing a refund claim with the Internal Revenue Service.

Underwriting

Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. are acting as joint bookrunning managers and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus among the underwriters and us, each of the underwriters named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the name of each underwriter.

Underwriters	Number of Shares
Citigroup Global Markets Inc.(1)	2,736,000
Cantor Fitzgerald & Co.(2)	2,736,000
Johnson Rice & Company L.L.C.(3)	720,000
Morgan Keegan & Company, Inc.(4)	720,000
DVB Capital Markets LLC(5).	144,000
Scotia Capital (USA) Inc.(6).	144,000
Total	7,200,000

(1)	388 Greenwich Street, New York, NY 10013.
(2)	110 East 59th Street, New York, NY 10022.
(3)	639 Loyola Avenue, Suite 2775, New Orleans, LA 70113.
(4)	50 North Front Street, 19th Floor, Memphis, TN 38103.
(5)	609 Fifth Avenue, New York, NY 10017.
(6)	One Liberty Plaza, 165 Broadway, 25th Floor, New York, NY 10006.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $0.5940 per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,080,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, our officers and directors and certain of our other stockholders have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The common stock is quoted on the NASDAQ Global Market under the symbol ‘‘GASS’’.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per Share	$0.99	$0.99
Total	$7,128,000	$8,197,200

In connection with this offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transaction. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. ‘‘Covered’’ short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make ‘‘naked’’ short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering payable by us will be approximately $700,000.

The underwriters and their affiliates have performed investment banking, lending and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the website maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage accounts.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because any of those liabilities.

 Legal Matters

The validity of the common stock that may be offered by this prospectus is being passed upon for us by Watson, Farley & Williams (New York) LLP. Certain matters of New York law are being passed on by Morgan, Lewis & Bockius LLP, New York, New York. The underwriters have been represented by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

 Experts

The consolidated financial statements of StealthGas Inc. appearing in StealthGas Inc.’s Annual Report on Form 20-F for the year ended December 31, 2006, have been audited Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as indicated in their report with respect thereto, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The section of this prospectus supplement entitled ‘‘The International Gas Carrier Market’’ and the other information in this prospectus specifically attributed to Fearnleys has been prepared by Fearnleys, a shipping industry research organization. Fearnleys has confirmed to us that it accurately describes the international gas carrier market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in that section, as indicated in Fearnleys’ consent which has been incorporated by reference as an exhibit to the registration statement on Form F-3, of which this prospectus is a part.

 Where you can find Additional Information

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is part of that registration statement, which includes additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

 Incorporation of Certain Information by Reference

The SEC allows us to ‘‘incorporate by reference’’ the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2006 filed with the SEC on June 5, 2007;

•	our Report on Form 6-K filed with the SEC on June 29, 2007, which contains our financial information for the three months ended March 31, 2007;

•	our Report on Form 6-K filed with the SEC on July 9, 2007 relating to Fearnleys A/S;

•	our Report on Form 6-K filed with the SEC on July 17, 2007 relating to the form of underwriting agreement in respect of this offering; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51559), filed with the SEC on October 4, 2005.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

StealthGas Inc.
331 Kifissias Avenue
Erithrea 14561
Athens, Greece
Attention: Secretary
011 30 210 625 0001

PROSPECTUS

$200,000,000

STEALTHGAS INC.

DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS
COMMON STOCK
PREFERRED STOCK

6,400,000 SHARES OF COMMON STOCK

OFFERED BY THE SELLING STOCKHOLDERS

We may offer debt securities (which may be guaranteed by one or more of our subsidiaries), warrants, purchase contracts, units, common stock or preferred stock from time to time. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the registrants pursuant to this prospectus will have an aggregate public offering price of up to $200,000,000.

In addition, selling stockholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement, may offer and sell from time to time up to 6,400,000 shares of common stock using this prospectus and any prospectus supplement. We will not receive any of the proceeds from any sale of common stock by the selling stockholders, or by their respective pledgees, donees, transferees or other successors in interest.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol ‘‘GASS.’’

Our principal offices are located at 331 Kifissias Avenue, Erithrea 14561 Athens, Greece. Our telephone number at such address is 011 30 210 625 0001.

Investing in our securities involves risks. You should carefully consider the risk factors set forth in the applicable supplement to this prospectus before investing in any securities that may be offered.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 5, 2007.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Forward-looking statements include, but are not limited to, such matters as:

•	future operating or financial results;

•	global and regional political conditions;

•	statements about pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	competition in the marine transportation industry;

•	statements about shipping market trends, including charter rates, factors affecting supply and demand and world fleet composition;

•	future liquefied petroleum gas (LPG), prices and production;

•	future supply and demand for LNG of which LPG is a byproduct;

•	our ability to obtain additional financing; and

•	expectations regarding vessel acquisitions.

The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘forecast,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘project,’’ ‘‘predict,’’ and ‘‘should’’ and similar expressions as they relate to us are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions and all forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect our future financial results are discussed more fully under ‘‘Item 3. Key Information — Risk Factors’’ in our Annual Report on Form 20-F for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission (‘‘SEC’’) on June 5, 2007 and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements. Other factors in addition to those listed above could adversely affect our business and results of operations.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading ‘‘Risk Factors’’ in our most recent Annual Report on Form 20-F filed with the SEC incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Marshall Islands company, and our executive offices are located outside of the United States in Athens, Greece. All of our directors and officers reside outside of the United States, and most of our assets and their assets are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us or any of our directors and officers or to realize against them judgments obtained in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States, federal or state securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell from time to time up to $200,000,000 of any combination of the securities described in this prospectus and the selling stockholders may sell up to 6,400,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading ‘‘Where You Can Find More Information.’’

PROSPECTUS SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus, any prospectus supplement and the documents we incorporate by reference. When we use the words the Company, we, us, ours and our, we are referring to StealthGas Inc. unless we specifically indicate otherwise or the context clearly indicates otherwise. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read the prospectus and the documents referred to in ‘‘Where You Can Find More Information’’ for information about us, including our financial statements. The term ‘‘LPG’’ refers to liquefied petroleum gas.

StealthGas Inc.

We own a fleet of LPG carriers providing international seaborne transportation services to LPG producers and users. Our LPG carriers carry various petroleum gas products in liquefied form, including propane, butane, butadiene, isopropane, propylene and vinyl chloride monomer, which are all byproducts of the production of crude oil and natural gas. We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained LPG carriers. We also believe that these attributes, together with our strategic focus on meeting our customers’ chartering needs, has contributed to our ability to attract leading charterers as our customers and to our success in obtaining charter renewals. We are managed by Stealth Maritime, a privately owned company controlled by the Vafias Group, which has been active in shipping for over 30 years and is controlled by the Vafias family, of which Harry Vafias, our Chief Executive Officer, is a member.

We were incorporated in December 2004 in the Republic of the Marshall Islands. In October 2005, we completed an initial public offering of our shares of common stock in the United States and our shares of common stock began trading on the Nasdaq Stock Market.

Our principal executive offices are located at 331 Kifissias Avenue, Erithrea 14561 Athens, Greece. Our telephone number from the United States is 011 30 210 625 0001.

The Securities We May Offer

We may use this prospectus to offer up to $200,000,000 of:

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	purchase contracts;

•	units;

•	common stock; and

•	preferred stock.

In addition, selling stockholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 6,400,000 shares of common stock using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Debt Securities

We may issue senior or subordinated debt securities. Senior debt includes our notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Debt securities may bear interest at a fixed or a floating rate based upon one or more indices.

For any particular debt securities we offer, the prospectus supplement will describe the specific designation; the aggregate principal or face amount and the purchase price; the applicable currencies; the ranking, whether senior or subordinated; the stated maturity; the conversion terms, if any; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; any specific covenants applicable to the particular debt securities; and any other specific terms.

The senior and subordinated debt will be issued under separate indentures between us and Wells Fargo Bank, National Association, as indenture trustee. For a more detailed description of the features of the debt securities, see ‘‘Description of Debt Securities’’ below. You are also encouraged to read the indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in ‘‘Where You Can Find More Information.’’

General Indenture Provisions that Apply to Senior and Subordinated Debt Securities

•	The indentures allow us and our subsidiaries to merge, amalgamate or consolidate with another company, or sell our assets substantially as an entirety to another company, provided that certain conditions are met. If any of these events occur, the other company, if it is the survivor of the merger, amalgamation or consolidation or the purchaser of the assets, would be required to assume our responsibilities for the debt. Unless the transaction resulted in an event of default, we would be released from all liabilities and obligations under the debt securities when the other company assumed our responsibilities.

•	The indentures provide that holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change certain of our obligations and those of our subsidiaries that guarantee our obligations, as well as your rights concerning those securities. However, changes to the financial terms of a debt security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that debt security consents to the change.

•	We and those of our subsidiaries that guarantee our debt securities may satisfy our obligations on the debt securities or be released from our and their obligations to comply with the limitations discussed above at any time by irrevocably depositing sufficient amounts of cash or U.S. government securities with the indenture trustee to pay our obligations under the particular securities when due and by satisfying certain other conditions.

•	The indentures govern the actions of the indenture trustee with regard to the debt securities, including when the indenture trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default

The events of default specified in the indentures include:

•	failure to pay principal or premium, if any, when due;

•	failure to pay required interest for 30 days;

•	failure to make a deposit of any sinking fund payment, if any, when due;

•	a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to merger and sale of assets;

•	failure to perform other covenants for 60 days after notice;

•	failure to pay, or the acceleration of, indebtedness in excess of $25.0 million;

•	if applicable, a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid;

•	certain events of insolvency, bankruptcy or reorganization, whether voluntary or not; and

•	any other event of default specified in the prospectus supplement.

Remedies

If there were an event of default, the indenture trustee or the holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal and any unpaid interest be paid immediately. However, holders of a majority in outstanding principal amount of the securities in that series could rescind that acceleration of the debt securities. If there were an event of default resulting from certain events of bankruptcy, insolvency or reorganization, amounts payable under any debt securities would become immediately due and payable without any action by the indenture trustee or the holders of the debt securities of that series.

Warrants

We may issue warrants to purchase our debt securities or warrants to purchase our equity securities.

For any particular warrants that we offer, the applicable prospectus supplement will describe the underlying securities into which the warrant is exercisable; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. We will issue the warrants under warrant agreements between us and one or more warrant agents.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement, currencies, or commodities. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula.

Units

We may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred stock, common stock or any combination of such securities. The applicable prospectus supplement will describe the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately, a description of the terms of any unit agreement governing the units, and a description of the provisions for the payment, settlement, transfer or exchange or the units.

Common Stock

We may issue shares of our common stock, par value $0.01 per share. Holders of our common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of shares of common stock have no cumulative voting or preemptive rights.

Preferred Stock

We may issue preferred stock, par value $0.01 per share, the terms of which will be established by our board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the prospectus supplement that will accompany this prospectus, including the terms of the preferred stock dealing with dividends, redemption provisions, rights in the event of liquidation, dissolution or winding up, voting rights and conversion rights. Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to our common stock.

Form of Securities

We will generally issue debt securities in book-entry, global form through one or more depositaries, such as The Depository Trust Company. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated.

Payment Currencies

Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Listing

Our common stock is listed on the Nasdaq Global Market. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission (‘‘SEC’’). This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on June 5, 2007;

•	our Current Report on Form 6-K filed with the SEC on June 29, 2007; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51559), filed with the SEC on October 4, 2005.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

StealthGas Inc.
331 Kifissias Avenue
Erithrea 14561
Athens, Greece
Attention: Secretary
011 30 210 625 0001

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with U.S. GAAP.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
Ratio of Earnings to Fixed Charges	3.76	6.10	3.39	6.39	*

*	During 2004, we had earnings of $531,208 and no fixed charges.

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus interest expense, amortization of capitalized expenses relating to indebtedness and the interest portion of rental expenses. Fixed charges consist of interest expensed, amortization of capitalized expenses relating to indebtedness, and the interest portion of rental expense.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of new vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

We will not receive any of the proceeds from any sale of common stock by the selling stockholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Please see the table setting forth our capitalization in our Annual Report on Form 20-F for the year ended December 31, 2006, which is incorporated by reference herein, under the heading ‘‘Item 3. Key Information — Capitalization.’’ Any updates to our capitalization may be set forth in a prospectus supplement to this prospectus.

DESCRIPTION OF DEBT SECURITIES

In this section, references to ‘‘holders’’ mean those who own debt securities registered in their own names on the books that StealthGas Inc. or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled ‘‘Book-Entry Procedures and Settlement’’.

General

The debt securities offered by this prospectus will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indenture trustee under each of the senior debt indenture and the subordinated debt indenture will be Wells Fargo Bank, National Association. We have filed the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in ‘‘Where You Can Find More Information’’, or by contacting the applicable indenture trustee.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation;

•	whether the debt is senior or subordinated;

•	whether the debt is guaranteed by our subsidiaries and whether those guarantees are secured and, if so, the collateral securing the guarantees;

•	the aggregate principal amount offered and authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•	any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under ‘‘Book-Entry Procedures and Settlement.’’

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest or any other monetary payment on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any subsidiary guarantees of the subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Merger and Sale of Assets.    We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person or permit any other person to consolidate, amalgamate or merge with or into us; or

•	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•	in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bahamas, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Merger and Sale of Assets by our Subsidiaries that May Guarantee our Debt Securities.    Where the terms of any debt securities we may issue provide, no subsidiary that guarantees our debt may:

•	consolidate or amalgamate or merge with or into any other person (other than us or another subsidiary that guarantees our debt); or

•	directly or indirectly transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than to us or to another subsidiary that guarantees our debt), unless, in either such case:

•	the entity formed by such consolidation or into which such subsidiary amalgamates or merges, or which acquires by transfer, sale or lease the properties and assets of such subsidiary substantially as an entirety, is organized under the laws of the United States or any state thereof or the District of Columbia, Bahamas, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of such subisidiary’s obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants.    In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends, to repurchase or redeem our capital stock;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	our ability to enter into sale and leaseback transactions.

Modification of the Indentures

Under the indentures, we and the relevant indenture trustee may amend the indentures, without the consent of any holder of the debt securities, to:

•	cure ambiguities, defects or inconsistencies;

•	comply with the covenant described under ‘‘— Merger and Sale of Assets’’;

•	add to our covenants or to those of our subsidiaries who may guarantee the debt securities for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities (and if such additional events of default are to be for the benefit of less than all series of debt securities, stating that such additional events of default are expressly being included solely for the benefit of such series);

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add additional guarantors of the debt securities;

•	secure the debt securities;

•	evidence the succession of another person to the Company or a subsidiary that guarantees the debt securities and the assumption of the covenants in the indentures and in the debt securities by such successor;

•	establish provisions with respect to conversion rights, if any;

•	appoint a successor indenture trustee under either indenture;

•	maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not adversely affect the rights of the holders in any material respect; or

•	to conform any provision of the indentures to the ‘‘Description of Debt Securities’’ contained in this prospectus or any similar section in any prospectus supplement relating to an offer of debt securities under the indentures.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate outstanding principal amount of the debt securities of a series or such other percentage as may be specified in the prospectus supplement, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of a debt security:

•	extend the fixed maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	change any obligation of ours to pay additional amounts;

•	change any obligation of ours to maintain an office or agency;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect the ranking on such debt securities;

•	adversely affect the right, if any, to convert such debt securities;

•	adversely affect the right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities;

•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver; or

•	with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities or any guarantees of our subsidiaries, in a manner which adversely affects the holders.

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•	our failure to perform for 60 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to merger and sale of assets;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $25,000,000;

•	if applicable, a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid;

•	certain events of bankruptcy, insolvency or reorganization, whether voluntary or not; and

•	any other event of default set forth in the applicable prospectus supplement.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare the entire principal amount, together with all accrued and unpaid interest and premium, if any, of each debt security of that series immediately due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under the indentures and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee reasonable security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance

After we have irrevocably deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series (‘‘legal defeasance and discharge’’). Legal defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (‘‘covenant defeasance’’). Any failure to comply with these obligations so released will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under ‘‘— Events of Default’’ will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money;

•     U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in an amount, in each case, sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium when due;

•	in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default with respect to the outstanding debt securities of that series may have occurred and be continuing at the time of such deposit after giving effect to the deposit and no default relating to bankruptcy or insolvency may have occurred and be continuing at any time on or before the 90th day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 90th day;

•	the legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound;

•	no event or condition exists that would prevent us from making payments of the principal of (and any premium) or interest on the debt securities of such series on the date of such deposit or at any time on or prior to the 90th day after the date of such deposit; and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities, subsidiary guarantees, if any, and the indentures will be governed by New York law.

Consent to Jurisdiction and Service

The indentures provide that we and each of our subsidiaries that guarantee our debt securities will appoint Puglisi & Associates as their agent for actions arising out of or relating to the applicable indenture, the debt securities or the related guarantees brought under Federal or state securities laws in any Federal or state court located in New York, New York and will submit to such jurisdiction. If for any reason Puglisi & Associates is unable to serve in such capacity, we will appoint another agent reasonably satisfactory to the indenture trustee.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the indenture trustee, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Transfer and Exchange

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred stock, common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

DESCRIPTION OF CAPITAL STOCK

Under our articles of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, of which 14,400,000 shares are issued and outstanding and fully paid as of the date of this prospectus, and 5,000,000 shares of blank check preferred stock, $.01 par value per share. All of our shares of stock are in registered form. As of December 31, 2006, there were 14,400,000 outstanding shares of common stock and no outstanding options or shares of preferred stock.

The following briefly summarizes the material terms of our capital stock. You should read the more detailed provisions of our Articles of Incorporation and Bylaws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in ‘‘Where You Can Find More Information.’’

Common Stock

As of December 31, 2006, we had 14,400,000 shares of common stock outstanding, out of 100,000,000 shares authorized to be issued. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without any further vote or action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to establish the terms and preferences of the shares of each series. The terms of any preferred stock that we issue will be set forth in a prospectus supplement. Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred stock in liquidation, including common stock. As of April 30, 2007, there were no shares of preferred stock outstanding.

Dividends

While we cannot assure you that we will do so, and subject to the limitations discussed below, we currently intend to declare and pay regular cash dividends on a quarterly basis from our net profits, in amounts the Board of Directors may from time to time determine are appropriate. We may, however, have to make provisions for vessel acquisitions and other liabilities that would reduce or eliminate the cash available for distribution as dividends. We declared and paid a dividend per share of $0.1875 in January, May, September and December of 2006 and in March and June of 2007. There can be no assurance that we will pay regular quarterly dividends in the future. Such dividends as we do pay may be in amounts less than the quarterly $0.1875 per share dividend we have paid in the past.

Declaration and payment of any dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our Board of Directors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the LPG carrier market, our earnings would be negatively affected thus limiting our ability to pay dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or if it would be rendered insolvent upon the payment thereof.

Marshall Islands Law and Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders. Under our bylaws, annual stockholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Board of Directors. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Directors.    Our directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. The Board of Directors may change the number of directors by a vote of a majority of the entire board. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us.

Dissenters’ Rights of Appraisal and Payment.    Under the Marshall Island’s Business Corporations Act (‘‘BCA’’), our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders’ Derivative Actions.    Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents

General

Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our stockholders, to issue up to 5,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our articles of incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors

Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by resolution of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the date on which we first mailed our proxy materials for the previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations

Although the BCA does not contain specific provisions regarding ‘‘business combinations’’ between companies organized under the laws of the Marshall Islands and ‘‘interested stockholders,’’ we have included these provisions in our articles of incorporation. Specifically, our articles of incorporation prohibit us from engaging in a ‘‘business combination’’ with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

•	persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

•	persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation’s outstanding voting stock at any time within three years before the date on which the person’s status as an interested stockholder is determined.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares; or

•	following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder; or

•	the stockholder was or became an interested stockholder prior to the consummation of our initial public offering.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as transfer agent and registrar for our common stock.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common stock and preferred stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common stock and preferred stock in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under ‘‘Book-Entry Procedures and Settlement’’.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•	The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•	You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•	You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•	If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•	If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary – banks, brokerage houses and other institutions that maintain securities accounts for customers – that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	DTC has ceased to be a clearing agency registered under the Exchange Act;

•	there shall have occurred and be continuing an event of default (as defined in the applicable indenture) with respect to such global security; or

•	we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 6,400,000 shares of common stock which may be sold by or on behalf of selling stockholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a supplement to this prospectus. The 6,400,000 shares of common stock were issued by us in transactions exempt from the registration requirements of the Securities Act. The selling stockholders, including their respective transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the 6,400,000 shares of common stock pursuant to this prospectus, as supplemented.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents,

•	to or through one or more underwriters on a firm commitment or best efforts basis,

•	through put or call option transactions relating to the securities,

•	through broker-dealers (acting as agent or principal),

•	directly to purchasers, through a specific bidding or auction process or otherwise, or

•	through a combination of any such methods of sale.

The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers,

•	any securities exchanges on which the securities may be listed, and

•	the names of any selling securityholders and the number or amount of securities being offered by them.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with the guidelines of the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling stockholders or from the purchasers of the securities. Any selling stockholders and dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any selling stockholders or such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, any selling stockholder or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling stockholder may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or a selling stockholder to indemnification by us or the selling stockholder against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us and/or the selling stockholder to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Under the securities laws of some jurisdictions, the securities offered by this prospectus may be sold in those jurisdictions only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we or a selling stockholder will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or a selling stockholder at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, common stock may be issued upon conversion of or in exchange for debt securities or preferred stock.

Each series of offered securities, other than the common stock which is listed on the Nasdaq Global Market, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

In connection with the sales of the common stock, a selling stockholder may enter into forward sale or hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. A selling stockholder may also sell short the common stock and deliver common stock to close out short positions, or loan or pledge the common stock to broker-dealers or others that, in turn, may sell the common stock.

Any shares of common stock that qualify for sale pursuant to Rule 144 of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we or a selling stockholder makes sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us or a selling stockholder of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

One or more firms, referred to as ‘‘remarketing firms,’’ may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us or a selling stockholder. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or a selling stockholder and will describe the remarketing firm’s compensation. Remarking firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us or any selling stockholder to indemnification by us or such selling stockholder against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us or a selling stockholder in the ordinary course of business.

Issuer Forward Sale.    We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Share Borrow Facility.    We or a selling stockholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

LEGAL MATTERS

The validity of the common stock that may be offered by this prospectus is being passed upon for us by Watson, Farley & Williams (New York) LLP. The validity of the guarantees of our debt securities by our subsidiaries who may guarantee our debt securities is being passed upon for us by Watson, Farley & Williams (New York) LLP as to matters of Marshall Islands law, Gauci Maistre & Gauci Maistre as to matters of Maltese law and Emilios Lemonaris – Barrister at Law as to matters of Cypriot law. Certain matters of New York law are being passed on by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of StealthGas Inc. appearing in StealthGas Inc.’s Annual Report on Form 20-F for the year ended December 31, 2006, have been audited Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as indicated in their report with respect thereto, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

7,200,000 Shares

StealthGas Inc.

Common Stock

PROSPECTUS SUPPLEMENT

July 17, 2007

Citi

Cantor Fitzgerald & Co.

Johnson Rice & Company L.L.C.

Morgan Keegan & Company, Inc.

DVB Capital Markets

Scotia Capital